Exhibit 99.1

2012 Annual Report

Wynn Macau, Limited

(incorporated in the Cayman Islands with limited liability)

Stock Code :1128

*	for identification purposes only

2	Corporate Information
4	Highlights
5	Management Discussion and Analysis

26 Directors and Senior Management

Contents

37 Report of the Directors

59 Corporate Governance Report

74 Independent Auditors’ Report

76 Financial Statements 170 Financial Summary 171 De? nitions 177 Glossary

2 Wynn Macau, Limited

Corporate Information

BOARD OF DIRECTORS

Executive Directors

Mr. Stephen A. Wynn *(Chairman of the Board)*
Ms. Linda Chen
Mr. Ian Michael Coughlan

Non-Executive Directors

Mr. Matthew O. Maddox
(appointed on 28 March 2013)
Mr. Marc D. Schorr
(retired on 28 March 2013)
Dr. Allan Zeman, *GBM, GBS, JP*
(Vice-chairman of the Board)

Independent Non-Executive Directors

Mr. Jeffrey Kin-fung Lam, *GBS, JP*
Mr. Bruce Rockowitz
Mr. Nicholas Sallnow-Smith

AUDIT COMMITTEE

Mr. Nicholas Sallnow-Smith *(Chairman)*
Mr. Bruce Rockowitz
Dr. Allan Zeman, *GBM, GBS, JP*

REMUNERATION COMMITTEE

Mr. Nicholas Sallnow-Smith *(Chairman)*
Mr. Jeffrey Kin-fung Lam, *GBS, JP*
Mr. Matthew O. Maddox
(appointed on 28 March 2013)
Mr. Bruce Rockowitz
Mr. Marc D. Schorr
(retired on 28 March 2013)

NOMINATION AND CORPORATE GOVERNANCE COMMITTEE

Mr. Jeffrey Kin-fung Lam, *GBS, JP (Chairman)*
Mr. Nicholas Sallnow-Smith
Dr. Allan Zeman, *GBM, GBS, JP*

COMPANY SECRETARY

Ms. Kwok Yu Ching, *FCIS, FCS*
(resigned on 28 February 2013)
Ms. Ho Wing Tsz Wendy, *FCIS, FCS*
(appointed on 28 February 2013)

AUTHORIZED REPRESENTATIVES

Dr. Allan Zeman, *GBM, GBS, JP*
Ms. Kwok Yu Ching, *FCIS, FCS*
(resigned on 28 February 2013)
Ms. Ho Wing Tsz Wendy, *FCIS, FCS*
(appointed on 28 February 2013)
(Mrs. Seng Sze Ka Mee, Natalia as alternate)

AUDITORS

Ernst & Young
Certified Public Accountants

LEGAL ADVISORS

As to Hong Kong and U.S. laws:
Skadden, Arps, Slate, Meagher & Flom

As to Hong Kong law:
Mayer Brown JSM

As to Macau law:
Alexandre Correia da Silva

As to Cayman Islands law:
Maples and Calder

Annual Report 2012 3

Corporate Information

REGISTERED OFFICE HONG KONG SHARE REGISTRAR

P.O. Box 309 Computershare Hong Kong Investor Ugland House Services Limited Grand Cayman KY1-1104 STOCK CODE

Cayman Islands 1128

HEADQUARTERS IN MACAU COMPANY WEBSITE

Rua Cidade de Sintra www.wynnmacaulimited.com NAPE, Macau SAR

PRINCIPAL PLACE OF BUSINESS IN HONG KONG

Level 28, Three Paci? c Place

1	Queen’s Road East Hong Kong

PRINCIPAL SHARE REGISTRAR AND TRANSFER OFFICE

Appleby Trust (Cayman) Limited

4	Wynn Macau, Limited

Highlights

FINANCIAL HIGHLIGHTS

For the year ended

31 December

2012 2011

HK$ HK$

(in thousands,

except per share amounts

or otherwise stated)

Casino revenues 26,706,712 27,755,965

Other revenues 1,745,512 1,742,127

EBITDA 7,737,793 7,951,286

Pro?t attributable to owners 6,439,693 5,921,013

Earnings per Share — basic and diluted (HK$) 1.24 1.14

KEY SHAREHOLDER DATES FOR 2013

Annual general meeting May 2013

Release of announcement of interim results in respect of the August 2013 six months ending 30 June 2013

Release of interim report in respect of the six months ending 30 June 2013 September 2013

Annual Report 2012 | 5

Management Discussion and Analysis

OVERVIEW

Wynn Macau opened to the public on 6 September 2006 at the center of casino activities on the urban Macau peninsula. In December 2007 and November 2009, Wynn Macau completed expansions, adding more gaming space and additional food and beverage and retail amenities. Encore at Wynn Macau, a further expansion of Wynn Macau that added a fully integrated resort hotel, opened in April 2010.

Our Macau resort complex features:

- Approximately 275,000 square feet of casino space, offering 24-hour gaming and a full range of games, including private gaming salons, sky casinos and a poker pit;
- Two luxury hotel towers with a total of 1,008 spacious rooms and suites;
- Casual and fine dining in eight restaurants;
- Approximately 55,000 square feet of high-end, brand-name retail shopping, including stores and boutiques such as Bvlgari, Cartier, Chanel, Dior, Dunhill, Ermenegildo Zegna, Ferrari, Giorgio Armani, Graff, Gucci, Hermes, Hugo Boss, Jaeger LeCoultre, Louis Vuitton, Miu Miu, Piaget, Prada, Roger Dubuis, Rolex, Tiffany, Tudor, Vacheron Constantin, Van Cleef & Arpels, Versace, Vertu, and others;
- Recreation and leisure facilities, including two health clubs and spas, a salon, a pool; and
- Lounges and meeting facilities.

The following table presents the number of casino games available at our Macau Operations:

	As at 31 December	
	2012	2011
VIP table games	**289**	295
Mass market table games	**205**	195
Slot machines	**988**	930
Poker tables	**10**	11

In response to on-going evaluation of our operations and feedback from our guests, we have been, and will continue to make enhancements and refinements to our resort complex.

6	Wynn Macau, Limited

Management Discussion and Analysis

Cotai Development

In September 2011, the Group formally accepted the terms and conditions of a draft land concession contract from the Macau Government for approximately 51 acres of land in the Cotai area of Macau (the “Cotai Land”). On 2 May 2012, the land concession contract was gazetted by the government of Macau evidencing the fi nal step in the granting of the land concession for the Cotai Land. The Group is constructing a full scale integrated resort containing a casino, luxury hotel, convention, retail, entertainment and food and beverage offerings on the Cotai Land. The Group estimates the project budget to be in the range of approximately HK$27.2 billion to HK$31.0 billion. The Group expects to set a guaranteed maximum price for the project construction costs in the fi rst half of 2013. The Group expects to open the resort in Cotai during the ? rst half of 2016.

The initial term of the land concession contract is 25 years from 2 May 2012, and it may be renewed with government approval for successive periods. The total land premium payable, including interest as required by the land concession contract, is MOP1,547.4 million (approximately HK$1,502.4 million). An initial payment of MOP500 million (approximately HK$485.4 million) was paid in December 2011. The Group will make eight additional semi-annual payments of approximately MOP130.9 million (approximately HK$127.1 million) each (including required interest at 5%). The fi rst payment was made in November 2012. The land concession contract also requires that WRM, as a gaming concessionaire operate and manage gaming operations on the Cotai Land.

As of 31 December 2012, with respect to the Cotai Land, the Group has recorded an obligation and related asset with HK$216.5 million included as a current liability and HK$590.6 million included as a long-term liability. The Group will also be required to make annual lease payments of MOP6.2 million (approximately HK$6.0 million) during the development period and annual payments of approximately MOP8.6 million (approximately HK$8.4 million) once development is completed.

Cotai Land Contract

On 10 May 2012, the Group made a US$50 million (approximately HK$389 million) payment to an unrelated third party in consideration of that party’s relinquishment of certain rights in and to any future development on the Cotai Land. The Group had previously disclosed the requirement to make this payment. The Group accrued this US$50 million (approximately HK$389 million) obligation as a current liability included in other accrued liabilities as of 31 December 2011, when the Group accepted the draft land concession from the Macau Government.

Annual Report 2012 7

Management Discussion and Analysis

Macau

Macau, which was a territory under Portuguese administration for approximately 450 years, was transferred from Portuguese to Chinese political control in December 1999. Macau is governed as a special administrative region of China and is located approximately 37 miles southwest of, and approximately one hour away via ferry from, Hong Kong. Macau, which has been a casino destination for more than 40 years, consists principally of a peninsula on mainland China, and two neighboring islands, Taipa and Coloane. We believe that Macau is located in one of the world’s largest concentrations of potential customers. According to Macau Statistical Information, casinos in Macau generated approximately HK$295.3 billion in gaming revenue during the year ended 31 December 2012, an increase of approximately 13.5% over the approximate HK$260.1 billion generated in the year ended 31 December 2011, making Macau the largest gaming market in the world.

FACTORS AFFECTING OUR RESULTS OF OPERATIONS AND FINANCIAL CONDITION

Tourism

The levels of tourism and overall gaming activities in Macau are key drivers of our business. Both the Macau gaming market and visitation to Macau have grown signi? cantly in the last few years except that tourist arrivals to Macau remained stable in 2012 as compared to 2011. We have bene? ted from the rise in visitation to Macau over the past several years.

Macau’s gaming market is primarily dependent on tourists. Tourist arrivals of 28.0 million in 2012 were fl at compared to 2011. The Macau market has experienced tremendous growth in capacity since the opening of Wynn Macau. As at 31 December 2012, there were 26,069 hotel rooms and 5,485 table games in Macau, compared to 12,978 hotel rooms and 2,762 table games as at 31 December 2006.

Gaming customers traveling to Macau typically come from nearby destinations in Asia including mainland China, Hong Kong, Taiwan, South Korea and Singapore. According to the Macau Statistics and Census Service Monthly Bulletin of Statistics, approximately 89% of visitors to Macau for the year ended 31 December 2012 were from mainland China, Hong Kong and Taiwan.

Tourism levels in Macau are affected by a number of factors, all of which are beyond our control. Key factors affecting tourism levels in Macau may include, among others:

• Prevailing economic conditions in mainland China and Asia;

• Various countries’ policies on currency restrictions and the issuance of travel visas that may be in place from time to time could affect travel to Macau;

8	Wynn Macau, Limited

Management Discussion and Analysis

• Competition from other destinations which offer gaming and leisure activities;

• Occurrence of natural disasters and disruption of travel; and

• Possible outbreaks of infectious disease.

Economic and Operating Environment

Our operating environment remained stable in 2012. However, economic conditions can have a signi? cant impact on our business. A number of factors, including a slowdown in the global economy, contracting credit markets, reduced consumer spending, various countries’ policies that affect travel to Macau and any outbreak of infectious diseases can negatively impact the gaming industry in Macau and our business.

Competition

Since the liberalization of Macau’s gaming industry in 2002, there has been a signifi cant increase in the number of casino properties in Macau. Currently, there are six gaming operators in Macau, including WRM. The three concessionaires are WRM, SJM, and Galaxy which opened Galaxy Macau, a major resort in the Cotai area, in 2011. The three subconcessionaires are Melco Crown, MGM Macau, and Venetian Macau which opened Sands Cotai Central in 2012 in the Cotai area. As at 31 December 2012, there were approximately 35 casinos in Macau, including 20 operated by SJM. Each of the current six operators has operating casinos and expansion plans announced or underway.

Wynn Macau faces competition from casinos located in other areas of Asia, such as Resorts World Sentosa and Marina Bay Sands, respectively, in Singapore and Genting Highlands Resort located outside of Kuala Lumpur, Malaysia. Wynn Macau also faces competition from casinos in the Philippines where several major casino resorts are scheduled to open over the next few years. Wynn Macau encounters competition from other major gaming centers located around the world, including Australia and Las Vegas, cruise ships in Asia that offer gaming, and other casinos throughout Asia. Further, if current efforts to legalize gaming in other Asian countries are successful, Wynn Macau will face additional regional competition.

Gaming Promoters

A signi? cant amount of our casino play is brought to us by gaming promoters. Gaming promoters have historically played a critical role in the Macau gaming market and are important to our casino business.

Annual Report 2012 9

Management Discussion and Analysis

Gaming promoters introduce premium VIP players to Wynn Macau and often assist those clients with their travel and entertainment arrangements. In addition, gaming promoters often grant credit to their players. In exchange for their services, Wynn Macau generally pays the gaming promoters a commission which is a percentage of the gross gaming win generated by each gaming promoter. Approximately 80% of these commissions are netted against casino revenues, because such commissions approximate the amount of the commission returned to the VIP players by the gaming promoters, and approximately 20% of these commissions are included in other operating expenses, which approximate the amount of the commission ultimately retained by the gaming promoters as compensation. The total amount of commissions paid to promoters and netted against casino revenues was HK$7.5 billion and HK$8.1 billion for the years ended 31 December 2012 and 2011, respectively. Commissions decreased 6.5% for the year ended 31 December 2012 compared to the year ended 31 December 2011, due to decreased volumes of play generated by gaming promoters and a lower win percentage.

We typically advance commissions to gaming promoters at the beginning of each month to facilitate their working capital requirements. These advances are provided to a gaming promoter and are offset by the commissions earned by such gaming promoter during the applicable month. The aggregate amounts of exposure to our gaming promoters, which is the difference between commissions advanced to each individual gaming promoter, and the commissions payable to each such gaming promoter, were HK$646.5 million and HK$367.1 million as at 31 December 2012 and 2011, respectively. At the end of each month, any commissions outstanding are cleared no later than the fi fth day of the succeeding month and prior to the advancement of any further funds to a gaming promoter. We believe we have developed strong relationships with our gaming promoters. Our commission percentages have remained stable throughout our operating history.

In addition to commissions, gaming promoters each receive a monthly complimentary allowance based on a percentage of the turnover their clients generate. The allowance is available for room, food and beverage and other products and services for discretionary use with the gaming promoter’s clients.

Premium Credit Play

We selectively extend credit to our VIP players contingent upon our marketing team’s knowledge of the players, their fi nancial background and payment history. We follow a series of credit procedures and require from each credit recipient various signed documents that are intended to ensure among other things that, if permitted by applicable law, the debt can be legally enforced in the jurisdiction where the player resides. In the event the player does not reside in a jurisdiction where gaming debts are legally enforceable, we can attempt to assert jurisdiction over assets the player maintains in jurisdictions where gaming debts are recognized. In addition, we typically require a check in the amount of the applicable credit line from credit players, collateralizing the credit we grant to a player.

10 Wynn Macau, Limited

Management Discussion and Analysis

Number and Mix of Table Games and Slot Machines

The mix of VIP table games, mass table games and slot machines in operation at our resort changes from time to time as a result of marketing and operating strategies in response to changing market demand and industry competition. The shift in the mix of our games will affect casino pro? tability.

ADJUSTED EBITDA

Adjusted EBITDA is earnings before ? nance costs, taxes, depreciation, amortization, pre-opening costs, property charges and other, share-based payments, and other non-operating income and expenses. Adjusted EBITDA is presented exclusively as a supplemental disclosure because our Directors believe that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Our Adjusted EBITDA presented herein also differs from the Adjusted EBITDA presented by Wynn Resorts, Limited for its Macau segment in its ? lings with the SEC, primarily due to the inclusion of royalty fees, adjustments for IFRS differences with U.S. GAAP, corporate support and other support services in arriving at operating pro? t.

The following table sets forth a quantitative reconciliation of Adjusted EBITDA to its most directly comparable IFRS measurement, operating pro? t, for the years ended 31 December 2012 and 2011.

For the year ended

31 December

2012 2011

HK$ HK$

(in thousands)

Operating pro?t 6,697,507 5,982,291

Add

Depreciation and amortization 918,929 1,016,421

Pre-opening costs 3,610 —

Property charges and other 49,071 865,853

Share-based payments 20,567 49,196

Wynn Macau, Limited corporate expenses 48,109 37,525

Adjusted EBITDA 7,737,793 7,951,286

Annual Report 2012 | 11

Management Discussion and Analysis

REVIEW OF HISTORICAL OPERATING RESULTS

Summary Breakdown Table

The following table presents certain selected statement of comprehensive income line items and certain other data.

	For the year ended 31 December	
	2012	2011
	HK$	HK$
	(in thousands, except for averages, daily win figures and number of tables and slot machines)	
Total casino revenues[1]	**26,706,712**	27,755,965
Rooms[2]	**143,061**	140,464
Food and beverage[2]	**185,109**	188,157
Retail and other[2]	**1,417,342**	1,413,506
Total operating revenues	**28,452,224**	29,498,092
VIP table games turnover	**925,181,552**	958,373,801
VIP gross table games win[1]	**26,294,331**	28,055,558
Mass market table games drop	**21,448,092**	21,559,019
Mass market gross table games win[1]	**6,539,887**	6,132,171
Slot machine handle	**36,445,817**	42,044,263
Slot machine win[1]	**1,916,505**	2,157,439
Average number of gaming tables[3]	**489**	481
Daily gross win per gaming table[4]	**183,511**	194,862
Average number of slots[3]	**941**	999
Average daily win per slot[4]	**5,567**	5,916

12 Wynn Macau, Limited

Management Discussion and Analysis

Notes:

(1) Total casino revenues do not equal the sum of “VIP gross table games win,” “mass market gross table games win” and “slot machine win” because casino revenues are reported net of the relevant commissions and discounts. The following table presents a reconciliation of the sum of “VIP gross table games win,” “mass market gross table games win” and “slot machine win” to total casino revenues.

For the year ended

31 December

2012 2011

HK$ HK$

(in thousands)

VIP gross table games win 26,294,331 28,055,558

Mass market gross table games win 6,539,887 6,132,171

Slot machine win 1,916,505 2,157,439

Poker revenues 151,395 125,260

Commissions and discounts (8,195,406) (8,714,463)

Total casino revenues 26,706,712 27,755,965

(2)	Promotional allowances are excluded from revenues in the accompanying consolidated statement of comprehensive income prepared in accordance with IFRS. Management also evaluates non-casino revenues on an adjusted basis.

The following table presents a reconciliation of net non-casino revenues as reported in our consolidated statement of comprehensive income to gross non-casino revenues calculated on the adjusted basis. The adjusted non-casino revenues as presented below are used for management reporting purposes and are not representative of revenues as determined under IAS 18.

Annual Report 2012 13

Management Discussion and Analysis

For the year ended

31 December

2012 2011

HK$ HK$

(in thousands)

Room revenues 143,061 140,464

Promotional allowances 769,782 778,438

Adjusted room revenues 912,843 918,902

Food and beverage revenues 185,109 188,157

Promotional allowances 571,096 536,053

Adjusted food and beverage revenues 756,205 724,210

Retail and other revenues 1,417,342 1,413,506

Promotional allowances 51,810 37,486

Adjusted retail and other revenues 1,469,152 1,450,992

(3) For purposes of this table, we calculate average number of gaming tables and average number of slots as the average number of gaming tables and slot machines in service on each day in the year.

(4) Daily gross win per gaming table and daily win per slot are presented in this table on the basis of the average number of gaming tables and average number of slots, respectively, over the number of days Wynn Macau and Encore were open in the applicable year. In addition, the total table games win ? gures used herein do not correspond to casino revenues ? gures in our ? nancial statements, because ? gures in our ? nancial statements are calculated net of commissions and discounts and the total table games win herein is calculated before commissions and discounts.

Discussion of Results of Operations

Financial results for the year ended 31 December 2012 compared to ? nancial results for the year ended 31 December 2011

Operating Revenues

Total operating revenues decreased by 3.5% from HK$29.5 billion in 2011 to HK$28.5 billion in 2012. This decrease was primarily due to lower overall gaming volumes and a lower win percentage in our VIP casino during 2012 compared to 2011.

14 Wynn Macau, Limited

Management Discussion and Analysis

Casino Revenues

Casino revenues decreased by 3.8%, from HK$27.8 billion (94.1% of total operating revenues) in 2011 to HK$26.7 billion (93.9% of total operating revenues) in 2012. The components and reasons are as follows:

VIP casino gaming operations. VIP gross table games win decreased by 6.3%, from HK$28.1 billion in 2011 to HK$26.3 billion in 2012. VIP table games turnover decreased by 3.5%, from HK$958.4 billion in 2011 to HK$925.2 billion in 2012. VIP gross table games win as a percentage of turnover (calculated before discounts and commissions) decreased from 2.93% in 2011 to 2.84% in 2012 (win percentages are within the expected range of 2.7% to 3.0%).

Mass market casino gaming operations. Mass market gross table games win increased by 6.6%, from HK$6.1 billion in 2011 to HK$6.5 billion in 2012. Mass market table games drop remained essentially fl at from HK$21.6 billion in 2011 to HK$21.4 billion in 2012. The mass market gross table games win percentage (calculated before discounts) was 28.4% in 2011 compared to 30.5% in 2012, which was higher than the expected win percentage range of 28.0% to 30.0%. We have increased our expected mass market range to 28.0% to 30.0% based on our experience since the opening of Encore.

Slot machine gaming operations. Slot machine win decreased by 11.2% from HK$2.2 billion in 2011 to HK$1.9 billion in 2012. Slot machine handle decreased by 13.3%, from HK$42.0 billion in 2011 to HK$36.4 billion in 2012. Slot machine win per unit per day decreased by 5.9% from HK$5,916 in 2011 to HK$5,567 in 2012. Slot machine win, slot machine handle and slot machine win per unit per day decreased primarily due to increased competition in the premium slot segment.

Non-casino Revenues

Net non-casino revenues, which include room, food and beverage and retail revenues, remained essentially ? at from HK$1,742.1 million (5.9% of total operating revenues) in 2011 to HK$1,745.5 million (6.1% of total operating revenues) in 2012.

Rooms. Our room revenues, which exclude promotional allowances in our consolidated statement of comprehensive income, increased by 1.8% from HK$140.5 million in 2011 to HK$143.1 million in 2012.

Annual Report 2012 | 15

Management Discussion and Analysis

Management also evaluates room revenues on an adjusted basis which include promotional allowances. Adjusted room revenues including promotional allowances remained essentially flat from HK$918.9 million in 2011 to HK$912.8 million in 2012.

The following table presents additional information about our adjusted room revenues (which include promotional allowances):

Adjusted room revenues information

	For the year ended 31 December	
	2012	2011
Adjusted Average Daily Rate (includes promotional allowances of HK$2,071 in 2012 and HK$2,084 in 2011)	**HK$2,447**	HK$2,450
Occupancy	**93.0%**	91.8%
Adjusted REVPAR (includes promotional allowances of HK$1,925 in 2012 and HK$1,913 in 2011)	**HK$2,275**	HK$2,249

Food and beverage. Food and beverage revenues, which exclude promotional allowances in our consolidated statement of comprehensive income, totaled HK$185.1 million in 2012, a 1.6% decrease from 2011 revenues of HK$188.2 million. The decrease reflects lower business volumes.

Management also evaluates food and beverage revenues on an adjusted basis including promotional allowances. Food and beverage revenues in 2012 adjusted to include these promotional allowances were HK$756.2 million, a 4.4% increase from 2011 adjusted revenues of HK$724.2 million. The increase is due to a higher portion of our food and beverage services being provided on a complimentary basis in 2012 compared to 2011 to meet demand from our VIP clients and high limit mass market customers.

Retail and other. Our retail and other revenues, which exclude promotional allowances in our consolidated statement of comprehensive income, remained essentially flat from HK$1,413.5 million in 2011 to HK$1,417.3 million in 2012.

16 Wynn Macau, Limited

Management Discussion and Analysis

Management also evaluates retail and other revenues on an adjusted basis which includes promotional allowances. Adjusted retail and other revenues including promotional allowances increased by 1.3% from HK$1,451.0 million in 2011 to HK$1,469.2 million in 2012. The increase is due to a higher amount of complimentary goods and services provided to VIP clients and high limit mass market customers.

Operating Costs and Expenses

Gaming taxes and premiums. Gaming taxes and premiums decreased by 4.2%, from HK$14.4 billion in 2011 to HK$13.8 billion in 2012. This decrease was due to decreased gross gaming win in 2012 compared to 2011. Wynn Macau is subject to a 35% gaming tax on gross gaming win. In addition, Wynn Macau is also required to pay 4% of its gross gaming win as contributions for public development and social facilities.

Staff costs. Staff costs increased from HK$2.1 billion in 2011 to HK$2.2 billion in 2012. The increase was primarily due to the salary increases implemented in 2012.

Other operating expenses. Other operating expenses decreased by 7.6%, from HK$5.2 billion in 2011 to HK$4.8 billion in 2012. The decrease in other operating costs was primarily due to lower business volume related expenses such as gaming promoters’ commissions, cost of sales and royalty fees. In addition, during 2012, the Group evaluated its reserve estimates based on the results of historical collection patterns and current collection trends. As a result, the Group revised its estimates and recorded a HK$165 million credit against its provision for doubtful accounts which decreased the provision for doubtful accounts for the year to a net HK$1.5 million credit.

Depreciation and amortization. Depreciation and amortization decreased by 9.6% from HK$1,016.4 million in 2011 to HK$918.9 million in 2012. This decrease was primarily due to assets with a 5-year life being fully depreciated as of September 2011.

Property charges and other. Property charges and other decreased from HK$865.9 million in 2011 to HK$49.1 million in 2012. Included in property charges and other for the year ended

31 December 2011 is a charge of HK$831.1 million refl ecting the present value of a charitable contribution made by WRM to the University of Macau Development Foundation. This contribution consists of a MOP200.0 million (approximately HK$194.2 million) payment made in May 2011, and a commitment for additional donations of MOP80.0 million (approximately HK$77.7 million) each year for the calendar years 2012 through 2022 inclusive, for a total of MOP1,080.0 million (approximately HK$1,048.5 million). The amount refl ected in our accompanying consolidated statement of comprehensive income has been discounted using our current estimated borrowing rate over the time period of the remaining committed payments. Other charges in each period represent gain/

Annual Report 2012 17

Management Discussion and Analysis

loss on the sale of equipment as well as costs related to assets retired or abandoned as a result of renovating certain assets of Wynn Macau in response to customer preferences and changes in market demand.

As a result of the foregoing, total operating costs and expenses decreased by 7.5%, from HK$23.5 billion in 2011 to HK$21.8 billion in 2012.

Finance Revenues

Finance revenues increased from HK$49.1 million in 2011 to HK$83.8 million in 2012. The increase is mainly due to higher cash balances during 2012. During 2012 and 2011, our short-term investment strategy has been to preserve capital while retaining suffi cient liquidity. While we have recently invested in certain corporate debt securities which contributed to the increase in interest income, the majority of our short-term investments are primarily in ? xed deposits with a maturity of three months or less.

Finance Costs

Finance costs increased by 13.5%, from HK$259.4 million in 2011 to HK$294.3 million in 2012. Finance costs increased in 2012 primarily due to the increase in amounts outstanding under the Amended Wynn Macau Credit Facility.

Interest Rate Swaps

As required under the terms of our various credit facilities, we have entered into agreements which swap a portion of the interest on our loans from ? oating to ? xed rates. These transactions do not qualify for hedge accounting.

Changes in the fair value of our interest rate swaps are recorded as an increase or decrease in swap fair value during each year. We recorded a loss of HK$9.8 million for 2012 resulting from the decrease in the fair value of our interest rate swaps in 2012. We recorded a gain of HK$80.4 million in 2011 resulting from the increase in the fair value of our interest rate swaps in 2011.

Income Tax (Expense) Bene? t

In 2012, our income tax expense was HK$15.0 million compared to an income tax benefi t of HK$26.8 million in 2011. Our 2012 current income tax expense primarily relates to income tax expense of our subsidiaries owning WRM’s shares under the WRM Shareholder Dividend Tax Agreement. Our current income tax benefi t for 2011 primarily relates to the reversal of HK$41.8 million reserve previously established for potential tax assessments for years 2006 and before, which has closed and income tax expense of HK$15.0 million for our subsidiaries owning WRM’s shares under the WRM Shareholder Dividend Tax Agreement.

18 Wynn Macau, Limited

Management Discussion and Analysis

Net Profit Attributable to Owners of the Company

As a result of the foregoing, net profit attributable to owners of the Company increased by 8.8%, from HK$5.9 billion in 2011 to HK$6.4 billion in 2012.

LIQUIDITY AND CAPITAL RESOURCES

Capital Resources

Since Wynn Macau opened in 2006, we have generally funded our working capital and recurring expenses as well as capital expenditures from cash flow from operations and cash on hand.

Our cash balances at 31 December 2012 were HK$10.5 billion. Such cash is available for operations, new development activities and enhancements to Wynn Macau and Encore. In addition, we have HK$768.7 million of restricted cash for Cotai related construction and development costs.

On 31 July 2012. WRM expanded its availability under its senior secured bank facility to US$2.3 billion (approximately HK$17.9 billion) equivalent consisting of a US$750 million (approximately HK$5.8 billion) equivalent fully funded senior secured term loan facility and a US$1.55 billion (approximately HK$12.1 billion) equivalent senior secured revolving credit facility. WRM also has the ability to upsize the total senior secured facilities by an additional US$200 million (approximately HK$1.6 billion) pursuant to the terms and provisions of the Amended Wynn Macau Credit Facilities. Borrowings under the Amended Wynn Macau Credit Facilities, specifically the fully funded term loan, were used to refinance WRM's existing indebtedness. Future borrowings under the Amended Wynn Macau Credit Facilities will be used to fund the design, development, construction and pre-opening expenses of Wynn Cotai and for general corporate purposes.

Investments

As at 31 December 2012, the Group had net investments in Offshore RMB denominated debt securities with maturities of up to two years that amounted to Offshore RMB338.7 million (approximately HK$421.8 million) compared to RMB415.6 million (approximately HK$508.8 million) as at 31 December 2011.

Annual Report 2012 19

Management Discussion and Analysis

Gearing Ratio

The gearing ratio is a key indicator of our Group’s capital structure. The gearing ratio is net debt divided by total capital plus net debt. The table below presents the calculation of our gearing ratio as at 31 December 2012 and 2011.

As at 31 December

2012 2011

HK$ HK$

(in thousands

except for percentages)

Interest-bearing bank loans, net 5,493,770 4,803,466

Accounts payable 968,737 1,050,345

Land premium payable 807,104 911,433

Other payables and accruals 5,440,748 6,236,877

Amounts due to related companies 230,930 158,188

Other liabilities 128,433 135,396

Less:cash and cash equivalents (10,475,370) (5,156,725)

restricted cash and cash equivalents (768,654) —

Net debt 1,825,698 8,138,980

Equity 10,500,670 4,028,443

Total capital 10,500,670 4,028,443

Capital and net debt 12,326,368 12,167,423

Gearing ratio 14.8% 66.9%

20 Wynn Macau, Limited

Management Discussion and Analysis

Cash Flows

The following table presents a summary of the Group's cash flows for the years ended 31 December 2012 and 2011.

	For the year ended 31 December	
	2012 HK$	2011 HK$
	(in millions)	
Net cash generated from operating activities	**7,081.7**	9,417.1
Net cash used in investing activities	**(2,078.7)**	(1,505.5)
Net cash from (used in) financing activities	**299.0**	(6,607.5)
Net increase in cash and cash equivalents	**5,302.0**	1,304.1
Cash and cash equivalents at beginning of year	**5,156.7**	3,819.1
Effect of foreign exchange rate changes, net	**16.7**	33.5
Cash and cash equivalents at end of year	**10,475.4**	5,156.7

Net cash generated from operating activities

Our net cash generated from operating activities is primarily affected by operating profit generated by our Macau Operations and changes in our working capital. Net cash from operating activities was HK$7.1 billion in 2012 compared to HK$9.4 billion in 2011.

Operating profit was HK$6.7 billion in 2012 compared to HK$6.0 billion in 2011.

Net cash used in investing activities

Net cash used in investing activities was HK$2.1 billion in 2012, compared to HK$1.5 billion in 2011. Major expenditures made in 2012 included capital expenditures of HK$1.1 billion related to Cotai Land improvement costs and renovations to enhance and refine the Macau Operations and a HK$389.0 million payment to an unrelated third party in consideration of that party's relinquishment of certain rights in and to any future development of the Cotai Land. Major expenditures made in 2011 included the purchase of debt securities denominated in offshore RMB amounting to HK$518.7 million, the down payment of HK$485.4 million made in December 2011 with respect to the Cotai Land premium and capital expenditures of HK$445.3 million related primarily to renovation projects to enhance and refine the Macau operations.

Annual Report 2012 | 21

Management Discussion and Analysis

Net cash from (used in) financing activities

Net cash from financing activities was HK$299.0 million during 2012 compared to HK$6.6 billion net cash used in financing activities during 2011. The increase in cash from financing activities was due to the HK$1.0 billion net proceeds from the refinancing of the Wynn Macau Credit Facility in July 2012. In addition, no dividend was paid in 2012 compared to the HK$6.2 billion special dividend payment made in 2011.

Indebtedness

The following table presents a summary of our indebtedness as at 31 December 2012 and 2011.

Indebtedness information

	As at 31 December	
	2012	2011
	HK$	HK$
	(in thousands)	
Senior revolving credit facility	**—**	1,168,844
Senior term loan facility	**5,838,167**	3,708,975
Less: debt financing costs, net	**(344,397)**	(74,353)
Total interest-bearing bank loans, net	**5,493,770**	4,803,466

The Group had approximately HK$12.1 billion available to draw under the Amended Wynn Macau Credit Facilities as at 31 December 2012.

Wynn Macau Credit Facilities

Overview

As at 31 December 2012, WRM's credit facilities consisted of HK$17.9 billion in a combination of Hong Kong dollar and U.S. dollar facilities, including a HK$5.8 billion fully funded senior term loan facility and a HK$12.1 billion senior revolving credit facility. The facilities, specifically the fully funded term loan, were used to refinance WRM's existing indebtedness. Future borrowings under the facilities may be used for a variety of purposes, including investment in our Cotai project, further enhancements at our resort, and general corporate purposes.

22 Wynn Macau, Limited

Management Discussion and Analysis

As at 31 December 2012, the senior revolving credit facility was undrawn, and we had total bank borrowings under the senior term loan facility of HK$5.8 billion, of which HK$1.9 billion was denominated in U.S. dollars and HK$3.9 billion was denominated in Hong Kong dollars.

The term loans under the previous Wynn Macau Credit Facilities had June 2014 maturities, but were re? nanced as part of the Amended Wynn Macau Credit Facilities. The revolving loans under the previous Wynn Macau Credit Facilities matured in June 2012.

On 31 July 2012, WRM entered into the Amended Wynn Macau Credit Facilities and appointed Bank of China Limited, Macau Branch as facilities agent, intercreditor agent and security agent. The Amended Wynn Macau Credit Facilities and related agreements took effect on 31 July 2012 and expanded availability under WRM’s senior bank facility to US$2.3 billion equivalent (approximately HK$17.9 billion), consisting of a US$750 million equivalent (approximately HK$5.8 billion) fully funded senior term loan facility and a US$1.55 billion equivalent (approximately HK$12.1 billion) senior revolving credit facility. There is also an option to upsize the total senior secured facilities by an additional US$200 million (approximately HK$1.6 billion) under the Amended Wynn Macau Credit Facilities.

The term loan facility matures in July 2018 with the principal amount of the term loan to be repaid in two equal installments in July 2017 and July 2018. The ? nal maturity for the revolving credit facility is July 2017, by which date any outstanding revolving loans must be repaid. The senior secured facilities will bear interest for the ? rst six months after closing at LIBOR or HIBOR plus a margin of 2.50% and thereafter will be subject to LIBOR or HIBOR plus a margin of between 1.75% to 2.50 % based on WRM’s leverage ratio. Customary fees and expenses were paid by WRM in connection with the Amended Wynn Macau Credit Facilities.

Security and Guarantees

Borrowings under the Amended Wynn Macau Credit Facilities are guaranteed by Palo and by certain subsidiaries of the Company that own equity interests in WRM, and are secured by substantially all of the assets of WRM, the equity interests in WRM and, substantially all of the assets of Palo. With respect to the Concession Agreement and WRM’s land concession agreement, the WRM lenders have certain cure rights and consultation rights with the Macau government upon an enforcement by the lenders.

Annual Report 2012 | 23

Management Discussion and Analysis

Second Ranking Lender

WRM is also party to a bank guarantee reimbursement agreement with Banco National Ultramarino S.A. to secure a guarantee in favor of the Macau government as required under the Concession Agreement. The amount of this guarantee is MOP300 million (approximately HK$291.3 million) and it lasts until 180 days after the end of the term of the Concession Agreement. The guarantee assures WRM's performance under the Concession Agreement, including the payment of certain premiums, fines and indemnities for breach. The guarantee is secured by a second priority security interest in the same collateral package securing the Amended Wynn Macau Credit Facilities.

Other terms

The Amended Wynn Macau Credit Facilities contain representations, warranties, covenants and events of default customary for casino development financings in Macau. The Directors confirm that there is no non-compliance with the financial covenants or general covenants contained in the Amended Wynn Macau Credit Facilities.

The Company is not a party to the credit facilities agreement and related agreements and has no rights or obligations thereunder.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

Market risk is the risk of loss arising from adverse changes in market rates and conditions, such as inflation, interest rates, and foreign currency exchange rates.

Foreign Exchange Risks

The financial statements of foreign operations are translated into Hong Kong dollars, the Company's functional and presentation currency, for incorporation into the consolidated financial statements. The majority of our assets and liabilities are denominated in U.S. dollars, Hong Kong dollars, Macau patacas and Offshore RMB, and there are no significant assets and liabilities denominated in other currencies. Assets and liabilities are translated at the prevailing foreign exchange rates in effect at the end of the reporting period. Income, expenditures and cash flow items are measured at the actual foreign exchange rates or average foreign exchange rates for the period. The Hong Kong dollar is linked to the U.S. dollar and the exchange rate between these two currencies has remained relatively stable over the past several years. The Macau pataca is pegged to the Hong Kong dollar, and in many cases the two currencies are used interchangeably in Macau. However, the exchange linkages of the Hong Kong dollar and the Macau pataca, and the Hong Kong dollar to the U.S. dollar, are subject to potential changes due to, among other things, changes in governmental policies and international economic and political developments. In particular, our Group is exposed to foreign exchange risk arising primarily with respect to the Offshore RMB, which does not have pegged exchange linkages to the U.S. dollar, Hong Kong dollar or Macau pataca.

24 Wynn Macau, Limited

Management Discussion and Analysis

Interest Rate Risks

One of our primary exposures to market risk is interest rate risk associated with our credit facilities, which bear interest based on floating rates. We attempt to manage interest rate risk by managing the mix of long-term fixed rate borrowings and variable rate borrowings supplemented by hedging activities as considered necessary. We cannot assure you that these risk management strategies will have the desired effect, and interest rate fluctuations could have a negative impact on our results of operations.

As at 31 December 2012, the Group had three interest rate swap agreements intended to manage a portion of the underlying interest rate risk on borrowings under the Amended Wynn Macau Credit Facilities. Under two swap agreements, the Group pays a fixed interest rate of 0.73% on borrowings of approximately HK$3.95 billion incurred under the Amended Wynn Macau Credit Facilities in exchange for receipts on the same amount at a variable interest rate based on the applicable HIBOR at the time of payment. These interest rate swaps fixes the all-in interest rate on approximately HK$3.95 billion of borrowings under the Amended Wynn Macau Credit Facilities at approximately 3.23%. These interest rate swap agreements mature in July 2017.

Under the third swap agreement, the Group pays a fixed interest rate of 0.6763% on borrowing of US$243.8 million (approximately HK$1.8 billion) incurred under the Amended Wynn Macau Credit Facilities in exchange for receipts on the same amount at a variable interest rate based on the applicable LIBOR at the time of payment. This interest rate swap fixes the all-in interest rate on US$243.8 million (approximately HK$1.8 billion) of borrowings under the Amended Wynn Macau Credit Facilities at approximately 3.18%. This interest rate swap agreement matures in July 2017.

The carrying value of these interest rate swaps on the consolidated statement of financial position approximates its fair value. The fair value approximates the amount the Group would pay if these contracts were settled at the respective valuation dates. Fair value is estimated based upon current, and predictions of future interest rate levels along a yield curve, the remaining duration of the instruments and other market conditions and, therefore, is subject to significant estimation and a high degree of variability of fluctuation between periods. We adjust this amount by applying a non-performance valuation, considering its creditworthiness or the creditworthiness of its counterparties at each settlement date, as applicable. These transactions do not qualify for hedge accounting. Accordingly, changes in the fair values during the years ended 31 December 2012 and 2011, were charged to the consolidated statement of comprehensive income.

To the extent there are any liabilities of Wynn Macau under the swap agreement, such liabilities are secured by the same collateral package securing the Amended Wynn Macau Credit Facilities.

Annual Report 2012 25

Management Discussion and Analysis

OFF BALANCE SHEET ARRANGEMENTS

We have not entered into any transactions with special purpose entities nor do we engage in any transactions involving derivatives except for interest rate swaps. We do not have any retained or contingent interest in assets transferred to an unconsolidated entity.

OTHER LIQUIDITY MATTERS

We expect to fund our operations and capital expenditure requirements from operating cash ? ows, cash on hand and funds available under the Amended Wynn Macau Credit Facilities. However, we cannot be sure that operating cash ? ows will be suf? cient for those purposes. We may re? nance all or a portion of our indebtedness on or before maturity. We cannot be sure that we will be able to re? nance any of the indebtedness on acceptable terms or at all.

New business developments (including our development of a project in Cotai) or other unforeseen events may occur, resulting in the need to raise additional funds. There can be no assurances regarding the business prospects with respect to any other opportunity. Any other development would require us to obtain additional ? nancing.

In the ordinary course of business, in response to market demands and client preferences, and in order to increase revenues, we have made and will continue to make enhancements and re? nements to our resort. We have incurred and will continue to incur capital expenditures related to these enhancements and re? nements.

Taking into consideration our ? nancial resources, including our cash and cash equivalents, internally generated funds and availability under the Amended Wynn Macau Credit Facilities, we believe that we have suf? cient liquid assets to meet our working capital and operating requirements for the following 12 months.

RELATED PARTY TRANSACTIONS

For details of the related party transactions, see note 28 to the Financial Statements. Our Directors con? rm that all related party transactions are conducted on normal commercial terms, and that their terms are fair and reasonable.

26 Wynn Macau, Limited

Directors and Senior Management

OUR DIRECTORS

The following table presents certain information in respect of the members of our Board.

Members of our Board

Name Age Position Date of Appointment

Stephen A. Wynn 71 Chairman of the Board, 16 September 2009

Executive Director,

Chief Executive Of?cer

and President

Linda Chen 46 Executive Director and 16 September 2009

Chief Operating Of?cer

Ian Michael Coughlan 53 Executive Director 16 September 2009

Matthew O. Maddox 37 Non-executive Director 28 March 2013

Marc D. Schorr 65 Non-executive Director 16 September 2009

(retired on 28 March 2013)

Allan Zeman, GBM, GBS, JP 64 Vice-chairman of the Board 16 September 2009 and Non-executive Director

Jeffrey Kin-fung Lam, GBS, JP 61 Independent 16 September 2009

Non-executive Director

Bruce Rockowitz 54 Independent 16 September 2009

Non-executive Director

Nicholas Sallnow-Smith 63 Independent 16 September 2009

Non-executive Director

The biography of each Director is set out below:

Executive Directors

Mr. Stephen A. Wynn, aged 71, has been a Director of the Company since its inception and an executive Director, the Chairman of the Board of Directors, Chief Executive Of? cer and President of the Company since 16 September 2009. Mr. Wynn has served as Director, Chairman and Chief Executive Of? cer of WRM since October 2001. Mr. Wynn has also served as Chairman and Chief Executive Of? cer of Wynn Resorts, Limited since June 2002. Mr. Wynn has over 40 years of experience in the gaming casino industry. From April 2000 to September 2002, Mr. Wynn was the managing member of Valvino Lamore, LLC, the predecessor and a current wholly owned subsidiary of Wynn Resorts, Limited. Mr. Wynn also serves as an of? cer and/or director of several subsidiaries

Annual Report 2012 27

Directors and Senior Management

of Wynn Resorts, Limited. Mr. Wynn served as Chairman, President and Chief Executive Offi cer of Mirage Resorts, Inc. and its predecessor, Golden Nugget Inc., between 1973 and 2000. Mr. Wynn developed and opened The Mirage, Treasure Island and Bellagio in 1989, 1993 and 1998, respectively. In 2011, Barron’s ranked Mr. Wynn as one of the world’s 30 best CEOs.

Ms. Linda Chen, aged 46, has been an executive Director and the Chief Operating Of? cer of the Company since 16 September 2009 and Chief Operating Of? cer of WRM since June 2002. Ms. Chen is responsible for the marketing and strategic development of WRM. Ms. Chen served as a director of Wynn Resorts, Limited from October 2007 to 13 December 2012 and is the President of WIML. In these positions, she is responsible for the set-up of international marketing operations of Wynn Resorts, Limited. Prior to joining the Group, Ms. Chen was Executive Vice President — International Marketing at MGM Mirage, a role she held from June 2000 until May 2002, and was responsible for the international marketing operations for MGM Grand, Bellagio and The Mirage. Prior to this position, Ms. Chen served as the Executive Vice President of International Marketing for Bellagio and was involved with its opening in 1998. She was also involved in the opening of the MGM Grand in 1993 and The Mirage in 1989. Ms. Chen is also a member of the Nanjing Committee of the Chinese People’s Political Consultative Conference (Macau). Ms. Chen holds a Bachelor of Science Degree in Hotel Administration from Cornell University in 1989 and completed the Stanford Graduate School of Business Executive Development Program in 1997.

Mr. Ian Michael Coughlan, aged 53, has been an executive Director of the Company since 16 September 2009. Mr. Coughlan is also the President of WRM, a position he has held since July 2007. In this role, he is responsible for the entire operation and development of Wynn Macau. Prior to this role, Mr. Coughlan was Director of Hotel Operations — Worldwide for Wynn Resorts, Limited. Mr. Coughlan has over 30 years of hospitality experience with leading hotels across Asia, Europe and the United States. Before joining Wynn Resorts, Limited, he spent ten years with The Peninsula Group, including posts as General Manager of The Peninsula Hong Kong from September 2004 to January 2007, and General Manager of The Peninsula Bangkok from September 1999 to August 2004. His previous assignments include senior management positions at The Oriental Singapore, and a number of Ritz-Carlton properties in the United States. Mr. Coughlan holds a Diploma from Shannon College of Hotel Management, Ireland.

28 Wynn Macau, Limited

Directors and Senior Management

Non-executive Directors

Mr. Matthew O. Maddox, aged 37, was appointed as a non-executive director of the Company and a member of the Remuneration Committee on 28 March 2013. Mr. Maddox is also a director of WM Cayman Holdings II and Palo Real Estate Company Limited. He also serves as the Chief Financial Of? cer and Treasurer of Wynn Resorts, Limited. Prior to his promotion in March 2008, Mr. Maddox served as Wynn Resorts, Limited’s Senior Vice President of Business Development and Treasurer, positions he held since January 2007 and May 2006, respectively. From September 2005 to 31 December 2006, Mr. Maddox served as the Senior Vice President of Business Development for Wynn Las Vegas, LLC. From March 2003 to September 2005, Mr. Maddox was the Chief Financial Offi cer of WRM. From May 2002 through March 2003, Mr. Maddox was Wynn Resorts, Limited’s Treasurer and Vice President — Investor Relations. Mr. Maddox also serves as an offi cer of several subsidiaries of Wynn Resorts, Limited. Prior to joining Wynn Resorts, Limited in 2002, Mr. Maddox served as Director of Finance, Executive Director of Finance and Vice President of Finance for Caesars Entertainment, Inc. (formerly Park Place Entertainment, Inc.). Before joining Park Place Entertainment, Mr. Maddox worked as an investment banker for Bank of America Securities in the Mergers and Acquisitions Department.

Mr. Marc D. Schorr, aged 65, has been a non-executive Director of the Company since 16 September 2009, and is also a director of WRM. Mr. Schorr retired as a non-executive Director of the Company, a member of the remuneration committee of the Board and all other positions in the Group on 28 March 2013. He is also the Chief Operating Of? cer of Wynn Resorts, Limited, a position from which he intends to retire effective on 1 June 2013. Mr. Schorr served as a director of Wynn Resorts, Limited from 29 July 2010 to 13 December 2012. Mr. Schorr has over 33 years of experience in the casino gaming industry. From June 2000 through April 2001, Mr. Schorr served as Chief Operating Of? cer of Valvino Lamore, LLC. Prior to joining the Group, Mr. Schorr held various positions including President of The Mirage Casino-Hotel from January 1997 until May 2000 and Chief Executive Of? cer of Treasure Island at The Mirage from August 1992. In 1989, as President and Chief Executive Of? cer of the Golden Nugget in Laughlin, Nevada, he managed its multi-million dollar expansion program. Preceding that in 1984, as director of Casino Marketing for the Golden Nugget in Las Vegas, he established a casino marketing department and a branch of? ce network throughout the United States.

Dr. Allan Zeman, GBM, GBS, JP, aged 64, has been a Director of the Company since its inception and a non-executive Director of the Company since 16 September 2009 and is the Vice-chairman of the Company. He was also a non-executive director of Wynn Resorts, Limited from October 2002 to 13 December 2012. Dr. Zeman founded The Colby International Group in 1975 to source and export fashion apparel to North America. In late 2000, The Colby International Group merged with Li & Fung Limited. Dr. Zeman is the Chairman of Lan Kwai Fong Holdings Limited. He is also the owner of Paradise Properties Group, a property developer in Thailand. Dr. Zeman is also Chairman of Ocean Park, a major theme park in Hong Kong.

Annual Report 2012 29

Directors and Senior Management

Dr. Zeman is Vice Patron of Hong Kong Community Chest and serves as a director of the “Star” Ferry Company, Limited. Dr. Zeman also serves as an independent non-executive director of Pacifi c Century Premium Developments Limited, Sino Land Company Limited and Tsim Sha Tsui Properties Limited, all of which are listed on the Hong Kong Stock Exchange.

Dr. Zeman is a member of the Food Business Task Force for Business Facilitation Advisory Committee, the Committee on the Commission on Strategic Development, the West Kowloon Cultural District Authority (“WKCDA”), the Consultation Panel of the WKCDA, WKCDA Development Committee, WKCDA Investment Committee, and WKCDA Performing Arts Committee (of which Dr. Zeman is the Chairman). In 2001, Dr. Zeman joined the Richard Ivey School of Business’ Asian Advisory Board.

In 2001, Dr. Zeman was appointed a Justice of the Peace. He was awarded the Gold Bauhinia Star in 2004 and the Grand Bauhinia Medal in 2011. In 2012, he was awarded Honorary Doctorate Degree of Business Administration from City University of Hong Kong and University of Science and Technology of Hong Kong.

Independent non-executive Directors

Mr. Jeffrey Kin-fung Lam, GBS, JP, aged 61, has been an independent non-executive Director of the Company since 16 September 2009. Mr. Lam was appointed as a non-of? cial member of the Hong Kong Executive Council in October 2012. Mr. Lam is also a member of the National Committee of the Chinese People’s Political Consultative Conference, a member of the Hong Kong Legislative Council, the Chairman of the Assessment Committee of Mega Events Funds, a member of the board of the West Kowloon Cultural District Authority, a member of the board of Hong Kong Airport Authority and a member of the Fight Crime Committee in Hong Kong. Mr. Lam is also a General Committee Member of the Hong Kong General Chamber of Commerce and the Vice-chairman of The Hong Kong Shippers’ Council. In addition, Mr. Lam is an independent non-executive director of CC Land Holdings Limited, Hsin Chong Construction Group Ltd., China Overseas Grand Oceans Group Limited, Sateri Holdings Limited and Chow Tai Fook Jewellery Group Limited, all of which are listed on the Hong Kong Stock Exchange.In 1996, Mr. Lam was appointed Justice of the Peace and became a member of the Most Excellent Order of the British Empire. He was awarded the honor of the Gold Bauhinia Star in July 2011 and the Silver Bauhinia Star in 2004. Mr. Lam was conferred University Fellow of Tufts University in the United States and Hong Kong Polytechnic University in 1997 and in 2000, respectively.

Mr. Bruce Rockowitz, aged 54, has been an independent non-executive Director of the Company since 16 September 2009. Mr. Rockowitz is also the Group President and Chief Executive Of? cer of Li & Fung Limited, a company listed on the Hong Kong Stock Exchange. He was appointed as

30 Wynn Macau, Limited

Directors and Senior Management

the chairman of LF USA and LF Europe in December 2012. Mr. Rockowitz has been an executive director of Li & Fung Limited since 2001 and was the co-founder and Chief Executive Of? cer of Colby International Limited, a large Hong Kong buying agent, prior to the sale of Colby International Limited to Li & Fung Limited in 2000. In addition to his position at Li & Fung, Mr. Rockowitz is the non-executive Chairman of The Pure Group, a lifestyle, ? tness and yoga group operating in Hong Kong, Singapore and Taiwan and soon to be opening in mainland China. He is a member of the Advisory Board for the Wharton School’s Jay H Baker Retailing Center, an industry research center for retail at the University of Pennsylvania. He is also a board member of the Education Foundation for Fashion Industries, the private fund-raising arm of the Fashion Institute of Technology, New York. In March 2012, he became a member of the Global Advisory Council of the Women’s Tennis Association (WTA). In December 2008, Mr. Rockowitz was ranked fi rst by Institutional Investor for Asia’s Best CEOs in the consumer category. In the years 2010 and 2011, he was also ranked as one of the world’s 30 best CEOs by Barron’s. In 2011, he was presented with the Alumni Achievement Award by the University of Vermont. In 2012, Mr. Rockowitz was named Asia’s Best CEO at Corporate Governance Asia’s Excellence Recognition Awards, and he was also presented with an Asian Corporate Director Recognition Award by the same organization.

Mr. Nicholas Sallnow-Smith, aged 63, has been an independent non-executive Director of the Company since 16 September 2009. Mr. Sallnow-Smith has also served as the Chairman and an independent non-executive director of The Link Management Limited since April 2007 and is also Chairman of the Link Management Limited’s Finance and Investment, and Nominations Committees. The Link Management Limited is the manager to the Link Real Estate Investment Trust, a company listed on the Hong Kong Stock Exchange. Mr. Sallnow-Smith is also a non-executive director of Unitech Corporate Parks Plc., a company listed on the London Stock Exchange in the Alternative Investment Market (“AIM”); a non-executive director of Aviva Life Insurance Company Limited in Hong Kong. Prior to joining The Link Management Limited, Mr. Sallnow-Smith was Chief Executive of Hongkong Land Holdings Limited from February 2000 to March 2007. He has a wide ranging fi nance background in Asia and the United Kingdom for over 30 years, including his roles as Finance Director of Hongkong Land Holdings Limited from 1998 to 2000 and as Group Treasurer of Jardine Matheson Limited from 1993 to 1998.

Mr. Sallnow-Smith’s early career was spent in the British Civil Service, where he worked for Her Majesty’s Treasury in Whitehall, London from 1975 to 1985. During that time, he was seconded for two years to Manufacturers Hanover London, working in export fi nance and in their merchant banking division, Manufacturers Hanover Limited. He left the Civil Service in 1985, following a period working in the International Finance section of H. M. Treasury on Paris Club and other international debt policy matters, and spent two years with Lloyds Merchant Bank before moving into the corporate sector in 1987. Mr. Sallnow-Smith served as the Convenor of the Hong

Annual Report 2012 | 31

Directors and Senior Management

Kong Association of Corporate Treasurers from 1996 to 2000, as Chairman of the Matilda Child Development Centre and as chairman of the Matilda International Hospital. He is a director of the Hong Kong Philharmonic Society, Chairman of the Hong Kong Youth Arts Foundation, a member of the Council of the Treasury Markets Association (Hong Kong Association of Corporate Treasurers Representative) and the Chairman of the General Committee of The British Chamber of Commerce in Hong Kong. He is also a director of AFS Intercultural Exchanges Ltd. in Hong Kong, a director of The Photographic Heritage Foundation Hong Kong and a Councillor of the Foundation for the Arts and Music Limited in Asia. He became a member of the Financial Reporting Council of Hong Kong in December 2012.

Mr. Sallnow-Smith was educated at Gonville & Caius College, Cambridge, and the University of Leicester and is a Fellow of the Association of Corporate Treasurers. He holds M.A. (Cantab) and M.A. (Soc. of Ed.) Degrees.

OUR SENIOR MANAGEMENT

The following table presents certain information concerning the senior management personnel of the Group (other than our executive Directors).

Senior management

Name	Age	Position
Frank Xiao	45	President — Marketing[#] (Wynn Macau)
Charlie Ward	63	Executive Vice President — Casino Operations[#]
Doreen Marie Whennen	58	Executive Vice President — Hotel Operations[#]
Jay M. Schall	39	Senior Vice President and General Counsel[##], Senior Vice President — Legal[#]
Robert Alexander Gansmo	43	Senior Vice President — Chief Financial Officer[#]
Andre Mung Dick Ong	43	Senior Vice President — Technology and Chief Information Officer[#]
Dianne Fiona Dennehy	57	Vice President — Main Floor Gaming[#]
Dennis Hudson	53	Vice President — Wynn Club Gaming[#]
Mo Yin Mok	51	Vice President — Human Resources[#]
Craig Arthur Raymond Mitchell	51	Assistant Vice President — Slot Operations[#]
Daniel Gordon Lawley	51	Executive Director — Security & Corporate Investigation[#]
Michael Derrington Harvey	63	President — Wynn Design & Development Asia

32 Wynn Macau, Limited

Directors and Senior Management

Notes:

## Position held in the Company.

# Position held in WRM.

The biography of each member of the senior management team (other than our executive Directors) is set out below:

Mr. Frank Xiao, aged 45, is the President — Marketing (Wynn Macau) of WRM, a position he has held since October 2012. Prior to this position, Mr. Xiao was the Senior Executive Vice President

— Premier Marketing of WRM between August 2006 and October 2012. Mr. Xiao is responsible for providing leadership and guidance to the marketing team and staff, developing business and promoting Wynn Macau. Prior to this position, Mr. Xiao was the Senior Executive Vice President

— China Marketing for WIML and Worldwide Wynn between 2005 until 2006. Prior to joining the Group, Mr. Xiao was the Senior Vice President of Far East Marketing at MGM Grand Hotel. During his 12 years at the MGM Grand Hotel, he was promoted several times from his fi rst position as Far East Marketing Executive in 1993. Mr. Xiao holds a Bachelor of Science Degree in Hotel Administration and a Master’s Degree in Hotel Administration from the University of Nevada, Las Vegas.

Mr. Charlie Ward, aged 63, is the Executive Vice President — Casino Operations of WRM, a position he has held since 1 March 2012. Mr. Ward is responsible for providing leadership and operational direction for WRM gaming operations. Mr. Ward has more than 40 years experience in the gaming industry, having served at gaming companies including MGM and Wynn. Over his career Mr. Ward has gained experience in a wide range of assignments including customer/VIP relations, game protection and casino set up, opening and operations. Prior to this position, Mr. Ward held the position of Vice President of Table Games at Wynn | Encore Las Vegas between 2008 and 2012. Prior to joining the Group, Mr. Ward was at MGM Grand Hotel and Casino for 14 years and in 2007 was promoted to the pre-opening team of MGM Grand Macau as Vice President of VIP Gaming.

Ms. Doreen Marie Whennen, aged 58, is the Executive Vice President — Hotel and Food & Beverage Operations of WRM, a position she has held since July 2012. Ms. Whennen is responsible for overseeing both the hotel and food & beverage operations of Wynn Macau. Prior to this, from May 2007 through June 2012, Ms. Whennen held the position of Executive Vice President — Hotel Operations of WRM, where she was responsible for overseeing the Hotel Operations of Wynn Macau. Ms. Whennen has over 20 years of experience in the hospitality industry. She joined Valvino Lamore, LLC in 2000 and prior to joining the Group, she held various positions at The Mirage, which she joined in 1989, including Front Offi ce Manager, Director of Guest Services and Vice President of Hotel Operations.

Annual Report 2012 | 33

Directors and Senior Management

Mr. Jay M. Schall, aged 39, is the Senior Vice President and General Counsel of the Company and Senior Vice President – Legal of WRM. He has held senior legal positions with WRM since May 2006. Mr. Schall has over thirteen years of experience in the legal field, including nine years in Macau and Hong Kong. Prior to joining the Group, Mr. Schall practiced United States law at a major law firm in the United States and in Hong Kong. Mr. Schall is a member of the State Bar of Texas. Mr. Schall holds a Bachelor of Arts Degree from Colorado College, an MBA from Tulane University, Freeman School of Business and a Juris Doctor (magna cum laude, Order of the Coif) from Tulane University School of Law.

Mr. Robert Alexander Gansmo, aged 43, is the Senior Vice President — Chief Financial Officer of WRM, a position he has held since April 2009. Prior to taking this position, Mr. Gansmo was the Director — Finance of WRM, a position he assumed in January 2007. Mr. Gansmo is responsible for the management and administration of WRM's finance division. Before joining WRM, Mr. Gansmo worked at Wynn Resorts, Limited, where he served as the Director of Financial Reporting from November 2002. Prior to joining the Group, Mr. Gansmo practiced as a certified public accountant with firms in Las Vegas, Washington and California, including KPMG Peat Marwick, Arthur Andersen, and Deloitte and Touche. Mr. Gansmo graduated in 1993 from California State University, Chico, where he obtained a Bachelor of Science Degree in Business Administration with a focus on accounting.

Mr. Andre Mung Dick Ong, aged 43, is the Senior Vice President — Technology and Chief Information Officer of WRM, a position he has held since June 2012. Mr. Ong is responsible for the strategic planning, development and overall operation of information systems and technology services for WRM. Prior positions held by Mr. Ong include Vice President — Information Technology & Chief Information Officer and Executive director, Chief Information Officer between June 2003 and May 2012. Before joining the Group, Mr. Ong served at Shangri-La Hotels & Resorts where, from August 2001 until May 2003, he was the Director of Corporate Information Technology and was responsible for the planning and deployment of information technology for the group of 40 hotels and five regional sales offices. Prior to this role, he was Director of Technology Support as well as Systems Support Manager since 1993. Mr. Ong has more than 19 years of experience in the hospitality/gaming industry and extensive skills in technology consultation and execution, vendor management, operation management and software development. Mr. Ong was educated in Western Australia and obtained a Bachelor of Engineering Degree in Computer Systems from Curtin University of Technology in 1991.

34 Wynn Macau, Limited

Directors and Senior Management

Ms. Dianne Fiona Dennehy, aged 57, is the Vice President — Main Floor Gaming of WRM, a position she has held since September 2011. Ms. Dennehy is responsible for the overall operations of WRM’s main fl oor table games operation. Prior to this position, she was the Assistant Vice President — Main Floor Gaming from September 2010 to August 2011, and from September 2005 through August 2010 she was the Director — Main Floor Gaming. Ms. Dennehy has over 38 years of experience in the casino industry in and has experience in such areas as table games operations, card room operations, cash desk, slots, VIP, guest relations, human resources and training and development. Prior to joining the Group, Ms. Dennehy was involved in the opening of a number of the casino properties in Australia, and has also opened properties in Sri Lanka, Yugoslavia and Egypt. She also has six years of experience in human resources which she gained as the Human Resources Operations Manager at Star City, Sydney, Australia.

Mr. Dennis Hudson, aged 53, is the Vice President — Wynn Club Gaming, a position he has held since April 2012. Mr. Hudson is responsible for overseeing, managing and leading the operations of all casino gaming in Wynn Macau’s Wynn Club. Prior to this position, he was a Shift Manager — Wynn Club from joining WRM in April 2006 through March 2012. Mr. Hudson started his gaming career at the Playboy Victoria Sporting Club on Edgeware road London in 1979, and has amassed over 33 years of experience in the casino industry including senior management positions. Among others, he was a Casino Manager for Star Cruises, where he was responsible for shipboard casino operations on cruises throughout Asia from 2000 to April 2006 and he was the Director of Gaming for VIP Clubs in the Czech Republic from 1995 to 2000.

Ms. Mo Yin Mok, aged 51, is the Vice President — Human Resources of WRM, a position she has held since June 2008. Ms. Mok has an extensive 20-year background in hospitality and human resources, primarily in the luxury hotel sector at The Regent Four Seasons Hong Kong and The Peninsula Hong Kong. Prior to joining the Group, she led The Peninsula Group’s worldwide human resources team and, in her position, supported eight Peninsula hotels with more than 5,000 staff, and orchestrated human resources activities for the opening of The Peninsula Tokyo. Ms. Mok also served at the front lines of the hospitality industry as the Director of Rooms Division at The Peninsula Hong Kong with responsibility for front offi ce, housekeeping, security and spa departments. Ms. Mok currently serves on the Future Students and Placement Advisory Committee of the University of Macau and is a panel member of the Hong Kong Council for Accreditation of Academic and Vocational Quali? cations.Ms. Mok holds a Bachelor of Science Degree in Hospitality Management from Florida International University in the United States, where she received a Rotary International Ambassadorial Scholarship. She also obtained an MBA from the Chinese University of Hong Kong.

Annual Report 2012 35

Directors and Senior Management

Mr. Craig Arthur Raymond Mitchell, aged 51, is the Assistant Vice President — Slot Operations of WRM, a position he has held since June 2011. Mr. Mitchell is responsible for providing leadership and guidance to the slot department management team and staff. This includes establishing the operational structure, instituting departmental policies and procedures, developing slot merchandising strategies, and projecting and evaluating the revenues and expenses of the department. Prior to this position, Mr. Mitchell was the Director — Slot Operations between June 2008 and May 2011 and a Shift Manager of Slots between June 2006 and May 2008. Mr. Mitchell has held management roles in various hospitality-related businesses prior to joining the Group including Gaming Manager at a Rugby Super League Club in Sydney which had 300 slot machines. From 1989, he was Operations Manager and Duty Manager at Balmain Leagues Club (Tigers), Australia. Mr. Mitchell has attended the Gaming Executive Development Program at the University of Nevada, United States.

Mr. Daniel Gordon Lawley, aged 51, is the Executive Director — Security & Corporate Investigations of WRM, a position which he has fi lled since June 2012. Mr. Lawley is responsible for all aspects of WRM’s security and corporate investigations. Prior to joining the fi rm, Mr. Lawley served for 23 years as a Superintendent in the Hong Kong Police Force, commanding several police stations, covering criminal investigations and operational deployment, until his resignation in 2008. He then spent 4 years in the corporate sector, working with Hill and Associates in China, and then as a Vice President with JPMorgan Chase & Co. in the Philippines. Mr. Lawley has professional quali? cations which cover executive protection, ? rearms instruction and counter terrorism tactics. He completed the Bramshill National Police College senior command course in the United Kingdom in 2006. He is also a founding member and ambassador of Operation Breakthrough, a Hong Kong based registered charity which assists young offenders to turn from a life crime through their participation in sport.

Mr. Michael Derrington Harvey, aged 63, is the President — Wynn Design & Development Asia, a division of WRM, a position he has held since joining the Group in April 2011. Mr. Harvey has over 35 years experience in construction management and development overseeing projects around the world. From 2004 until joining the Group, he was the Project Director for Leighton China State Joint venture overseeing the construction and development of Wynn Macau. Prior to that, Mr. Harvey spent 10 years as an Operations Manager in Hong Kong with Leighton Contractors managing various construction projects including a hospital, the maritime museum and a number of large infrastructure projects.

36 Wynn Macau, Limited

Directors and Senior Management

OUR COMPANY SECRETARY

Ms. Kwok Yu Ching, aged 47, ceased to be the company secretary of the Company on 28 February 2013. Prior to her resignation, Ms. Kwok had been the company secretary of the Company since September 2009. She was a director of the Corporate Services Division at Tricor Services Limited. Ms. Kwok, a Chartered Secretary, is a Fellow of both The Hong Kong Institute of Chartered Secretaries and The Institute of Chartered Secretaries and Administrators. She has been providing professional services to companies listed on the Hong Kong Stock Exchange for over 20 years. Prior to joining Tricor Services Limited in 2002, Ms. Kwok was the Senior Manager of Company Secretarial Services at Ernst & Young and Tengis Limited in Hong Kong.

Ms. Ho Wing Tsz, Wendy, aged 43, has been appointed as the company secretary of the Company with effect from 28 February 2013. She is a senior manager of the Corporate Services Division at Tricor Services Limited. Ms. Ho is a Chartered Secretary and a Fellow of both The Hong Kong Institute of Chartered Secretaries and The Institute of Chartered Secretaries and Administrators in the United Kingdom. She has over 18 years’ of experience in a diversifi ed range of corporate services and has been providing professional secretarial services to a number of companies and a listed Real Estate Investment Trust as listed on the Hong Kong Stock Exchange.

Annual Report 2012 37

Report of the Directors

The Directors present their report together with the audited ? nancial statements of the Company and the Group for the year ended 31 December 2012.

PRINCIPAL ACTIVITIES AND SUBSIDIARIES

The Company and the Group are a leading developer, owner and operator of destination casino gaming and entertainment resort facilities in Macau. The Company is a holding company and our main operating subsidiary, WRM, owns and operates the destination casino resort “Wynn Macau” in Macau. A list of the Company’s subsidiaries, together with their places of incorporation, principal activities and particulars of their issued share/registered capital, is set out in note 13 to the Financial Statements.

FINANCIAL RESULTS

The results of the Group for the year ended 31 December 2012 are set out in the consolidated statement of comprehensive income on page 76 of this Annual Report. The ? nancial highlights for the Group for the most recent ? ve years are set out on page 170 of this Annual Report.

RESERVES

Details of the movements in the reserves of the Company and reserves available for distribution to Shareholders as at 31 December 2012 are set out in note 23(b) to the Financial Statements. The distributable reserves of the Company at 31 December 2012 are HK$14.2 billion. Movements in the reserves of the Group are refl ected in the consolidated statement of changes in equity.

DIVIDENDS

During the year ended 31 December 2012, the Company did not pay any interim or special dividend.

The Board has recommended that a ? nal dividend of HK$1.24 per Share be paid in respect of the year ended 31 December 2012. This recommendation has been incorporated in the fi nancial statements as an allocation of retained profi ts within the equity section of the consolidated statement of ? nancial position.

PROPERTY AND EQUIPMENT

Details of movements in property and equipment during the year are set out in note 8 to the Financial Statements.

SHARE CAPITAL

Details of the movements in share capital of the Company are set out in note 22 to the Financial Statements.

38 Wynn Macau, Limited

Report of the Directors

CHARITABLE CONTRIBUTIONS

During the year ended 31 December 2012, the Group paid charitable contributions totaling HK$92.2 million.

DIRECTORS

Directors during the Year Ended 31 December 2012

Executive Directors:

Mr. Stephen A. Wynn (also our Chairman, President and Chief Executive Of? cer) Ms. Linda Chen Mr. Ian Michael Coughlan

Non-executive Directors:

Mr. Marc D. Schorr*

Dr. Allan Zeman (also our Vice-chairman) Mr. Kazuo Okada**

Independent non-executive Directors:

Mr. Jeffrey Kin-fung Lam Mr. Bruce Rockowitz Mr. Nicholas Sallnow-Smith

* Mr. Marc D. Schorr retired from the Board on 28 March 2013. Mr. Matthew O. Maddox was appointed as a non-executive Director on 28 March 2013.

** Mr. Kazuo Okada ceased to be a member of our Board on 24 February 2012.

Re-election of Directors

In accordance with article 17.18 of the Company’s articles of association, one third of our Board will retire from offi ce by rotation at the forthcoming annual general meeting. The three directors who will retire by rotation are Ms. Linda Chen, one of our executive Directors, and Mr. Bruce Rockowitz and Mr. Jeffrey Kin-fung Lam, both independent non-executive Directors. All retiring directors, being eligible, will offer themselves for re-election at the forthcoming annual general meeting. In accordance with article 17.2 of the Company’s articles of association, Mr. Matthew O. Maddox, one of our non-executive Directors, having been appointed by the Board on 28 March 2013 and being eligible, will offer himself for re-election at the forthcoming annual general meeting.

Directors’ Service Contracts

None of the Directors proposed for re-election at the forthcoming annual general meeting has a service contract with the Company which is not determinable by the Company within one year without payment of compensation, other than statutory compensation.

Annual Report 2012 39

Report of the Directors

DIRECTORS (CONTINUED)

Directors’ Emoluments

Details of the remuneration of the Directors (including Mr. Kazuo Okada*) are set out in note 26 to the Financial Statements. There has been no arrangement under which any Director has waived or agreed to waive any emoluments.

Directors’ Interests in Contracts and Competing Businesses

To the knowledge of the Board, there is no contract of signi? cance in relation to the Group’s business subsisting at the end of the year or during the year ended 31 December 2012 in which the Group was a party and in which a Director (including Mr. Kazuo Okada*) was materially interested.

To the knowledge of the Board, none of our Directors had any interest in any business in Macau which competed with our Company’s business during the year ended 31 December 2012.

*	Mr. Kazuo Okada ceased to be a member of our Board on 24 February 2012.

CONNECTED TRANSACTIONS

During the year ended 31 December 2012, the Group engaged in certain transactions with Wynn Resorts, Limited (its controlling shareholder) and Wynn Resorts, Limited’s subsidiaries (excluding the Group) (together, the “WRL Group”) which constitute connected transactions under the Listing Rules.

Wynn Resorts, Limited is considered a “connected person” under the Listing Rules by virtue of it being the holding company (an “associate” as defi ned in the Listing Rules) of WM Cayman Holdings Limited I (which, holding more than 10% of the Company’s share capital, is a substantial shareholder and “connected person” of the Group). Pursuant to the Listing Rules, any member of the WRL Group is also considered an “associate” of WM Cayman Holdings Limited I and a “connected person” of the Group. Any transaction between the Group and the WRL Group is accordingly a connected transaction.

During the year ended 31 December 2012, the following non-exempt connected transactions were in effect between the Group and the WRL Group, such transactions being subject to disclosure requirements (including disclosure in this Annual Report) under the Listing Rules:

40 Wynn Macau, Limited

Report of the Directors

CONNECTED TRANSACTIONS (CONTINUED)

Worldwide Wynn Employment Framework Agreements

Nature and purpose of transaction. On 19 September 2009, the Company and WRM each entered into an employment framework agreement with Worldwide Wynn, a wholly owned subsidiary of Wynn Resorts, Limited, under which Worldwide Wynn employed certain of the Group’s management personnel who are U.S. residents based in or to be based in Macau (“U.S. Resident Staff”) on the Group’s behalf and seconded them to the Group. Each U.S. Resident Staff has a formal employment agreement with the Group through the secondment. This arrangement was put in place to ensure that each U.S Resident Staff is, in addition to his or her employment with the Group, also employed by a U.S.-incorporated entity in order to allow him or her to continue to enjoy certain benefi ts relating to pension, personal income tax, and health and life insurance.

Pricing. Under the employment framework agreements, Worldwide Wynn is to be reimbursed for the cost of the secondments (including salaries and bene? ts of the seconded employee) and is entitled to receive a fee of 5% of the aggregate cost of the secondment of the employee during the secondment period, for its role in the employment arrangement. Approximately HK$137.0 million was charged to the Group by Worldwide Wynn under this arrangement during the year ended 31 December 2012.

Term. The employment framework agreements had an initial term which expired on 31 December 2011. A waiver was granted by the Hong Kong Stock Exchange at the time of the Listing from the announcement requirements under the Listing Rules for the initial term. Pursuant to the terms therein, unless terminated by either party to the agreements by giving one month’s written notice in advance to the other party, and subject to compliance with the Listing Rules requirements, or, alternatively, any waivers obtained from strict compliance with such requirements, upon expiration of the initial term or subsequent renewal term, the agreements are automatically renewed for a further term of three years each time (or for such other period as may be permitted under the Listing Rules). In compliance with the Listing Rules, the Company announced on 6 December 2011 the renewal of these agreements for a further term of three years upon the expiry of the initial term and the respective annual caps set for the years ending 31 December 2012, 2013 and 2014.

Annual Report 2012 41

Report of the Directors

CONNECTED TRANSACTIONS (CONTINUED)

Marketing and Secondment Services Framework Agreements

Nature and purpose of transaction. On 19 September 2009, the Company and WRM each entered into a marketing and secondment service framework agreement with WIML, an af? liate of Wynn Resorts, Limited. Pursuant to the agreements, WIML will (1) provide, directly and through its authorized agents, marketing services to WRM, including the development, implementation and operation of an international promotional and marketing plan for WRM’s casino resorts, and (2) employ certain non-Macau residents based in or to be based in Macau (“Foreign Resident Staff”) on the Group’s behalf and second the Foreign Resident Staff to the Group. Marketing efforts conducted through a uniform marketing plan for all casino resorts bearing the “WYNN” brand name ensure that a consistent image and style will be adopted globally. The secondment arrangement was put in place to ensure that each Foreign Resident Staff is, in addition to his or her employment with the Group, employed by an appropriate offshore entity in order to allow him or her to continue to enjoy certain benefi ts relating to pension, personal income tax, and health and life insurance.

Pricing. Under the marketing and secondment service framework agreements, the fee for the services provided by WIML is based on a cost and expense reimbursement basis plus a fee of 5% of the aggregate costs and expenses incurred by WIML in the performance of its services. Approximately HK$31.3 million was charged to the Group by WIML under this arrangement during the year ended 31 December 2012.

Term. The marketing and secondment services framework agreements had an initial term which expired on 31 December 2011. A waiver was granted by the Hong Kong Stock Exchange at the time of the Listing from the announcement requirements under the Listing Rules for the initial term. Pursuant to the terms therein, unless terminated by either party to the agreements by giving one month’s written notice in advance to the other party, and subject to compliance with the Listing Rules requirements, or, alternatively, any waivers obtained from strict compliance with such requirements, upon expiration of the initial term or subsequent renewal term, the agreements are automatically renewed for a further term of three years each time (or for such other period as may be permitted under the Listing Rules). In compliance with the Listing Rules, the Company announced on

6 December 2011 the renewal of these agreements for a further term of three years upon the expiry of the initial term and the respective annual caps set for the years ending 31 December 2012, 2013 and 2014.

42 Wynn Macau, Limited

Report of the Directors

CONNECTED TRANSACTIONS (CONTINUED)

Design Services Framework Agreement

Nature and purpose of transaction. On 19 September 2009, WRM entered into a design services framework agreement with Wynn Design & Development, a subsidiary of Wynn Resorts, Limited, under which Wynn Design & Development would provide design services for WRM’s projects in Macau, including the development, design and construction oversight of Encore and the further development of Wynn Macau.

Pricing. Under the design services framework agreement, the fee for the services provided by Wynn Design & Development is based on a cost and expense reimbursement basis incurred by Wynn Design & Development in the performance of its service. Approximately HK$70.6 million was charged to WRM by Wynn Design & Development under this arrangement during the year ended 31 December 2012.

Term. The design services framework agreement had an initial term which expired on 31 December 2011. A waiver was granted by the Hong Kong Stock Exchange at the time of the Listing from the announcement requirements under the Listing Rules for the initial term. Pursuant to the terms therein, unless terminated by either party to the agreements by giving one month’s written notice in advance to the other party, and subject to compliance with the Listing Rules requirements, or, alternatively, any waivers obtained from strict compliance with such requirements, upon expiration of the initial term or subsequent renewal term, the agreement is automatically renewed for a further term of three years each time (or for such other period as may be permitted under the Listing Rules). In compliance with the Listing Rules, the Company announced on 6 December 2011 the renewal of the agreement for a further term of three years upon the expiry of the initial term and the respective annual caps set for the years ending 31 December 2012, 2013 and 2014.

Annual Report 2012 43

Report of the Directors

CONNECTED TRANSACTIONS (CONTINUED)

Corporate Allocation Agreements

Nature and purpose of transaction. On 19 September 2009, the Company and WRM entered into a corporate allocation agreement and an amended and restated corporate allocation agreement, respectively, with Wynn Resorts, Limited. Under the respective agreements, Wynn Resorts, Limited: (1) provides the Company and WRM with access to its employees in a number of non-gaming departments, including corporate treasury, legal, ? nancial accounting and audit, corporate risk management and information systems, for the purposes of ensuring that the Company and WRM each comply with the reporting, legal, tax, accounting and disclosure requirements that are applicable to NASDAQ-listed Wynn Resorts, Limited and Wynn Resorts, Limited’s subsidiaries (including the Group), and (2) allows the Company and WRM to use aircraft assets owned by Wynn Resorts, Limited or Wynn Resorts, Limited’s subsidiaries (other than the Group). Similarly, the Company and WRM had reciprocal arrangements to allow Wynn Resorts, Limited or Wynn Resorts, Limited’s subsidiaries (other than the Group) to use any aircraft assets that they could own in the future and to have access to the services of any of its respective employees provided that such services do not materially interfere with such employee’s obligations to and responsibilities with the Group. No aircraft assets are currently owned by the Company or WRM.

Pricing. Under the corporate allocation agreements, the annual fee for the services (other than for the use of the aircraft assets) provided by Wynn Resorts, Limited is based on an allocation of the actual proportion of Wynn Resorts, Limited’s annual corporate departments’ costs (including salaries and benefi ts for such employees during the period in which such services are rendered) and overhead expense related to the provision of the services, and in any event, such annual fee shall not exceed 50% of the aggregate annual corporate departments’ costs and overhead expense incurred by Wynn Resorts, Limited during any fi nancial year. For services provided by employees of the Company and WRM, Wynn Resorts, Limited shall pay for the services based on a cost (including salaries and bene? ts for such employees during the period when such services are being rendered) and expense reimbursement basis.

Approximately HK$165.1 million was charged to WRM by Wynn Resorts, Limited during the year ended 31 December 2012 for Wynn Resorts, Limited’s services. Approximately HK$19.2 million was charged to the Group by Wynn Resorts, Limited during the year ended 31 December 2012 for the use of aircraft assets. For the same periods, Wynn Resorts, Limited or Wynn Resorts, Limited’s subsidiaries (other than the Group) did not require WRM’s services under the reciprocal arrangement.

44 Wynn Macau, Limited

Report of the Directors

CONNECTED TRANSACTIONS (CONTINUED)

Corporate Allocation Agreements (continued)

Term. The corporate allocation agreements entered into by each of the Company and WRM with Wynn Resorts, Limited expire on 31 December 2017. A waiver from the announcement requirements, as required under the Listing Rules, for the initial term of the agreements, which will expire on 31 December 2017 has been granted by the Hong Kong Stock Exchange. Subject to compliance with Listing Rules requirements or, alternatively, any waivers obtained from strict compliance with such requirements, upon expiration of the initial term or subsequent renewal term, each agreement is automatically renewed for a three-year term (or such other period permitted under the Listing Rules).

Intellectual Property License Agreements

Nature and purpose of transaction. On 19 September 2009, the Company and WRM entered into an intellectual property license agreement and an amended and restated intellectual property license agreement, respectively, with Wynn Resorts, Limited and Wynn Resorts Holdings, LLC, a subsidiary of Wynn Resorts, Limited. Under the respective agreements, Wynn Resorts, Limited and Wynn Resorts Holdings, LLC grant the Company and WRM the license to use certain intellectual property, including certain trademarks, domain names, “WYNN” related trademarks, copyrights and service marks in connection with a variety of goods and services. These marks include “WYNN MACAU” and “ENCORE” as well as trademarks of the Chinese characters representing “WYNN.”

Pricing. Under the intellectual property license agreements, the license fee payable to Wynn Resorts Holdings, LLC equals the greater of (1) 3% of the intellectual property gross monthly revenues, or (2) US$1.5 million (approximately HK$11.6 million) per month. License fees payable to Wynn Resorts Holdings, LLC were calculated based on 3% of intellectual property gross monthly revenues given such revenues justifi ed payments in excess of US$1.5 million (approximately HK$11.6 million) per month. Gross revenues for the year ended 31 December 2012 were HK$38.0 billion and approximately HK$1,141.2 million was charged by Wynn Resorts, Limited to WRM under this arrangement during the year ended 31 December 2012.

Term. The intellectual property license agreements entered into by each of the Company and WRM with Wynn Resorts, Limited and Wynn Resorts Holdings, LLC have a perpetual term but may be terminated in the following circumstances:

(1) Wynn Resorts, Limited ceases to hold or have the right to exercise more than 50% of the voting rights to the Shares in the Company or WRM;

Annual Report 2012 45

Report of the Directors

CONNECTED TRANSACTIONS (CONTINUED)

Intellectual Property License Agreements (continued)

(2) there is a material breach of, or non-compliance with the terms of, the relevant intellectual property license agreement by the Company, WRM or any relevant members of the Group that are authorized to use the licensed intellectual property rights (“Relevant Subsidiaries”); or

(3) (I)(i) there is a suspension or revocation of privileged gaming licenses issued by governmental authorities, or (ii) Wynn Resorts Holdings, LLC, in good faith, deems that the acts of the Company, WRM or any Relevant Subsidiary jeopardizes any such privileged gaming licenses or gaming business activities of Wynn Resorts, Limited, Wynn Resorts Holdings, LLC or its affi liates (in each case, a “Relevant Event”); and (II) the Relevant Event continues for 30 consecutive days after written notice of the occurrence of the Relevant Event has been provided to the Company, WRM or the Relevant Subsidiaries, as the case may be. Prior written consent of the Company, WRM or the Relevant Subsidiaries, as the case may be, is required if Wynn Resorts, Limited or Wynn Resorts Holdings, LLC seeks to terminate any agreement that grants Wynn Resorts Holdings, LLC the intellectual property rights.

A waiver from the announcement and independent shareholders’ approval requirements, as required under the Listing Rules, for the initial term of the agreements, which will expire on 26 June 2022 has been granted by the Hong Kong Stock Exchange.

46 Wynn Macau, Limited

Report of the Directors

CONNECTED TRANSACTIONS (CONTINUED)

Summary

The aggregate amount paid by the Group during the year ended 31 December 2012, the annual caps for the year ended 31 December 2012, and the annual caps for the years ending 31 December 2013 and 2014, and where applicable, each year ends up to 2017, in respect of the discloseable continuing connected transactions are set out in detail below.

Annual Cap Tables

Discloseable continuing connected transactions	Aggregate amount paid to counter party for the year ended 31 December 2012		Annual Cap for the year ended 31 December 2012		Annual Cap for the year ended 31 December[(1)]			
					2013		2014	
	HK$	US$	HK$	US$	HK$	US$	HK$	US$
			(in millions)					
1. Worldwide Wynn Employment Framework Agreements	137.0	17. 7	139.5	17. 9	153.2	19.7	177.2	22.8
2. Marketing and Secondment Services Framework Agreements	31.3	4.0	58.3	7.5	64.1	8.2	70.5	9.1
3. Design Services Framework Agreement	70.6	9.1	78.7	10.1	84.4	10.8	78.8	10.1

Note:

(1) The applicable annual cap will be the higher of the US$ limit and HK$ limit.

Annual Report 2012 | 47

Report of the Directors

CONNECTED TRANSACTIONS (CONTINUED)

Summary (continued)

Annual Cap Tables (continued)

Discloseable continuing connected transactions	Aggregate amount paid to counter party for the year ended 31 December 2012		Annual Cap for the year ended 31 December 2012		Annual Cap for the year ending 31 December[1] 2013		2014		2015		2016		2017	
	HK$	US$	HK$	US$	HK$	US$	HK$	US$	HK$	US$	HK$	US$	HK$	US$
							(in millions)							
4. Corporate Allocation Agreements														
• Wynn Resorts, Limited providing the services to us	184.3	23.8	197.5	25.5	212.3	27.4	228.3	29.5	245.4	31.7	263.8	34.0	276.8	35.7
• Our Group providing the services to Wynn Resorts, Limited	—	—	18.6	2.4	18.6	2.4	18.6	2.4	18.6	2.4	18.6	2.4	18.6	2.4
5. Intellectual Property License Agreements	1,141.2	147.1	The higher of (1) 3% of the intellectual property gross monthly revenues; or (2) US$1.5 million per month.											

Note:

(1) The applicable annual cap will be the higher of the US$ limit and HK$ limit.

Under Chapter 14A of the Listing Rules, the above transactions constitute non-exempt continuing connected transactions of the Group and require disclosure in the annual report of the Company.

Ernst & Young, the Company's auditors, were engaged to report on the Group's continuing connected transactions in accordance with Hong Kong Standard on Assurance Engagements 3000 *Assurance Engagements Other Than Audits or Reviews of Historical Financial Information* and with reference to Practice Note 740 *Auditor's Letter on Continuing Connected Transactions under the Hong Kong Listing Rules* issued by the Hong Kong Institute of Certified Public Accountants. Ernst & Young have issued their unqualified letter containing their findings and conclusions in respect of the continuing connected transactions disclosed above by the Group in accordance with Rule 14A.38 of the Listing Rules. A copy of the auditors' letter has been provided by the Company to the Hong Kong Stock Exchange. In addition, all of the non-exempted continuing connected transactions of the Company disclosed herein constitute related party transactions set out in note 28 to the Financial Statements.

48 Wynn Macau, Limited

Report of the Directors

CONNECTED TRANSACTIONS (CONTINUED)

Summary (continued)

The independent non-executive Directors of the Company have reviewed these transactions and the independent auditors’ report and confi rmed that the non-exempt continuing connected transactions have been entered into:

(a)	in the ordinary and usual course of business of the Company;

(b) either on normal commercial terms or, on terms no less favourable to the Company than the terms available to and from (as appropriate) independent third parties; and

(c) in accordance with the relevant agreement on terms that are fair and reasonable and in the interests of the Shareholders of the Company as a whole.

The Directors con? rm that the Company has complied with the disclosure requirements in accordance with Chapter 14A of the Listing Rules.

MANAGEMENT CONTRACTS

No contracts concerning the management and administration of the whole or any substantial part of the business of the Company were entered into or existed for the year ended 31 December 2012.

MAJOR CLIENTS AND SUPPLIERS

Our clients are individual players and our ? ve largest clients, together, generate substantially less than 30% of the Group’s total operating revenues for the year ended 31 December 2012.

We depend on our suppliers to provide us with products and services such as security and surveillance systems, retail goods, gaming equipment and accessories, ferry tickets, food and beverage products and construction and other administrative services. In 2012, our fi ve largest suppliers were Rolex (Hong Kong) Limited, Leighton Contractors (Asia) Limited, Companhia de Electricidade de Macau — CEM, Leighton China State Joint Venture and Pat Davie (Macau) Ltd, which accounted for approximately 13%, 13%, 7%, 4% and 3% of our total purchases, respectively.

Save as disclosed, to the knowledge of the Board, none of our Directors (including Mr. Kazuo Okada*), their respective associates or any of our Shareholders (which to the knowledge of the Directors own more than 5% of the Company’s issued share capital) had any material interest in any of our top fi ve suppliers or single largest supplier in 2012.

*	Mr. Kazuo Okada ceased to be a member of our Board on 24 February 2012.

Annual Report 2012 49

Report of the Directors

DIRECTORS’ AND CHIEF EXECUTIVES’ INTEREST AND SHORT POSITIONS IN THE SHARES, UNDERLYING SHARES AND DEBENTURES OF THE COMPANY AND ANY ASSOCIATED CORPORATION

As at 31 December 2012, the interests and short positions of each Director and chief executive of the Company (being Mr. Stephen A. Wynn) in the Shares, underlying Shares and debentures of the Company or any of its associated corporations within the meaning of Part XV of the SFO which (a) were required to be noti? ed to the Company and the Hong Kong Stock Exchange pursuant to Divisions 7 and 8 of Part XV of the SFO (including interests and short positions which the Director or chief executive is taken or deemed to have under such provisions of the SFO); (b) were required, pursuant to section 352 of the SFO, to be entered in the register maintained by the Company referred to therein; (c) were required, pursuant to the Model Code contained in the Listing Rules, to be noti? ed to the Company and the Hong Kong Stock Exchange; or (d) were disclosed according to the knowledge of the Directors were as follows:

Total Approximate

Personal Family Corporate Other Number Percentage of

Name of Director Name of Corporation Interest Interest Interest Interest of Shares Shareholding

Nicholas Sallnow-Smith Wynn Macau, Limited — 10,000 — — 10,000 0.00%

(Long Position) (Long Position)

(Note 1) (Note 1)

540,000 — — — 540,000 —

(Long Position) (Long Position)

(Note 1) (Note 1)

Bruce Rockowitz Wynn Macau, Limited 50,000 — — — 50,000 0.00%

(Long Position) (Long Position)

(Note 2) (Note 2)

490,000 — — — 490,000 —

(Long Position) (Long Position)

(Note 2) (Note 2)

Jeffrey Kin-fung Lam Wynn Macau, Limited 540,000 — — — 540,000 —

(Long Position) (Long Position)

(Note 3) (Note 3)

Stephen A. Wynn Wynn Resorts, Limited 10,026,708 — — — 10,026,708 9.94%

(Long Position) (Long Position)

Ian Michael Coughlan Wynn Resorts, Limited 10,000 — — — 10,000 0.01%

(Long Position) (Long Position)

(Note 4) (Note 4)

50,000 — — — 50,000 —

(Long Position) (Long Position)

(Note 4) (Note 4)

Linda Chen Wynn Resorts, Limited 184,600 — — 184,600 0.18%

(Long Position) (Long Position)

(Note 5) (Note 5)

385,000 — — — 385,000 —

(Long Position) (Long Position)

(Note 5) (Note 5)

50 Wynn Macau, Limited

Report of the Directors

DIRECTORS' AND CHIEF EXECUTIVES' INTEREST AND SHORT POSITIONS IN THE SHARES, UNDERLYING SHARES AND DEBENTURES OF THE COMPANY AND ANY ASSOCIATED CORPORATION (CONTINUED)

Name of Director	Name of Corporation	Personal Interest	Family Interest	Corporate Interest	Other Interest	Total Number of Shares	Approximate Percentage of Shareholding
Allan Zeman	Wynn Macau, Limited	540,000 (Long Position) (Note 6)	—	—	—	540,000 (Long Position) (Note 6)	—
	Wynn Resorts, Limited	7,500 (Long Position) (Note 6)	—	—	—	7,500 (Long Position) (Note 6)	0.01%
		37,796 (Long Position) (Note 6)	—	—	—	37,796 (Long Position) (Note 6)	—
Marc D. Schorr	Wynn Resorts, Limited	250,000 (Long Position) (Note 7)	—	—	—	250,000 (Long Position) (Note 7)	0.25%
		350,000 (Long Position) (Note 7)	—	—	—	350,000 (Long Position) (Note 7)	—
Matthew O. Maddox	Wynn Resorts, Limited	86,355 (Long Position) (Note 8)	—	—	—	86,355 (Long Position) (Note 8)	0.09%
		385,000 (Long Position) (Note 8)	—	—	—	385,000 (Long Position) (Note 8)	—

Notes:

(1) Mr. Nicholas Sallnow-Smith's spouse, Ms. Lora Sallnow-Smith, was interested in 10,000 Shares. Mr. Nicholas Sallnow-Smith is deemed to be interested in the 10,000 Shares held by his spouse under the SFO. Pursuant to the Company's share option scheme, share options for 540,000 Shares have been granted to Mr. Nicholas Sallnow-Smith. As at 28 March 2013, share options for 170,000 Shares have vested.

(2) Mr. Bruce Rockowitz holds (i) 50,000 shares in his personal capacity; and (ii) share options for 490,000 Shares under the Company's share option scheme. As at 28 March 2013, share options for 120,000 Shares have vested.

(3) Pursuant to the Company's share option scheme, share options for 540,000 Shares have been granted to Mr. Jeffrey Kin-fung Lam. As at 28 March 2013, share options for 170,000 Shares have vested.

(4) Pursuant to the 2002 Stock Incentive Plan of Wynn Resorts, Limited (the "Stock Plan"), Mr. Ian Michael Coughlan holds (i) 10,000 shares in common stock of Wynn Resorts, Limited; and (ii) 50,000 stock options in the common stock of Wynn Resorts, Limited of which share options for 15,000 shares have vested.

(5) Pursuant to the Stock Plan, Ms. Linda Chen holds (i) 100,000 non-vested shares; and (ii) 385,000 unvested stock options in the common stock of Wynn Resorts, Limited. 84,600 shares in the common stock of Wynn Resorts, Limited are held by Ms. Linda Chen personally.

Annual Report 2012 51

Report of the Directors

DIRECTORS’ AND CHIEF EXECUTIVES’ INTEREST AND SHORT POSITIONS IN THE SHARES, UNDERLYING SHARES AND DEBENTURES OF THE COMPANY AND ANY ASSOCIATED CORPORATION (CONTINUED)

(6) Pursuant to the Company’s stock option scheme, share options for 540,000 Shares have been granted to Dr. Allan Zeman. Pursuant to the Stock Plan, Dr. Allan Zeman holds (i) 7,500 shares in the common stock of Wynn Resorts, Limited; and (ii) 37,796 stock options in the common stock of Wynn Resorts, Limited, of which stock options for 37,796 shares have vested. As at 28 March 2013, share options for 170,000 Shares have vested.

(7) Pursuant to the Stock Plan, Mr. Marc D. Schorr holds (i) 250,000 nonvested shares; and (ii) 350,000 unvested stock options in the common stock of Wynn Resorts, Limited. As of 23 February 2013, 50,000 non-vested shares vested and became 50,000 shares in common stock of Wynn Resorts, Limited of which 29,025 shares are held by Mr. Marc. D. Schorr personally and Mr. Marc D. Schorr ceased to be interested in 20,975 shares (further details set out under Model Code in the Corporate Governance Report).

(8) As at 28 March 2013 (the date on which Mr. Matthew O. Maddox was appointed as a non-executive Director), pursuant to the Stock Plan, Mr. Maddox held (i) vested and unvested stock options relating to an aggregate of 385,000 shares; (ii) 50,000 non-vested shares; and (iii) 36,355 shares, in the common stock of Wynn Resorts, Limited.

SUBSTANTIAL SHAREHOLDERS’ INTERESTS AND SHORT POSITIONS IN THE SHARES AND UNDERLYING SHARES OF THE COMPANY

The register of substantial shareholders required to be kept by the Company under section 336 of Part XV of the SFO shows that as at 31 December 2012, the Company had been notifi ed of the following substantial shareholders’ interests and short positions in the shares and underlying shares of the Company, being interests of 5% or more of the Company’s issued share capital. These interests are in addition to those disclosed above in respect of the Directors and chief executives of the Company.

Shares of HK$0.001 each in the Company

Percentage of

the issued share

Capacity/ Number of capital of the

Name Nature of Interest Shares Company

WM Cayman Holdings Limited I Bene?cial interest 3,750,000,000 72.29%

(Note 1)(Long Position)

Wynn Group Asia, Inc. (Note 1) Interest of a controlled 3,750,000,000 72.29%

corporation(Long Position)

Wynn Resorts, Limited (Note 1) Interest of a controlled 3,750,000,000 72.29%

corporation(Long Position)

The Capital Group Companies, Interest of a controlled 280,996,400 5.42%

Inc. (Note 2) corporation(Long Position)

Capital Research and Management Investment manager 260,352,400 5.02%

Company (Note 2)(Long Position)

52 Wynn Macau, Limited

Report of the Directors

SUBSTANTIAL SHAREHOLDERS’ INTERESTS AND SHORT POSITIONS IN THE SHARES AND UNDERLYING SHARES OF THE COMPANY (CONTINUED)

Note:

(1) WM Cayman Holdings Limited I is a wholly owned subsidiary of Wynn Group Asia, Inc., which in turn is wholly owned by Wynn Resorts, Limited. Therefore Wynn Group Asia, Inc. and Wynn Resorts, Limited are deemed or taken to be interested in 3,750,000,000 Shares which are bene? cially owned by WM Cayman Holdings Limited I.

(2) The Capital Group Companies, Inc. is deemed interested in 280,996,400 Shares, comprised of the Shares held by two wholly-owned subsidiaries, namely Capital Research and Management Company and Capital Group International, Inc. (which is deemed interested in the Company through the Shares held by Capital Guardian Trust Company, Capital International, Inc., Capital International Limited and Capital International Sarl, each a wholly owned subsidiary of Capital Group International, Inc.).

Save as disclosed above, according to the register kept by the Company under Section 336 of the SFO, there was no other person who had an interest or short positions in the Shares or underlying Shares of the Company as at 31 December 2012.

REMUNERATION POLICY

As at 31 December 2012, the Group had approximately 7,000 full-time equivalent employees. Employees of the Group are selected, remunerated and promoted on the basis of their merit, quali? cations, competence and contribution to the Group.

Compensation of key executives of the Group is determined by the Company’s remuneration committee which reviews and determines executives’ compensation based on the Group’s performance and the executives’ respective contributions to the Group.

The Company also has a provident fund set up for its employees and a share options scheme. Further details on the Company’s share options scheme are set out below.

Annual Report 2012 53

Report of the Directors

SHARE OPTION SCHEME

The Company approved the adoption of a share option scheme on 16 September 2009 with the implementation of the scheme conditional on the Company’s listing on the Hong Kong Stock Exchange. The purpose of the share option scheme is to reward participants, which may include Directors and employees of the Group, who have contributed to the Group and to encourage them to work towards enhancing the value of the Company and its Shares for the benefi t of the Company and its Shareholders as a whole. The options granted under the scheme do not give immediate ownership of the underlying Shares as they require payment of a subscription price which is based on the then prevailing market price of the Shares.

During the year ended 31 December 2012, share options for a total of 760,000 Shares were granted (2011: 400,000 Shares). A summary of the terms of the share option scheme is set out below:

Number of Shares Available for Issue under the Scheme

A maximum of 518.75 million Shares have been reserved for issuance under the share option scheme, representing 10.0% in nominal amount in the aggregate of Shares in issue as at the date of this Annual Report.

Maximum Entitlement of Participant

The maximum number of Shares issued and to be issued upon exercise of the share options granted to each participant under the share option scheme (including both exercised and outstanding share options) in any 12-month period shall not (when aggregated with any Shares subject to share options granted during such period under any other share option schemes of the Company other than those share options granted pursuant to speci? c approval by the Shareholders in a general meeting) exceed one percent of the Shares in issue for the time being.

Where any further grant of share options to a participant would result in the Shares issued and to be issued upon exercise of all share options granted and to be granted to such person (including exercised, cancelled and outstanding share options) in the 12-month period up to and including the date of such further grant representing in aggregate over one percent of the Shares in issue, such further grant must be separately approved by Shareholders in general meeting with such participant and his associates abstaining from voting.

54 Wynn Macau, Limited

Report of the Directors

SHARE OPTION SCHEME (CONTINUED)

Exercise Period

Subject to any restrictions applicable under the Listing Rules and notwithstanding the terms of grant thereof, a share option may be exercised by the grantee in accordance with the terms of the share option scheme at any time during the period to be determined and noti? ed by the Board to each grantee at the time of making an offer of the grant of a share options which shall not expire later than 10 years from the date on which it is granted. The minimum period in which a share option must be held before it can be exercised is determined and noti? ed by the Board to each grantee.

Payment on Acceptance of Share Option

An amount of HK$1.00 must be paid as consideration for the grant of a share option and such payment must be made within 28 days from the date the share option grant offer is made by the Board.

Determination of Exercise Price

The exercise price is determined by the Board in its absolute discretion but in any event shall not be less than the higher of:

(i) the closing price of the Shares as stated in the daily quotations sheets issued by the Hong Kong Stock Exchange on the date of the granting of the share option which must be a business day in Hong Kong;

(ii) the average closing price of the Shares as stated in the daily quotations sheets issued by the Hong Kong Stock Exchange for the ? ve business days immediately preceding the date of the granting of the share option; and

(iii) the nominal value of the Shares.

Life of the Share Option Scheme

The Company’s share option scheme is effective for a period of 10 years from 16 September 2009.

Annual Report 2012 55

Report of the Directors

SHARE OPTION SCHEME (CONTINUED)

2012 Share Option Grants

The following table discloses movements in the Company’s share options outstanding during the year ended 31 December 2012. Other details of the scheme are disclosed in note 24 to the Financial Statements.

Number of share options

Exercise

Expired/ price of

lapsed/ share

At Granted Exercised canceled At 31 Date of grant options

1	January during during during December of share Exercise period of per Share

Name of Director 2012 the year the year the year 2012 options share options(HK$)

Dr. Allan Zeman 250,000 — — — 250,000 25 March 2010 25 March 2011 10.92

to 24 March 2020

100,000 — — — 100,000 17 May 2011 17 May 2012 25.96

to 16 May 2021

— 190,000(1) — — 190,000 5 June 2012 5 June 2013 19.04

to 4 June 2022

350,000 190,000 — — 540,000

Mr. Nicholas 250,000 — — — 250,000 25 March 2010 25 March 2011 10.92

Sallnow-Smith to 24 March 2020

100,000 — — — 100,000 17 May 2011 17 May 2012 25.96

to 16 May 2021

— 190,000(1) — — 190,000 5 June 2012 5 June 2013 19.04

to 4 June 2022

350,000 190,000 — — 540,000

Mr. Bruce Rockowitz 200,000 — — — 200,000 25 March 2010 25 March 2011 10.92

to 24 March 2020

100,000 — — — 100,000 17 May 2011 17 May 2012 25.96

to 16 May 2021

— 190,000(1) — — 190,000 5 June 2012 5 June 2013 19.04

to 4 June 2022

300,000 190,000 — — 490,000

56 Wynn Macau, Limited

Report of the Directors

SHARE OPTION SCHEME (CONTINUED)

2012 Share Option Grants (continued)

Number of share options

Exercise

Expired/ price of

lapsed/ share

At Granted Exercised canceled At 31 Date of grant options

1	January during during during December of share Exercise period of per Share

Name of Director 2012 the year the year the year 2012 options share options(HK$)

Mr. Jeffrey 250,000 — — — 250,000 25 March 2010 25 March 2011 10.92

Kin-fung Lam to 24 March 2020

100,000 — — — 100,000 17 May 2011 17 May 2012 25.96

to 16 May 2021

— 190,000(1) — — 190,000 5 June 2012 5 June 2013 19.04

to 4 June 2022

350,000 190,000 — — 540,000

Total 1,350,000 760,000 — — 2,110,000

The vesting periods of the above share options are 20% vesting on each of the anniversary date of the date of grant.

Notes:

(1) The closing price of the Company’s Shares immediately before the date on which the options were granted during the year was HK$18.06.

PURCHASE, SALE OR REDEMPTION OF COMPANY’S LISTED SECURITIES

There have been no convertible securities issued or granted by the Group, no exercise of any conversion or subscription rights, nor any purchase, sale or redemption by the Group of its listed Shares during the year ended 31 December 2012.

SUFFICIENCY OF PUBLIC FLOAT

Based on the information available to the Company and within the knowledge of the Directors, as at the date of this Annual Report, the Company maintained the prescribed public ? oat under the Listing Rules.

Annual Report 2012 57

Report of the Directors

PRE-EMPTIVE RIGHTS

There are no provisions for pre-emptive rights under the laws of the Cayman Islands or under the Company’s articles of association that require the Company to offer new Shares on a pro-rata basis to its existing Shareholders.

AUDITORS

Our external auditors, Ernst & Young, will retire and a resolution for their reappointment as auditors of the Company will be proposed at the forthcoming annual general meeting of the Company.

LITIGATIONS

The Group did not have any material litigation outstanding as at 31 December 2012.

The Group’s affi liates are involved in litigation, with details as set out in note 27 to the Financial Statements, arising in the normal course of business. In the opinion of management, such litigation will not have a material effect on the Group’s fi nancial condition, results of operations or cash ? ows.

CONTINUING DISCLOSURE PURSUANT TO LISTING RULES 13.18 AND 13.21

Under the terms of the Amended Wynn Macau Credit Facilities, it is an event of default if Wynn Resorts, Limited, the Company’s Controlling Shareholder, ceases to own directly or indirectly at least 51% of the voting rights or issued capital of WRM or ceases to retain the ability or the right to direct or procure the direction of the management and policies of WRM. Upon an event of default, the lenders are entitled to exercise certain remedies including acceleration of the indebtedness under the senior secured credit facilities. Save as disclosed above, our Company does not have any other disclosure obligations under Rules 13.18 and 13.21 of the Listing Rules.

58 Wynn Macau, Limited

Report of the Directors

CHANGES IN INFORMATION OF DIRECTORS

Pursuant to Rule 13.51(B)(1) of the Listing Rules, the changes in information of Directors of the Company are set out below:

(a) Ms. Linda Chen, an executive Director and Chief Operating Of? cer of the Company, resigned, without dispute, as a director of Wynn Resorts, Limited on 13 December 2012.

(b) Mr. Marc D. Schorr, a non-executive Director of the Company, resigned, without dispute, as a director of Wynn Resorts, Limited on 13 December 2012. Mr. Schorr retired, without dispute, as a non-executive Director of the Company, a member of the remuneration committee of the Board and from all other positions in subsidiaries of the Company on 28 March 2013.

(c) Mr. Allan Zeman, a non-executive Director of the Company, resigned, without dispute, as the non-executive director of Wynn Resorts, Limited on 13 December 2012. He also resigned from being a member of the Committee on the Commission on Strategic Development. Mr. Zeman was awarded Honorary Doctorate Degree of Business Administration from City University of Hong Kong and University of Science and Technology of Hong Kong in 2012.

(d) Mr. Jeffrey Kin-fung Lam, an independent non-executive Director of the Company, resigned as a member of the Independent Commission Against Corruption’s Advisory Committee on Corruption. Mr. Lam was appointed as a non-offi cial member of the Hong Kong Executive Council in October 2012.

(e) Mr. Nicholas Sallnow-Smith, an independent non-executive Director of the Company, resigned as a member of the Advisory Board of Winnington Group and Chairman of the Earth Champions, Hong Kong. Mr. Sallnow-Smith became a member of the Financial Reporting Council of Hong Kong in December 2012.

(f) Mr. Bruce Rockowitz, an independent non-executive Director of the Company, was appointed as the Chairman of LF USA and LF Europe (both being subsidiaries of Li & Fung Limited whose shares are listed on the Hong Kong Stock Exchange under stock code 494) in December 2012.

(g) Mr. Matthew O. Maddox was appointed by the Board as a non-executive Director of the Company and a member of the remuneration committee of the Board on 28 March 2013.

On behalf of the Board

Stephen A. Wynn

Chairman

Hong Kong, 28 March 2013

Annual Report 2012 59

Corporate Governance Report

CORPORATE GOVERNANCE PRACTICES

The Company is dedicated to maintaining and ensuring high standards of corporate governance practices and the corporate governance principles of the Company are adopted in the best interest of the Company and its Shareholders. The Company’s corporate governance practices are based on the principles, code provisions and certain recommended best practices as set out in the Code.

The Company has complied with the code provisions in the Code on Corporate Governance Practices during the period from 1 January 2012 to 31 March 2012, both dates inclusive, and the code provisions in the Corporate Governance Code and Corporate Governance Report during the period 1 April 2012 to 31 December 2012, both dates inclusive, except for the following deviation from provision A.2.1 of the Code.

Mr. Stephen A. Wynn as our Chairman and Chief Executive Of? cer

Under code provision A.2.1 of the Code, the roles of chairman and chief executive of? cer should be separate and should not be performed by the same individual. The Company does not at present separate the roles of the chairman and chief executive of? cer.

Mr. Wynn, the founder of the Company and Wynn Macau, serves as the Chairman and Chief Executive Of? cer of the Company. The Board has determined that the combination of these roles held singularly by Mr. Wynn is in the best interest of the Company and all Shareholders. The Board believes that the issue of whether to combine or separate the of? ces of Chairman of the Board and Chief Executive Of? cer is part of the succession planning process and that it is in the best interests of the Company for the Board to make a determination whether to combine or separate the roles based upon the circumstances. The Board has given careful consideration to separating the roles of Chairman and Chief Executive Of? cer and has determined that the Company and its Shareholders are best served by the current structure. Mr. Wynn’s combined role promotes unifi ed leadership and direction for the Board and executive management and allows for a single, clear focus for the Company’s operational and strategic efforts.

60 Wynn Macau, Limited

Corporate Governance Report

CORPORATE GOVERNANCE PRACTICES (CONTINUED)

Mr. Stephen A. Wynn as our Chairman and Chief Executive Of? cer (continued)

The combined role of Mr. Wynn as both Chairman and Chief Executive Of? cer is balanced by the Company’s governance structure, policies and controls. All major decisions are made in consultation with members of the Board and the relevant Board committees. The Company has three Board committees, namely the audit committee, the remuneration committee, and the nomination and corporate governance committee. Each Board committee comprises non-executive Directors only and is chaired by an independent non-executive Director. In addition, there are three independent non-executive Directors on the Board offering independent perspectives.

This structure encourages independent and effective oversight of the Company’s operations and prudent management of risk.

For the reasons stated above and as a result of the structure, policies and procedures outlined above, and in light of the historical success of Mr. Wynn’s leadership, the Board has concluded that the current Board leadership structure is in the best interests of the Company and its Shareholders.

MODEL CODE

The Company adopted the Model Code on 16 September 2009 as its code of conduct for securities transactions by Directors. On 23 March 2010, the Company adopted its own code of conduct for securities transactions, the terms of such code being no less exacting than those set out in the Model Code. Having made speci? c enquiry of the Directors, all Directors have con? rmed that they have complied with the required standard of dealings and code of conduct regarding securities dealings by directors as set out in the Model Code and the Company’s own code of conduct for the year ended 31 December 2012.

On 23 February 2013, 50,000 shares in the common stock of Wynn Resorts, Limited vested in favor of Mr. Marc D. Schorr pursuant to an Amended Restricted Stock Agreement with Wynn Resorts, Limited of the same date. Further to an election by Mr. Schorr dated 26 February 2013 in accordance with an offer by Wynn Resorts, Limited to do so, Wynn Resorts, Limited withheld 20,975 of these shares and applied the value thereof (determined based on the market price of the shares of Wynn Resorts, Limited measured as of the vesting date) to make withholding tax payments arising from the vesting of the shares for the bene? t of Mr. Schorr. These 20,975 shares were not granted to Mr. Schorr or made available on NASDAQ but were issued and bought by Wynn Resorts, Limited, becoming treasury stock. As a consequence, Mr. Schorr ceased to be interested in 20,975 shares of Wynn Resorts, Limited. The relevant notice to the Company and the Hong Kong Stock Exchange disclosing this event, which is available to the public, was ? led on 27 February 2013. Because Mr. Schorr’s election occurred during a blackout period under the Company’s code of conduct for securities transactions, the election constituted a technical violation of that code. The Company reviewed and amended its code on 28 March 2013 in order to permit such transactions, which are common in the context of U.S. companies such as Wynn Resorts, Limited, at any time, so long as the grantee of the shares is not, at the time the election is made, in possession of “inside information,” as such term is defi ned for purposes of Part XIVA of the Securities and Futures Ordinance about the Company or Wynn Resorts, Limited.

Annual Report 2012 61

Corporate Governance Report

QUARTERLY REPORTING

The Company has adopted the recommended best practice under the Corporate Governance Code to announce and publish ? nancial results within 40 days after the end of the relevant quarter. The release of the Company’s quarterly results will be synchronized with the timing of the quarterly fi lings made by our ultimate controlling shareholder, Wynn Resorts, Limited, in the United States. Wynn Resorts, Limited is listed on the NASDAQ Stock Market and is a reporting company under the United States Securities Exchange Act of 1934 which is required to fi le quarterly reports with the SEC. Each quarter, Wynn Resorts, Limited issues press releases in the United States relating to its quarterly ? nancial information (including ? nancial information about the Macau segment of Wynn Resorts, Limited, which is operated by the Company). Such information will be presented in accordance with U.S. GAAP.

At the same time as Wynn Resorts, Limited releases its quarterly press releases, the Company makes an announcement on the Hong Kong Stock Exchange pursuant to Rule 13.09 of the Listing Rules extracting the key highlights of the press release pertaining to the Group. Such announcement will also include a quarterly income statement for the Group presented in accordance with IFRS.

In addition to the quarterly press release, Wynn Resorts, Limited also ? les quarterly reports with the SEC. Simultaneously with the ? ling of such report in the United States, the Company also makes an announcement on the Hong Kong Stock Exchange pursuant to Rule 13.09 of the Listing Rules extracting the key highlights of the quarterly report pertaining to the Group.

62 Wynn Macau, Limited

Corporate Governance Report

BOARD OF DIRECTORS

Role of the Board

The Board governs the Company and is responsible for overall leadership of the Group. The Board works to promote the success of the Group through oversight and direction of the Group’s business dealings. The Board implements overall strategic priorities for the Company, reviews and approves budgetary affairs and oversees and monitors the overall performance of management. The Board is provided with all necessary resources including the advice of external auditors, external attorneys and other independent professional advisors as needed.

Board Composition

The Company has a Board with a balanced composition of executive and non-executive Directors (including independent non-executive Directors).

The Board is currently composed as follows:

• Executive Directors: Mr. Stephen A. Wynn (who is also Chief Executive Offi cer and President), Ms. Linda Chen, and Mr. Ian Michael Coughlan;

• Non-executive Directors: Dr. Allan Zeman and Mr. Matthew O. Maddox (Mr. Marc D. Schorr retired on 28 March 2013); and

• Independent non-executive Directors: Mr. Jeffrey Kin-fung Lam, Mr. Bruce Rockowitz and Mr. Nicholas Sallnow-Smith.

Mr. Stephen A. Wynn is our Chairman and Dr. Allan Zeman is our Vice-chairman.

There is no particular relationship (including ? nancial, business, family or other material or relevant relationship) between members of the Board.

Annual Report 2012 63

Corporate Governance Report

BOARD OF DIRECTORS (CONTINUED)

Board Meetings Held in 2012

In 2012, the Company convened ? ve board meetings including four regular meetings. The attendance record of the Directors at these meetings is set out below.

Number of

meetings

attended/held

Name of Director during 2012 Attendance rate

EXECUTIVE DIRECTORS

Mr. Stephen A. Wynn 5/5 100%

Ms. Linda Chen 5/5 100%

Mr. Ian Michael Coughlan 5/5 100%

NON-EXECUTIVE DIRECTORS

Mr. Marc D. Schorr 5/5 100%

Dr. Allan Zeman 5/5 100%

INDEPENDENT NON-EXECUTIVE DIRECTORS

Mr. Jeffrey Kin-fung Lam 5/5 100%

Mr. Bruce Rockowitz 5/5 100%

Mr. Nicholas Sallnow-Smith 5/5 100%

At least four regular meetings will be convened each year.

Independent non-executive Directors

The Company has received from each of the independent non-executive Directors an annual con? rmation of his independence pursuant to Rule 3.13 of the Listing Rules and considers each of them to be independent. Each has been appointed for an additional term of two years commencing from 16 September 2011.

Non-executive Directors

Mr. Marc D. Schorr and Dr. Allan Zeman, have separately been appointed as a non-executive Director for an initial term of three years commencing from 16 September 2009 which was extended for an additional term of three years effective from 16 September 2012. On 28 March 2013, Mr. Schorr retired as a non-executive Director and Mr. Matthew O. Maddox was appointed as a non-executive Director for a term of three years commencing on the same date. Mr. Kazuo Okada had been appointed as a non-executive Director for an initial term of three years commencing from 16 September 2009 until the Company served him written notice to terminate such appointment on 24 February 2012. Mr. Okada ceased to be non-executive Director of the Company on 24 February 2012.

64 Wynn Macau, Limited

Corporate Governance Report

BOARD OF DIRECTORS (CONTINUED)

Appointment and Re-election of Directors

Please refer to information in “Nomination and Corporate Governance Committee” as set below regarding the process of appointment of Directors in the Company.

In addition to the aforesaid term of appointment of directors in the Company, all the Directors are subject to retirement by rotation at least once every three years and any new Director appointed to ? ll a casual vacancy or as an addition to the Board shall be re-elected at the next following annual general meeting after appointment.

Continuous Professional Development of Directors

Each Director has kept abreast of his or her responsibilities as a director of the Company and of the conduct, business activities and development of the Company.

The Company acknowledges the importance of Directors participating in appropriate continuous professional development to develop and refresh their knowledge and skills to ensure that their contribution to the Board remains informed and relevant. Internally-facilitated brie? ngs for Directors have been arranged and reading material on relevant topics have been issued to the Directors, where appropriate.

The Company organized various brie? ngs conducted by Mr. Jay M. Schall, the Senior Vice President and General Counsel of the Company, for all Directors on relevant topics such as directors’ duties and responsibilities, corporate governance and amendments to the Listing Rules. In addition, some Directors attended seminars and training sessions presented by professional institutions. During the year ended 31 December 2012, training on the following topics were offered to the Directors:

1. Directors’ Duties and Responsibilities

2. Corporate Governance

3. Update on Hong Kong Listing Rules amendments

4. Corporate laws, compliance laws and regulations

5. Issues on Non-Executive Directors

Annual Report 2012 65

Corporate Governance Report

BOARD OF DIRECTORS (CONTINUED)

Continuous Professional Development of Directors (continued)

Topics of Training Directors Attended

Executive Directors

Mr. Stephen A. Wynn 1, 2, 3 and 4 Ms. Linda Chen 1, 2, 3 and 4 Mr. Ian Michael Coughlan 1, 2, 3 and 4

Non-Executive Directors

Mr. Marc D. Schorr 1, 2, 3 and 4

Dr. Allan Zeman 1, 2 and 3

Independent Non-Executive Directors

Mr. Jeffrey Kin-fung Lam 1, 2 and 3 Mr. Bruce Rockowitz 1, 2 and 3 Mr. Nicholas Sallnow-Smith 1, 2, 3, 4 and 5

BOARD COMMITTEES

The Board has received appropriate delegation of its functions and powers and has established appropriate Board committees, with speci? c written terms of reference in order to manage and monitor speci? c aspects of the Group’s affairs. The Board and the Board committees are provided with all necessary resources including the advice of external auditors, external attorneys and other independent professional advisors as needed.

66 Wynn Macau, Limited

Corporate Governance Report

BOARD COMMITTEES (CONTINUED)

Audit Committee

The Company has set up an audit committee in compliance with Rule 3.21 of the Listing Rules, the primary duties of which are to review and supervise the ? nancial reporting process and internal control system of the Group, maintain an appropriate relationship with the Company’s auditors, review and approve connected transactions, and provide advice and comments to the Board.

The audit committee consists of three members: Mr. Nicholas Sallnow-Smith and Mr. Bruce Rockowitz, both of whom are independent non-executive Directors, and Dr. Allan Zeman, a non-executive Director. Mr. Nicholas Sallnow-Smith is the chairman of the audit committee.

The audit committee held three meetings during the year ended 31 December 2012. The attendance record of these meetings is set out below.

Number of

meetings

attended/held

Name of committee member during 2012 Attendance rate

Mr. Bruce Rockowitz 3/3 100%

Mr. Nicholas Sallnow-Smith 3/3 100%

Dr. Allan Zeman 3/3 100%

During the meetings, the audit committee met with the external auditors and senior management, reviewed the ? nancial statements, results announcements and reports for the year ended 31 December 2011 and for the six months ended 30 June 2012, the accounting principles and practices adopted by the Group and the relevant audit ? ndings, reviewed and discussed with the auditors of a report on the adequacy and effectiveness of the Company’s fi nancial reporting system, internal control system and risk management system and associated procedures and considered the internal audit plan and report.

There are no material uncertainties relating to events or conditions that may cast signifi cant doubt on the Company’s ability to continue as a going concern. There is no disagreement between the Board and the audit committee regarding the selection and appointment of external auditors.

Annual Report 2012 67

Corporate Governance Report

BOARD COMMITTEES (CONTINUED)

Audit Committee (continued)

Having reviewed the new requirements, code provisions and best recommended practices in relation to corporate governance practices and associated Listing Rules announced by the Hong Kong Stock Exchange in October 2011, the audit committee and the nomination and corporate governance committee presented to the Board amendments to the committee’s written terms of reference which were subsequently approved by the Board and adopted by the audit committee on 27 March 2012. The committee’s terms of reference are available for viewing on the websites of the Company and the Hong Kong Stock Exchange.

Remuneration Committee

The Company has set up a remuneration committee, the primary duties of which are to assist the Board in determining the policy and structure for the remuneration of Directors, evaluating the performance of Directors and senior management, reviewing incentive schemes and Directors’ service contracts and fi xing the remuneration packages for all Directors and senior management. The remuneration packages of all Directors is determined by the remuneration committee in accordance with the committee’s written terms of reference, and with the delegated authority of the Board. Determination of such matters is based on the Group’s performance and the Directors’ and senior management members’ respective contributions to the Group.

The remuneration committee consists of four members: Mr. Matthew O. Maddox, a non-executive Director, and Mr. Nicholas Sallnow-Smith, Mr. Bruce Rockowitz and Mr. Jeffrey Kin-fung Lam, all of whom are independent non-executive Directors. Mr. Nicholas Sallnow-Smith is the chairman of the remuneration committee. Mr. Marc D. Schorr retired as a member of the remuneration committee on

28 March 2013.

The remuneration committee held two meetings during the year ended 31 December 2012. The attendance record of these meetings is set out below.

Number of

meetings

attended/held

Name of committee member during 2012 Attendance rate

Mr. Jeffrey Kin-fung Lam 2/2 100%

Mr. Bruce Rockowitz 2/2 100%

Mr. Nicholas Sallnow-Smith 2/2 100%

Mr. Marc D. Schorr 2/2 100%

68 Wynn Macau, Limited

Corporate Governance Report

BOARD COMMITTEES (CONTINUED)

Remuneration Committee (continued)

During the meetings, the remuneration committee made recommendations of the performance-based remuneration and bonuses to the senior management of the Group.

Having reviewed the new requirements, code provisions and best recommended practices in relation to corporate governance practices and associated Listing Rules announced by the Hong Kong Stock Exchange in October 2011, the remuneration committee and the nomination and corporate governance committee presented to the Board amendments to the committee’s written terms of reference which were subsequently approved by the Board and adopted by the remuneration committee on 27 March 2012. The committee’s terms of reference are available for viewing on the websites of the Company and the Hong Kong Stock Exchange.

Details of the remuneration of each Director (including Mr. Kazuo Okada*) of the Company for the year ended 31 December 2012 are set out in note 26 to the ? nancial statements contained in this Annual Report.

*	Mr. Kazuo Okada ceased to be a member of our Board on 24 February 2012.

Nomination and Corporate Governance Committee

The Company has set up a nomination and corporate governance committee, the primary duties of which are to identify, screen and recommend to the Board appropriate candidates to serve as directors of the Company, to oversee the process for evaluating the performance of the Board, to develop and recommend to the Board nomination guidelines for the Company, and to develop a set of corporate governance principles for the Company, which shall be consistent with any applicable laws, regulations and listing standards. In reviewing the composition of the Board, the nomination and corporate governance committee considers the skills, knowledge and experience and also the desirability of maintaining a balanced composition of executive and non-executive Directors (including independent non-executive Directors).

The nomination and corporate governance committee consists of three members: Mr. Nicholas Sallnow-Smith and Mr. Jeffrey Kin-fung Lam, both of whom are independent non-executive Directors, and Dr. Allan Zeman, a non-executive Director. Mr. Jeffrey Kin-fung Lam is the chairman of the nomination and corporate governance committee.

Annual Report 2012 69

Corporate Governance Report

BOARD COMMITTEES (CONTINUED)

Nomination and Corporate Governance Committee (continued)

The nomination and corporate governance committee held one meeting during the year ended 31 December 2012. The attendance record of the said meeting is set out below.

Number of

meetings

attended/held

Name of committee member during 2012 Attendance rate

Mr. Jeffrey Kin-fung Lam 1/1 100%

Mr. Nicholas Sallnow-Smith 1/1 100%

Dr. Allan Zeman 1/1 100%

During the meeting, the nomination and corporate governance committee assessed the independence of the existing independent non-executive Directors and recommended the reappointment of the retiring Directors at the annual general meeting for the year ended 31 December 2012 of the Company. The Directors’ remuneration for the year ended 31 December 2012 is set out in note 26 to the Financial Statements.

In accordance with article 17.18 of the Company’s articles of association, one third of our Board will retire from offi ce by rotation at the forthcoming annual general meeting. The three directors who will retire by rotation are Ms. Linda Chen, one of our executive Directors, and Mr. Bruce Rockowitz and Mr. Jeffrey Kin-fung Lam, both independent non-executive Directors. All retiring directors, being eligible, will offer themselves for re-election at the forthcoming annual general meeting. The nomination and corporate governance committee recommended the re-appointment of these three retiring directors. In accordance with article 17.2 of the Company’s articles of association, Mr. Matthew O. Maddox, one of our non-executive Directors, having been appointed by the Board on 28 March 2013 and being eligible, will offer himself for re-election at the forthcoming annual general meeting. The Company’s circular concerning the forthcoming annual general meeting contains detailed information of these Directors standing for re-election pursuant to the Listing Rules requirements.

Having reviewed the new requirements, code provisions and best recommended practices in relation to corporate governance practices and associated Listing Rules announced by the Hong Kong Stock Exchange in October 2011, the nomination and corporate governance committee presented to the Board the committee’s written terms of reference which were subsequently approved by the Board and adopted by the nomination and corporate governance committee on 27 March 2012. The committee’s terms of reference are available for viewing on the websites of the Company and the Hong Kong Stock Exchange.

70 Wynn Macau, Limited

Corporate Governance Report

FINANCIAL REPORTING

Directors’ Responsibility

The Directors acknowledge their responsibility for the preparation and true and fair presentation of the Financial Statements in accordance with International Financial Reporting Standards issued by the International Accounting Standards Board and the International Financial Reporting Interpretations Committee and the disclosure requirements of the Hong Kong Companies Ordinance.

This responsibility includes designing, implementing and maintaining internal control relevant to the preparation and the true and fair presentation of the Financial Statements that are free from material misstatement, whether due to fraud or error; selecting and applying appropriate accounting policies; and making accounting estimates that are reasonable in the circumstances. The Directors are not aware of any material uncertainties relating to events or conditions that may cast signifi cant doubt upon the Company’s ability to continue as a going concern as at 31 December 2012. Accordingly, the Directors have prepared the Financial Statements for the year ended 31 December 2012 on a going concern basis.

Auditors’ Responsibility

A statement by the external auditors of the Company, Ernst & Young, is included in the Independent Auditors’ Report on pages 74 to 75 of this Annual Report.

Auditors’ Remuneration

Fees for auditing services provided by our external auditor, Ernst & Young, for the year ended 31 December 2012 are included in note 3.2 to the Financial Statements. There were no non-auditing services provided by our external auditor for the year ended 31 December 2012.

INTERNAL CONTROLS

The Company and the Group have had an internal audit department since the Company’s formation. The internal audit department performed its functions fully during 2012 following an annual audit plan and routine testing. The Company’s audit committee reviewed the internal control system in respect of the year ended 31 December 2012 and considered the system effective and adequate. The Board conducted a review of the internal control system of the Company and its subsidiaries for the year ended 31 December 2012, including fi nancial, operational and compliance control, and risk management functions. The Board assessed the effectiveness of internal control by considering the reviews performed by the audit committee. The Company complies with the code provisions relating to internal control contained in the Code.

Annual Report 2012 71

Corporate Governance Report

COMPANY SECRETARY

Ms. Kwok Yu Ching, formerly of Tricor Services Limited (“Tricor”), our external service provider of company secretarial services, resigned as company secretary and authorized representative of the Company with effect from 28 February 2013. On the same date, Ms. Ho Wing Tsz Wendy of Tricor was appointed as company secretary and authorized representative of the Company. Ms. Kwok Yu Ching was the company secretary and authorized representative of the Company during the year ended 31 December 2012. Ms. Kwok Yu Ching has confi rmed that there is no disagreement with the Board and that there is no other matter in relation to her resignation that needs to be brought to the attention of the Shareholders. Tricor’s primary contact person at the Company is Mr. Jay M. Schall, Senior Vice President and General Counsel of the Company. Up to the date of this report, Ms. Ho Wing Tsz Wendy has taken no less than 15 hours of relevant professional training to update her skills and knowledge.

SHAREHOLDERS’ RIGHTS

Convening of Extraordinary General Meeting by Shareholders

Pursuant to Article 13.3 of the Company’s articles of association, the Board may, whenever it thinks fi t, convene an extraordinary general meeting. Extraordinary general meetings shall also be convened by two or more Shareholders depositing a written requisition at the principal of? ce of the Company in Hong Kong or, in the event the Company ceases to have such a principal of? ce, the registered of? ce, specifying the objects of the meeting and signed by the requisitionists. The requisitionists should hold as at the date of deposit of the requisition not less than one-tenth of the paid up capital of the Company which carries the right of voting at general meetings.

General meetings may also be convened on the written requisition of a Shareholder which is a recognized clearing house (or its nominee(s)) deposited at the principal of? ce of the Company in Hong Kong or, in the event the Company ceases to have such a principal of? ce, the registered of? ce specifying the objects of the meeting and signed by the requisitionist. The requisitionist should hold as at the date of deposit of the requisition not less than one-tenth of the paid up capital of the Company which carries the right of voting at general meetings.

If the Board does not within 21 days from the date of deposit of the requisition proceed to convene the meeting to be held within a further 21 days, the requisitionist(s) themselves or any of them representing more than one-half of the total voting rights of all of them, may convene the general meeting in the same manner, as nearly as possible, as that in which meetings may be convened by the Board provided that any meeting so convened shall not be held after the expiration of three months from the date of deposit of the requisition, and all reasonable expenses incurred by the requisitionist(s) as a result of the failure of the Board shall be reimbursed to them by the Company.

72 Wynn Macau, Limited

Corporate Governance Report

SHAREHOLDERS’ RIGHTS (CONTINUED)

Procedures for Shareholders to propose a person for election as a Director of the Company

The procedures for Shareholders to propose a person for election as a Director of the Company were reviewed and recommended by the nomination and corporate governance committee, and approved and adopted by the Board on 27 March 2012. The procedures are available for viewing on our Company’s website at www.wynnmacaulimited.com.

INVESTOR RELATIONS

Shareholders’ Enquiries and Proposals

Enquiries from Shareholders for the Board or the Company, or proposals from Shareholders for shareholders’ meetings may be directed to Wynn Macau Investor Relations:

By post: Wynn Macau, Investor Relations, Rua Cidade de Sintra, NAPE, Macau By fax: (853) 2832 9966 By e-mail: inquiries@wynnmacau.com

Changes to the contact details above will be communicated through our Company’s website at www.wynnmacaulimited.com, which also posts information and updates on the Company’s business developments and operations, as well as press releases and fi nancial information.

Shareholders’ Communication Policy

The Company’s shareholders’ communication policy was reviewed and recommended by the nomination and corporate governance committee, and approved and adopted by the Board on 27 March 2012. The shareholders’ communication policy is available for viewing on our Company’s website at www.wynnmacaulimited.com.

Changes in Articles of Association

The Company’s current articles of association were conditionally adopted on 16 September 2009, effective on the Company’s Listing, and are available for viewing on the websites of the Company and the Hong Kong Stock Exchange. There have been no changes in the Company’s articles of association since the Listing.

Annual Report 2012 73

Corporate Governance Report

INVESTOR RELATIONS (CONTINUED)

Shareholder Pro? le and Public Float Capitalization

From Listing to 14 October 2009, the Company was held as to 75% by its direct holding company, WM Cayman Holdings Limited I and 25% by public Shareholders. On 14 October 2009, the over-allotment option granted to underwriters in connection with the Company’s initial public offering was exercised. Following such exercise of the over-allotment option and until 31 December 2012, the Company was held as to 72.29% by WM Cayman Holdings Limited I and 27.71% by public Shareholders. The Company’s ultimate controlling Shareholder through both periods was Wynn Resorts, Limited, which indirectly held 100% of WM Cayman Holdings Limited I.

As at 31 December 2012, the Company’s public fl oat was 27.71%.

SHAREHOLDER MEETINGS

The Company held its annual general meeting for the year ended 31 December 2011 at the Grand Ballroom at Wynn Macau on 5 June 2012 and the resolutions at the said meeting were voted by poll pursuant to the Listing Rules and the poll results were posted on the websites of the Hong Kong Stock Exchange and the Company immediately after the said meeting.

KEY SHAREHOLDER DATES

Key shareholder dates for 2013 are:

• May 2013: annual general meeting;

• August 2013: release of announcement of interim results in respect of the six months ending 30 June 2013; and

• September 2013: release of interim report in respect of the six months ending 30 June 2013.

74 Wynn Macau, Limited

Independent Auditors’ Report

22/F CITIC Tower

1	Tim Mei Avenue Central Hong Kong

To the shareholders of Wynn Macau, Limited

(Incorporated in the Cayman Islands with limited liability)

We have audited the consolidated ? nancial statements of Wynn Macau, Limited (the “Company”) and its subsidiaries (collectively referred to as the “Group”) set out on pages 76 to 169, which comprise the consolidated and the Company’s statements of fi nancial position as at 31 December 2012, and the consolidated statement of comprehensive income, the consolidated statement of changes in equity and the consolidated statement of cash ? ows for the year then ended, and a summary of signi? cant accounting policies and other explanatory information.

DIRECTORS’ RESPONSIBILITY FOR THE CONSOLIDATED FINANCIAL STATEMENTS

The directors of the Company are responsible for the preparation of consolidated ? nancial statements that give a true and fair view in accordance with International Financial Reporting Standards issued by the International Accounting Standards Board and the IFRS Interpretations Committee and the disclosure requirements of the Hong Kong Companies Ordinance, and for such internal control as the directors determine is necessary to enable the preparation of consolidated ? nancial statements that are free from material misstatement, whether due to fraud or error.

AUDITORS’ RESPONSIBILITY

Our responsibility is to express an opinion on these consolidated ? nancial statements based on our audit. Our report is made solely to you, as a body, and for no other purpose. We do not assume responsibility towards or accept liability to any other person for the contents of this report.

We conducted our audit in accordance with Hong Kong Standards on Auditing issued by the Hong Kong Institute of Certi? ed Public Accountants. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the consolidated ? nancial statements are free from material misstatement.

Annual Report 2012 75

Independent Auditors’ Report

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated ? nancial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated fi nancial statements, whether due to fraud or error. In making those risk assessments, the auditors consider internal control relevant to the entity’s preparation of consolidated fi nancial statements that give a true and fair view in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by the directors, as well as evaluating the overall presentation of the consolidated fi nancial statements.

We believe that the audit evidence we have obtained is suf? cient and appropriate to provide a basis for our audit opinion.

OPINION

In our opinion, the consolidated ? nancial statements give a true and fair view of the state of affairs of the Company and of the Group as at 31 December 2012, and of the Group’s profi t and cash ? ows for the year then ended in accordance with International Financial Reporting Standards and have been properly prepared in accordance with the disclosure requirements of the Hong Kong Companies Ordinance.

Ernst & Young

Certi? ed Public Accountants

Hong Kong

28 March 2013

76 Wynn Macau, Limited

Financial Statements

Consolidated Statement of Comprehensive Income

For the year ended

31	December

2012 2011

HK$ HK$

Notes(in thousands)

Operating revenues

Casino 26,706,712 27,755,965

Rooms 143,061 140,464

Food and beverage 185,109 188,157

Retail and other 1,417,342 1,413,506

28,452,224 29,498,092

Operating costs and expenses

Gaming taxes and premiums 13,762,982 14,364,403

Staff costs 3.1 2,238,726 2,089,199

Other operating expenses 3.2 4,785,009 5,179,925

Depreciation and amortization 3.3 918,929 1,016,421

Property charges and other 3.4 49,071 865,853

21,754,717 23,515,801

Operating pro?t 6,697,507 5,982,291

Finance revenues 3.5 83,762 49,066

Finance costs 3.6(294,313)(259,386)

Net foreign currency differences 29,223 41,908

Changes in fair value of interest rate swaps 4(9,802) 80,366

Loss on extinguishment of debt(51,635) —

(242,765)(88,046)

Pro?t before tax 6,454,742 5,894,245

Income tax (expense) bene?t 5(15,049) 26,768

Net pro?t attributable to owners of the Company 6,439,693 5,921,013

Annual Report 2012 77

Financial Statements

Consolidated Statement of Comprehensive Income

For the year ended

31	December

2012 2011

HK$ HK$

Notes(in thousands)

Other comprehensive income (loss)

Available-for-sale investments:

Changes in fair value 11,946(14,341)

Reclassi?cation adjustments for losses on disposals

included in pro?t before tax 21 —

Other comprehensive income (loss) for the year 11,967(14,341)

Total comprehensive income attributable to owners

of the Company 6,451,660 5,906,672

Basic and diluted earnings per Share (HK$) 7 1.24 1.14

Details of the ? nal dividend proposed for the year are disclosed in note 6 to the ? nancial statements.

78 Wynn Macau, Limited

Financial Statements

Consolidated Statement of Financial Position

As at 31 December

2012 2011

HK$ HK$

Notes(in thousands)

Non-current assets

Property and equipment and construction in progress 8 7,999,213 7,692,859

Leasehold interests in land 9 2,167,307 2,244,085

Goodwill 10 398,345 398,345

Available-for-sale investments 11 36,334 404,754

Deposits for acquisition of property and equipment 13,192 32,323

Other non-current assets 12 281,100 285,750

Total non-current assets 10,895,491 11,058,116

Current assets

Available-for-sale investments 11 385,498 104,066

Inventories 14 167,196 179,940

Trade and other receivables 15 582,949 749,639

Prepayments and other current assets 16 47,611 53,809

Amounts due from related companies 28 293,200 57,654

Restricted cash and cash equivalents 17 768,654 —

Cash and cash equivalents 18 10,475,370 5,156,725

Total current assets 12,720,478 6,301,833

Current liabilities

Accounts payable 19 968,737 1,050,345

Land premium payable 216,549 104,329

Other payables and accruals 20 4,902,238 5,657,107

Interest-bearing bank loans 21 — 2,302,714

Amounts due to related companies 28 230,930 158,188

Interest rate swaps 4 — 20,752

Income tax payable 15,049 15,049

Other current liabilities 21,753 16,938

Total current liabilities 6,355,256 9,325,422

Net current assets (liabilities) 6,365,222(3,023,589)

Total assets less current liabilities 17,260,713 8,034,527

Annual Report 2012 79

Financial Statements

Consolidated Statement of Financial Position

As at 31 December

2012 2011

HK$ HK$

Notes(in thousands)

Non-current liabilities

Interest-bearing bank loans 21 5,493,770 2,500,752

Land premium payable 590,555 807,104

Interest rate swaps 4 30,528 —

Other payables and accruals 20 538,510 579,770

Other long-term liabilities 106,680 118,458

Total non-current liabilities 6,760,043 4,006,084

Net assets 10,500,670 4,028,443

Equity

Equity attributable to owners of the Company

Issued capital 22 5,188 5,188

Share premium account 23(a) 153,436 153,436

Reserves 23(a) 3,909,484 3,869,819

Proposed ?nal dividend 6 6,432,562 —

Total equity 10,500,670 4,028,443

Approved and authorized for issue by the Board on 28 March 2013.

Stephen A. Wynn Marc D. Schorr

Director Director

80 Wynn Macau, Limited

Financial Statements

Consolidated Statement of Changes in Equity

		Attributable to owners of the Company									
	Notes	Issued Capital HK$	Share Premium Account HK$ (Note 23)	Available-for-sale Investments Revaluation Reserve* HK$	Share Option Reserve* HK$	Other Reserves*# HK$	Statutory Reserve* HK$ (Note 23)	Retained Earnings* HK$	Proposed Final Dividend HK$	Currency Translation Reserve* HK$	Total Equity HK$
						(in thousands)					
At 1 January 2011		5,188	152,657	—	180,446	554,740	48,568	3,338,662	—	16,828	4,297,089
Net profit for the year		—	—	—	—	—	—	5,921,013	—	—	5,921,013
Changes in fair value of available-for-sale investments, net of tax		—	—	(14,341)	—	—	—	—	—	—	(14,341)
Total comprehensive income for the year		—	—	(14,341)	—	—	—	5,921,013	—	—	5,906,672
Share-based payments	24	—	—	—	49,196	—	—	—	—	—	49,196
Exercise of share options	24	—	779	—	(233)	—	—	—	—	—	546
Special dividend paid	6	—	—	—	—	—	—	(6,225,060)	—	—	(6,225,060)
At 31 December 2011 and 1 January 2012		**5,188**	**153,436**	**(14,341)**	**229,409**	**554,740**	**48,568**	**3,034,615**	**—**	**16,828**	**4,028,443**
Net profit for the year		—	—	—	—	—	—	6,439,693	—	—	6,439,693
Changes in fair value of available-for-sale investments, net of tax		—	—	11,967	—	—	—	—	—	—	11,967
Total comprehensive income for the year		—	—	11,967	—	—	—	6,439,693	—	—	6,451,660
Share-based payments	24	—	—	—	20,567	—	—	—	—	—	20,567
Proposed final 2012 dividend	6	—	—	—	—	—	—	(6,432,562)	6,432,562	—	—
At 31 December 2012		**5,188**	**153,436**	**(2,374)**	**249,976**	**554,740**	**48,568**	**3,041,746**	**6,432,562**	**16,828**	**10,500,670**

* These reserve accounts comprise the consolidated reserves of HK$3.9 billion and HK$3.9 billion in the consolidated statement of financial position at 31 December 2012 and 2011, respectively.

\# "Other reserves" at 1 January 2011 is composed of HK$194.3 million of issued capital of WRM and HK$360.4 million of issued capital of Wynn Resorts International, Ltd.

Annual Report 2012 | 81

Financial Statements
Consolidated Statement of Cash Flows

	Notes	For the year ended 31 December 2012 HK$	2011 HK$
		(in thousands)	
Operating activities			
Profit before tax		6,454,742	5,894,245
Adjustments to reconcile profits before tax to net cash flows:			
Depreciation of property and equipment	3.3	847,454	992,655
Amortization of leasehold interest in land	3.3	71,475	23,766
Property charges and other		49,071	671,679
(Reversal of provision) provision for doubtful accounts, net	3.2	(1,546)	104,621
Share-based payment expense	3.1	20,567	49,196
Changes in fair value of interest rate swaps		9,802	(80,366)
Finance revenues	3.5	(83,762)	(49,066)
Finance costs	3.6	294,313	259,386
Loss on debt extinguishment		50,689	—
Net foreign currency differences		(29,222)	(41,900)
Working capital adjustments:			
Decrease in inventories		12,419	9
Decrease (increase) in trade and other receivables		180,797	(366,529)
Decrease (increase) in prepayments and other assets		13,363	(8,703)
(Decrease) increase in accounts payable		(178,996)	105,412
(Decrease) increase in other payables, accruals and other liabilities		(460,330)	1,630,413
(Decrease) increase in net amounts due to related companies		(154,114)	247,862
Income taxes paid		(15,049)	(15,511)
Net cash flows from operating activities		7,081,673	9,417,169
Investing activities			
Increase in restricted cash and cash equivalents		(768,501)	—
Purchase of property and equipment, net of construction retention payables		(1,099,168)	(445,335)
Purchase of available-for-sale investments		—	(518,654)
Proceeds from disposal of available-for-sale investments		105,859	—
Proceeds from sale of property and equipment		1,964	7,235
Payments for leasehold interest in land		(392,232)	(485,437)
Purchase of other non-current assets		—	(111,246)
Interest received		73,341	47,894
Net cash flows used in investing activities		(2,078,737)	(1,505,543)
Financing activities			
Proceeds from issuance of shares		—	546
Proceeds from borrowings		5,839,043	1,169,566
Repayment of borrowings		(4,874,857)	(1,356,338)
Payment of debt financing costs		(374,225)	—
Payment on long-term land concession obligation		(104,329)	—
Interest paid		(186,617)	(196,250)
Special dividend paid	6	—	(6,225,060)
Net cash flows from (used in) financing activities		299,015	(6,607,536)
Net increase in cash and cash equivalents		5,301,951	1,304,090
Cash and cash equivalents at 1 January		5,156,725	3,819,163
Effect of foreign exchange rate changes, net		16,694	33,472
Cash and cash equivalents at 31 December	18	10,475,370	5,156,725

82 Wynn Macau, Limited

Financial Statements
Company Statement of Financial Position

	Notes	As at 31 December 2012 HK$ (in thousands)	2011 HK$
Non-current assets			
Investment in a subsidiary	13	**12,561,195**	12,561,195
Available-for-sale investments	11	**36,334**	404,754
Other non-current assets		**2,516**	—
Total non-current assets		**12,600,045**	12,965,949
Current assets			
Prepayments and other current assets	16	**524**	1,020
Amounts due from related companies	28	**13,784**	—
Available-for-sale investments	11	**385,498**	104,066
Interest receivable		**3,897**	2,497
Cash and cash equivalents	18	**1,244,874**	1,176,113
Total current assets		**1,648,577**	1,283,696
Current liabilities			
Other payables and accruals	20	**5,372**	4,014
Amounts due to related companies	28	**1,448**	19,200
Total current liabilities		**6,820**	23,214
Net current assets		**1,641,757**	1,260,482
Total assets less current liabilities		**14,241,802**	14,226,431
Net assets		**14,241,802**	14,226,431
Equity			
Issued capital	22	**5,188**	5,188
Share premium account#	23(b)	**12,714,631**	12,714,631
Reserves	23(b)	**(4,910,579)**	1,506,612
Proposed final dividend	6	**6,432,562**	—
Total equity		**14,241,802**	14,226,431

#	2012 HK$ (in thousands)	2011 HK$
The Company's share premium account	**12,714,631**	12,714,631
Adjustment arising from the Group Reorganization	**(12,561,195)**	(12,561,195)
Consolidated share premium account	**153,436**	153,436

Approved and authorized for issue by the Board on 28 March 2013.

Stephen A. Wynn
Director

Marc D. Schorr
Director

Annual Report 2012 83

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2012

1. CORPORATE INFORMATION

The Company was incorporated in the Cayman Islands as an exempted company with limited liability on 4 September 2009. The Company’s Shares were listed on the Main Board of the Hong Kong Stock Exchange on 9 October 2009. The Company’s registered offi ce address is P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands, or at such other place as the Directors may from time to time decide.

The Group owns and operates a hotel and casino resort, Wynn Macau, which conducts gaming activities in casinos in Macau under a concession contract signed with the Macau Government on 24 June 2002. The 20-year concession period commenced on 27 June 2002 and will expire on 26 June 2022.

WM Cayman Holdings Limited I owns 72.29% of the Company and 27.71% of the Company is owned by public shareholders. The ultimate parent company of Wynn Macau, Limited is Wynn Resorts, Limited, a publicly-traded company incorporated in the United States of America.

2.1 BASIS OF PREPARATION

These ? nancial statements have been prepared in accordance with International Financial Reporting Standards which comprise standards and interpretations approved by the International Accounting Standards Board (the “IASB”), IFRS Interpretations Committee interpretations approved by the IFRS Interpretations Committee and the applicable disclosure requirements of the Hong Kong Companies Ordinance and the Listing Rules. The fi nancial statements have been prepared on a historical cost basis, except for the revaluation of available-for-sale investments and derivative fi nancial instruments which have been measured at fair value as further explained in note 2.2. These ? nancial statements are presented in Hong Kong dollars and all values are rounded to the nearest thousand (HK$’000) except when otherwise indicated.

Basis of consolidation

The consolidated ? nancial statements comprise the ? nancial statements of Wynn Macau, Limited and its subsidiaries for the year ended 31 December 2012. The subsidiaries are fully consolidated from the date on which control is transferred to the Group, and will continue to be consolidated until the date that such control ceases. The ? nancial statements of the subsidiaries are prepared for the same reporting period as the parent company, using consistent accounting policies.

Inter-company transactions, balances and unrealized gains on transactions between group companies and dividends are eliminated on consolidation in full. Unrealized losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred.

84 Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2012

2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Subsidiaries

A subsidiary is an entity whose ? nancial and operating policies the Company controls, directly or indirectly, so as to obtain bene? ts from its activities.

In the Company’s statement of fi nancial position, the investments in subsidiaries are stated at cost less provision for impairment losses. The results of subsidiaries are accounted for by the Company on the basis of dividend received and receivable.

Goodwill

Goodwill is initially measured at cost, being the excess of the aggregate of the consideration transferred, the amount recognized for non-controlling interests and any fair value of the Group’s previously held equity interests in the acquiree over the identifi able net assets acquired and liabilities assumed. If the sum of this consideration and other items is lower than the fair value of the net assets of the subsidiary acquired, the difference is, after reassessment, recognized in the statement of comprehensive income as a gain on bargain purchase.

Goodwill arising on acquisition is recognized in the consolidated statement of ? nancial position as an asset, initially measured at cost and subsequently at cost less any accumulated impairment losses.

Goodwill is tested for impairment annually or more frequently if events or changes in circumstances indicate that the carrying value may be impaired. The Group performs its annual impairment test of goodwill as at 31 December. For the purpose of impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to each of the Group’s cash-generating units, or groups of cash-generating units, that are expected to benefi t from the synergies of the combination, irrespective of whether other assets or liabilities of the Group are assigned to those units or groups of units.

Impairment is determined by assessing the recoverable amount of the cash-generating unit (group of cash-generating units) to which the goodwill relates. Where the recoverable amount of the cash-generating unit (group of cash-generating units) is less than the carrying amount, an impairment loss is recognized. An impairment loss recognized for goodwill is not reversed in a subsequent period.

Annual Report 2012 85

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2012

2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Goodwill (continued)

Where goodwill forms part of a cash-generating unit (group of cash-generating units) and part of the operation within that unit is disposed of, the goodwill associated with the operation disposed of is included in the carrying amount of the operation when determining the gain or loss on disposal of the operation. Goodwill disposed of in this circumstance is measured based on the relative values of the operation disposed of and the portion of the cash-generating unit retained.

Foreign currency translation

These ? nancial statements are presented in Hong Kong dollars, which is the Company’s functional and presentation currency. Each entity in the Group determines its own functional currency and items included in the fi nancial statements of each entity are measured using that functional currency. Foreign currencies transactions recorded by the entities in the Group are initially recorded using their respective functional currency rates prevailing at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are translated at the functional currency rates of exchange ruling at the statement of ? nancial position date. Differences arising on settlement or translation of monetary items are recognized in the statement of comprehensive income. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the exchange rates as at the dates of the initial transactions. Non-monetary items measured at fair value in a foreign currency are translated using the exchange rates at the dates when the fair values were determined. The gain or loss arising on retranslation of a non-monetary item is treated in line with the recognition of the gain or loss on change in fair value of the item.

Related parties

A party is considered to be related to the Group if:

(a) the party is a person or a close member of that person’s family and that person (i) has control or joint control over the Group; (ii) has signifi cant infl uence over the Group; or

(iii) is a member of the key management personnel of the Group or of a parent of the Group;

or

86 Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2012

2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Related parties (continued)

(b)	the party is an entity where any of the following conditions applies:
(i)	the entity of the Group are members of the same group;

(ii) one entity is an associate or joint venture of the other entity (or of a parent, subsidiary or fellow subsidiary of the other entity);

(iii) the entity of the Group are joint ventures of the same third party;

(iv) one entity is a joint venture of a third entity and the other entity is an associate of the third entity;

(v) the entity is a post-employment bene? t plan for the bene? t of employees of either the Group or an entity related to the Group;

(vi) the entity is controlled or jointly controlled by a person identi? ed in (a); and/or

(vii) a person identi? ed in (a)(i) has signi? cant in? uence over the entity or is a member of the key management personnel of the entity (or of a parent of the entity).

Property and equipment

Property and equipment are stated at cost, net of accumulated depreciation and accumulated impairment losses, if any. The cost of an item of property and equipment comprises its purchase price and any directly attributable costs of bringing the asset to its working condition and location for its intended use. Expenditures incurred after items of property and equipment have been put into operation, such as repair and maintenance costs, are recognized in the consolidated statement of comprehensive income in the period in which they are incurred. When signi? cant parts of property and equipment are required to be replaced at intervals, the Group recognizes such parts as individual assets with speci? c useful lives and depreciates them accordingly. Likewise, when a major inspection is performed, its cost is recognized in the carrying amount of the equipment as a replacement if the recognition criteria are satis? ed. The present value of the expected cost for the decommissioning of an asset after its use is included in the cost of the asset if the recognition criteria for a provision are met.

Annual Report 2012 87

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2012

2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Property and equipment (continued)

Depreciation is calculated on the straight-line basis to write off the cost of each item of property and equipment to its residual value over the shorter of the remaining term of the gaming concession (for designated gaming assets and space) or the land concession for Wynn Macau (for all other assets), as applicable, and their estimated useful lives. The gaming concession and the land concession for Wynn Macau currently expire in June 2022 and August 2029, respectively. The estimated useful lives used for this purpose are as follows:

Buildings and improvements 10 to 25 years

Furniture, ?xtures and equipment 3 to 5 years

Leasehold improvements (shorter of remaining lease period and 1 to 5 years estimated useful life)

An item of property and equipment is derecognized upon disposal or when no future economic bene? ts are expected from its use or disposal. Any gain or loss arising on derecognition of an asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the statement of comprehensive income when the asset is derecognized.

Residual values, useful lives and methods of depreciation are reviewed at each ? nancial year end and adjusted prospectively, if appropriate.

Construction in progress represents assets under development or construction, which are stated at cost less any impairment losses, and are not depreciated. Cost comprises the direct costs of construction and capitalized borrowing costs on related borrowed funds during the period of construction. Construction in progress is reclassi? ed to the appropriate category of property and equipment when completed and ready for use.

Leasehold interests in land

Leasehold interests in land under operating leases are payments made on entering into or acquiring land-use rights over extended periods of time. The total lease payments are amortized on the straight-line basis over the lease terms in accordance with the expected pattern of consumption of the economic bene? ts embodied in the land-use right.

88 Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2012

2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Borrowing costs

Borrowing costs directly attributable to the acquisition, construction or production of an asset that necessarily takes a substantial period of time to get ready for its intended use are capitalized as part of the cost of the respective assets. All other borrowing costs are expensed in the period in which they are incurred. Borrowing costs consist of interest and other costs that an entity incurs in connection with the borrowing of funds.

When funds have been borrowed generally and used for the purpose of obtaining qualifying assets, certain capitalization rates would be applied to the expenditure on the individual assets.

Impairment of non-? nancial assets

The Group assesses at each reporting date whether there is an indication that an asset may be impaired. If any such indication exists, or when annual impairment testing for an asset is required, the Group estimates the asset’s recoverable amount. An asset’s recoverable amount is the higher of an asset’s or a cash-generating unit’s (CGU) fair value less costs to sell and its value in use and is determined by individual asset, unless the asset does not generate cash infl ows that are largely independent of those from other assets or groups of assets. Where the carrying amount of an asset or CGU exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount. In assessing value in use, the estimated future cash ? ows are discounted to their present value using pre-tax discount rates that re? ect current market assessments of the time value of money and the risks speci? c to the asset. In determining fair value less costs to sell, recent market transactions are taken into account, if available. If no such transactions can be identi? ed, an appropriate valuation model is used. These calculations are corroborated by valuation multiples, quoted share prices for publicly traded subsidiaries or other available fair value indicators.

The Group bases its impairment calculations on detailed budgets and forecast calculations which are prepared separately for each of the Group’s CGUs to which the individual assets are allocated. These budgets and forecast calculations generally cover a period of fi ve years. For longer periods, a long-term growth rate is calculated and applied to projected future cash fl ows after the fi fth year.

Impairment losses of continuing operations including impairments on inventories, are recognized in the statement of comprehensive income in those expense categories consistent with the function of the impaired assets.

Annual Report 2012 89

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2012

2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Impairment of non-? nancial assets (continued)

For assets excluding goodwill, an assessment is made at each reporting date as to whether there is any indication that previously recognized impairment losses may no longer exist or may have decreased. If such an indication exists, the Group estimates the asset’s or CGU’s recoverable amount. A previously recognized impairment loss is reversed only if there has been a change in the estimates used to determine the asset’s recoverable amount since the last impairment loss was recognized. The reversal is limited so that the carrying amount of the asset does not exceed its recoverable amount, nor exceed the carrying amount that would have been determined, net of depreciation, had no impairment losses been recognized for the asset in prior years. Such reversal is recognized in the statement of comprehensive income unless the asset is carried at a revalued amount, in which case the reversal is treated as a revaluation increase.

Investments and other ? nancial assets

Financial assets within the scope of IAS 39 are classi? ed as ? nancial assets at fair value through pro? t or loss, loans and receivables, held-to-maturity investments, or available-for-sale investments, as appropriate. When ? nancial assets are recognized initially, they are measured at fair value plus transaction costs, except in the case of ? nancial assets recorded at fair value through pro? t or loss.

The Group determines the classi? cation of its ? nancial assets on initial recognition and, where allowed and appropriate, re-evaluates this designation at each ? nancial year end.

All regular way purchases and sales of ? nancial assets are recognized on the trade date, which is the date that the Group commits to purchase the asset. Regular way purchases or sales are purchases or sales of ? nancial assets that require delivery of assets within the period generally established by regulation or convention in the marketplace.

Loans and receivables

Loans and receivables are non-derivative ? nancial assets with ? xed or determinable payments that are not quoted in an active market. After initial measurement, loans and receivables (including trade and other receivables, deposits, amounts due from related companies and cash and cash equivalents) are subsequently measured at amortized cost using the effective interest rate method less impairment. Gains and losses are recognized in the statement of comprehensive income when the loans and receivables are derecognized or impaired, as well as through the amortization process.

90 Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2012

2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Investments and other ? nancial assets (continued)

Held-to-maturity investments

Non-derivative ? nancial assets with ? xed or determinable payments and ? xed maturity are classi? ed as held-to-maturity when the Group has the positive intention and ability to hold them to maturity. Held-to-maturity investments are initially recognized on the settlement date and are subsequently measured at amortized cost using the effective interest method less any allowance for impairment. Amortized cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the effective interest rate. The effective interest rate amortization is included in ? nance revenues in the statement of comprehensive income. The loss arising from impairment is recognized in the statement of comprehensive income in other operating expenses.

Available-for-sale investments

Available-for-sale investments are non-derivative ? nancial assets in listed and unlisted debt securities. Debt securities in this category are those which are intended to be held for an inde? nite period of time and which may be sold in response to needs for liquidity or in response to changes in market conditions.

After initial recognition, available-for-sale investments are subsequently measured at fair value, with unrealized gains or losses recognized as other comprehensive income in the available-for-sale investment revaluation reserve until the investment is derecognized, at which time the cumulative gain or loss is recognized in the statement of comprehensive income, or until the investment is determined to be impaired, when the cumulative gain or loss reclassi? ed from the available-for-sale investment revaluation reserve to the statement of comprehensive income in other expenses. Interest earned while holding the available-for-sale investments is reported as ? nance revenue in the statement of comprehensive income in accordance with the policy set out for “Revenue recognition” below.

Impairment of ? nancial assets

The Group assesses at each statement of ? nancial position date whether there is objective evidence that a ? nancial asset or a group of ? nancial assets is impaired.

Annual Report 2012 91

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2012

2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Impairment of ? nancial assets (continued)

Assets carried at amortized cost

If there is objective evidence that an impairment loss on assets carried at amortized cost has been incurred, the amount of the loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash fl ows (excluding future expected credit losses that have not been incurred) discounted at the ? nancial asset’s original effective interest rate (i.e. the effective interest rate computed at initial recognition). The carrying amount of the asset is reduced through use of an allowance account and the loss is recognized in the statement of comprehensive income.

If, in a subsequent period, the amount of the estimated impairment loss decreases because of an event occurring after the impairment was recognized, the previously recognized impairment loss is increased or reduced by adjusting the allowance account. If a future write-off is later recovered, the recovery is credited to ? nance costs in the statement of comprehensive income.

In relation to trade receivables, a provision for impairment is made when there is objective evidence (such as the probability of insolvency or signi? cant ? nancial dif? culties of the debtor) that the Group will not be able to collect all of the amounts due under the original terms of the transaction. The carrying amount of the receivables is reduced through the use of an allowance account. Impaired debts are derecognized when they are assessed as uncollectible.

Available-for-sale investments

For available-for-sale investments, the Group assesses at the end of each reporting period whether there is objective evidence that an investment or a group of investments is impaired.

If an available-for-sale investment is impaired, an amount comprising the difference between its cost (net of any principal payment and amortization) and its current fair value, less any impairment loss previously recognized in the statement of comprehensive income, is removed from other comprehensive income and recognized in the statement of comprehensive income.

92 Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2012

2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Impairment of ? nancial assets (continued)

Available-for-sale ? nancial investments (continued)

In the case of debt instruments classi? ed as available-for-sale, impairment is assessed based on the same criteria as ? nancial assets carried at amortized cost. However, the amount recorded for impairment is the cumulative loss measured as the difference between the amortized cost and the current fair value, less any impairment loss on that investment previously recognized in the statement of comprehensive income. Future interest income continues to be accrued based on the reduced carrying amount of the asset and is accrued using the rate of interest used to discount the future cash ? ows for the purpose of measuring the impairment loss. The interest income is recorded as part of ? nance revenue. Impairment losses on debt instruments are reversed through the statement of comprehensive income if the increase in fair value of the instruments can be objectively related to an event occurring after the impairment loss was recognized in the statement of comprehensive income.

Inventories

Inventories are valued at the lower of cost and net realizable value. Cost is determined on the ? rst-in, ? rst-out, average or speci? c identi? cation methods. Net realizable value is based on estimated selling prices less estimated costs to be incurred on completion and disposal.

Cash and cash equivalents

Cash and cash equivalents in the statement of ? nancial position comprise cash at banks and on hand and short term deposits with an original maturity of three months or less, which are not restricted as to use. For the purpose of the consolidated statement of cash ? ows, cash and cash equivalents consist of cash and cash equivalents as de? ned above.

Financial liabilities

The Group’s and the Company’s fi nancial liabilities are generally classi? ed as other ? nancial liabilities, which include accounts payable, other payables, amounts due to related companies, interest-bearing bank loans, other current and long-term liabilities and derivatives, and are subsequently measured at amortized cost, using the effective interest rate method.

Interest-bearing loans and borrowings

All loans and borrowings are initially recognized at fair value less directly attributable transaction costs, and have not been designated as “fair value through profi t or loss”.

Annual Report 2012 93

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2012

2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Financial liabilities (continued)

Interest-bearing loans and borrowings (continued)

After initial recognition, interest-bearing loans and borrowings are subsequently measured at amortized cost, using the effective interest rate method.

Gains and losses are recognized in the statement of comprehensive income when the liabilities are derecognized as well as through the effective interest rate method (“EIR”) amortization process.

Amortized cost is calculated by taking into account any discount or premium on acquisition and fees or costs that are an integral part of the EIR. The EIR amortization is included in ? nance costs in the statement of comprehensive income.

Derivative ? nancial instruments

The Group uses derivative ? nancial instruments, such as interest rate swaps, to manage risks associated with interest rate ? uctuations. Such derivative ? nancial instruments are initially recognized at fair value on the date a derivative contract is entered into and are subsequently remeasured at fair value. Fair value is estimated based upon current, and predictions of future interest rate levels along a yield curve, the remaining duration of the instrument and other market conditions and, therefore, is subject to signi? cant estimation and a high degree of variability of ? uctuation between periods. The Group adjusts this amount by applying a non-performance valuation after considering the Group’s creditworthiness or the creditworthiness of the Group’s counterparties at each settlement date. Derivatives are carried as assets when the fair value is positive and as liabilities when the fair value is negative. All gains or losses arising from changes in fair value on derivatives are taken directly to the statement of comprehensive income as none of the derivatives qualify for hedge accounting.

The fair value of interest rate swap contracts is determined by using appropriate valuation techniques.

Current versus non-current classi? cation

Derivative instruments that are not designated as effective hedging instruments are classi? ed as current or non-current, or are separated into current and non-current portions, based on an assessment of the facts and circumstances (i.e. the underlying contracted cash ? ows).

94 Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2012

2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Derecognition of ? nancial assets and liabilities

Financial assets

A ? nancial asset (or, where applicable, a part of a ? nancial asset or part of a group of similar ? nancial assets) is derecognized when:

• the rights to receive cash fl ows from the asset have expired; or

• the Group has transferred its rights to receive cash fl ows from the asset or has assumed an obligation to pay cash ? ow receipts in full without material delay to a third party under a “pass-through” arrangement; and either (a) the Group has transferred substantially all the risks and rewards of the asset, or (b) the Group has neither transferred nor retained substantially all the risks and rewards of the asset, but has transferred control of the asset.

When the Group has transferred its rights to receive cash ? ows from an asset or has entered into a pass-through arrangement, it evaluates if and to what extent it has retained the risk and rewards of ownership of the asset. When it has neither transferred nor retained substantially all the risks and rewards of the asset nor transferred control of the asset, the asset is recognized to the extent of the Group’s continuing involvement in the asset. Continuing involvement that takes the form of a guarantee over the transferred asset is measured at the lower of the original carrying amount of the asset and the maximum amount of consideration that the Group could be required to repay.

When continuing involvement takes the form of a written and/or purchased option (including a cash settled option or similar provision) on the transferred asset, the extent of the Group’s continuing involvement is the amount of the transferred asset that the Group may repurchase, except that in the case of a written put option (including a cash settled option or similar provision) on an asset measured at fair value, the extent of the Group’s continuing involvement is limited to the lower of the fair value of the transferred asset and the option exercise price.

Financial liabilities

A ? nancial liability is derecognized when the obligation under the liability is discharged or cancelled, or expires. When an existing ? nancial liability is replaced by another from the same lender on substantially different terms, or the terms of an existing liability are substantially modi? ed, such an exchange or modi? cation is treated as a derecognition of the original liability and the recognition of a new liability, and the difference in the respective carrying amounts is recognized in the statement of comprehensive income.

Annual Report 2012 95

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2012

2.2	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Provisions

Provisions are recognized when the Group has a present obligation (legal or constructive) as a result of a past event, it is probable that an out?ow of resources embodying economic bene?ts will be required to settle the obligation and a reliable estimate can be made of the amount of the obligation. Where the Group expects some or all of a provision to be reimbursed, for example under an insurance contract, the reimbursement is recognized as a separate asset but only when the reimbursement is virtually certain. The expense relating to any provision is presented in the consolidated statement of comprehensive income net of any reimbursement. If the effect of the time value of money is material, provisions are discounted using a current pre-

tax rate that re?ects, where appropriate, the risks speci?c to the liability. Where discounting is used, the increase in the provision due to the passage of time is recognized as a ?nance cost.

Pensions and other post employment bene?ts

The Group operates a defined contribution retirement benefit scheme (the “Scheme”). The

Scheme allows eligible employees to contribute 5% of their salary to the Scheme and the Group matches the contributions with an equal amount. The assets of the Scheme are held separately from those of the Group in an independently administered fund. The Group’s matching contributions vest to the employees at 10% per year with full vesting in ten years. Forfeitures of unvested contributions are used to reduce the Group’s liability for its contributions payable under the Scheme. The contributions are charged to the consolidated statement of comprehensive income as they become payable in accordance with the rules of the Scheme.

Share-based payments

Employees (including senior executives and directors) of the Group receive remuneration in the form of share-based payments, whereby employees render services as consideration for equity instruments in the form of common shares of the ultimate parent company, Wynn Resorts,

Limited, or beginning in September 2009, the Company.

In situations where equity instruments are issued and some or all of the goods or services received by the entity as consideration cannot be speci?cally identi?ed, they are measured as the difference between the fair value of the share-based payment transactions and the fair value of any identi?able goods or services received at the grant date. This is then capitalized or expensed as appropriate.

96 Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2012

2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Share-based payments (continued)

Equity-settled transactions

The cost of equity-settled transactions with employees, for awards granted after 7 November 2002, is measured by reference to the fair value at the date on which they are granted. The fair value is determined by using an appropriate pricing model, further details of which are given in note 24.

The cost of equity-settled transactions is recognized, together with a corresponding increase in equity, over the period in which the performance and/or service conditions are fulfi lled, ending on the date on which the relevant employees become fully entitled to the award (the “vesting date”). The cumulative expense recognized for equity-settled transactions at each reporting date until the vesting date refl ects the extent to which the vesting period has expired and the Group’s best estimate of the number of equity instruments that will ultimately vest. The charge or credit to the consolidated statement of comprehensive income for a period represents the movement in cumulative expense recognized as of the beginning and end of that period and is recognized in staff costs.

No expense is recognized for awards that do not ultimately vest, except for equity-settled transactions where vesting is conditional upon a market or non-vesting condition, which are treated as vesting irrespective of whether or not the market or non-vesting condition is satis? ed, provided that all other performance and/or service conditions are satis? ed.

Where the terms of an equity-settled award are modi? ed, the minimum expense recognized is the expense as if the terms had not been modi? ed, if the original terms of the award are met. An additional expense is recognized for any modi? cation that increases the total fair value of the share-based payment transactions, or is otherwise bene? cial to the employee as measured at the date of modi? cation.

Where an equity-settled award is cancelled, it is treated as if it had vested on the date of cancellation, and any expense not yet recognized for the award is recognized immediately. This includes any award where non-vesting conditions within the control of either the entity or the employee are not met. However, if a new award is substituted for the cancelled award, and designated as a replacement award on the date that it is granted, the cancelled and new awards are treated as if they were a modi? cation of the original award, as described in the previous paragraph. All cancellations of equity-settled transaction awards are treated equally.

The dilutive effect of outstanding options is re? ected as additional share dilution in the computation of diluted earnings per share.

Annual Report 2012 97

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2012

2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Leases

The determination of whether an arrangement is or contains a lease is based on the substance of the arrangement at its inception and whether the ful? llment of the arrangement is dependent on the use of a speci? c asset or the arrangement conveys a right to use the asset.

Group as a lessee

Leases where the Group does not transfer substantially all the risks and bene? ts of ownership of the asset are classi? ed as operating leases. Operating lease payments are recognized as an operating expense in the statement of comprehensive income on the straight-line basis over the lease terms.

Group as a lessor

When an asset is leased out under an operating lease, the asset is included in the statement of ? nancial position based on the nature of the asset. Initial direct costs incurred in negotiating an operating lease are added to the carrying amount of the leased asset and recognized over the lease term on the same basis as rental income. Contingent rents are recognized as revenue in the period in which they are earned.

Revenue recognition

Revenue is recognized to the extent that it is probable the economic bene? ts will ? ow to the Group and the revenue can be reliably measured, regardless of when the payment is being made. Revenue is measured at the fair value of the consideration received or receivable, taking into account contractually de? ned terms of payment and excluding taxes or duties.

Casino revenues are measured by the aggregate net difference between gaming wins and losses, with liabilities recognized for funds deposited by customers before gaming play occurs and for chips in customers’ possession. Revenues are recognized net of certain sales incentives. Accordingly, the Group’s casino revenues are reduced by discounts, commissions and points earned in customer loyalty programs.

Rooms, food and beverage, retail and other operating revenues are recognized when services are performed or the retail goods are sold. Deposits received from customers in advance on rooms or other services are recorded as liabilities until services are provided to the customers.

98 Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2012

2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue recognition (continued)

The retail value of accommodation, food and beverage, and other services furnished to guests without charge is excluded from total operating revenues in the accompanying consolidated statement of comprehensive income. The amounts of such promotional allowances excluded from total operating revenues are as follows:

Group

For the year ended

31	December

2012 2011

HK$ HK$

(in thousands)

Rooms 769,782 778,438

Food and beverage 571,096 536,053

Retail and other 51,810 37,486

1,392,688 1,351,977

Retail and other revenue includes rental income which is recognized on a time proportion basis over the lease terms. Contingent rental income is recognized when the right to receive such rental income is established according to the lease agreements.

Finance revenue is accrued on a time basis by reference to the principal outstanding and at the applicable interest rates.

Taxes

Current income tax

Current income tax assets and liabilities for the current and prior periods are measured at the amounts expected to be recovered from or paid to the taxation authorities. The tax rates and tax laws used to compute the amount are those that are enacted or substantively enacted by the statement of ? nancial position date.

Annual Report 2012 99

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2012

2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Taxes (continued)

Deferred income tax

Deferred income tax is provided using the liability method on temporary differences at the statement of ? nancial position date between the tax basis of assets and liabilities and their carrying amounts for ? nancial reporting purposes.

Deferred income tax liabilities are recognized for all taxable temporary differences, except:

• when the deferred income tax liability arises from the initial recognition of goodwill or of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profi t nor taxable pro? t or loss; and

• in respect of taxable temporary differences associated with investments in subsidiaries, associates and interests in joint ventures, when the timing of the reversal of the temporary differences can be controlled and it is probable that the temporary differences will not reverse in the foreseeable future.

Deferred income tax assets are recognized for all deductible temporary differences, the carry forward of unused tax credits and any unused tax losses. Deferred tax assets are recognized to the extent that it is probable that taxable pro? t will be available against which the deductible temporary differences and the carry forward of unused tax credits and unused tax losses can be utilized, except:

• when the deferred income tax asset relating to the deductible temporary difference arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profi t nor taxable profi t or loss; and

• in respect of deductible temporary differences associated with investments in subsidiaries, associates and interests in joint ventures, deferred income tax assets are recognized only to the extent it is probable the temporary differences will reverse in the foreseeable future and taxable profi ts will be available against which the temporary differences can be utilized.

100 Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2012

2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Taxes (continued)

Deferred income tax (continued)

The carrying amount of deferred income tax assets is reviewed at each statement of ? nancial position date and reduced to the extent that it is no longer probable that suf? cient taxable pro? ts will be available to allow all or part of the deferred income tax asset to be utilized. Unrecognized deferred income tax assets are reassessed at each statement of ? nancial position date and are recognized to the extent it has become probable that future taxable pro? ts will allow the deferred tax asset to be recovered.

Deferred income tax assets and liabilities are measured at the tax rates that are expected to apply in the year when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the statement of ? nancial position date. Deferred income tax items are recognized in correlation to the underlying transaction either in other comprehensive income or directly in equity. Deferred income tax assets and deferred income tax liabilities are offset if a legally enforceable right exists to set off current tax assets against current income tax liabilities and the deferred income taxes relate to the same taxable entity and the same taxation authority.

Gaming taxes and premiums

According to the Concession Agreement granted by the Macau Government and the relevant legislation, the Group is required to pay a 35% gaming tax on the gross gaming win. The Group is also required to pay an additional 4% of gross gaming win as public development and social related contributions. The Group also makes certain variable and ? xed payments to the Macau Government based on the number of slot machines and table games in operation on a monthly and yearly basis, respectively. These expenses are reported as “gaming taxes and premiums” in the consolidated statement of comprehensive income.

A diamond and ? ne art

The Group’s diamond and fi ne art are stated at cost less accumulated impairment. The amount represents the aggregate cost of the diamond and artwork. Any diamond and artwork impairment is assessed based on the cash-generating unit to which it belongs, which is usually the property in its entirety. No impairment has been recognized for the diamond or artwork for the years ended 31 December 2012 and 2011.

Annual Report 2012 | 101

Financial Statements
Notes to Financial Statements
For the year ended 31 December 2012

2.2 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Dividends

Final dividends proposed by the directors are classified as a separate allocation of retained earnings within the equity section of the statement of financial position, until they have been approved by the shareholders in a general meeting. When these dividends have been approved by the shareholders and declared, they are recognized as a liability.

Interim/special dividends are simultaneously proposed and declared because the Company's memorandum and articles of association grant the Directors the authority to declare interim/special dividends. Consequently, interim/special dividends are recognized immediately as a liability when they are proposed and declared.

Statutory reserve

In accordance with the provisions of the Macau Commercial Code, Wynn Macau, Limited's subsidiaries incorporated in Macau are required to transfer a minimum of 10% of their annual net profit to a legal reserve until that reserve equals 25% of their issued capital. This reserve is not distributable to the shareholders.

2.3 IMPACT OF NEW AND REVISED INTERNATIONAL FINANCIAL REPORTING STANDARDS

The Group has adopted the following new and revised IFRSs for the first time for the current year financial statements:

IFRS 1 Amendment	Amendments to IFRS 1 *First-Time Adoption of International Financial Reporting Standards — Severe Hyperinflation and Removal of Fixed Dates for First-Time Adopters*
IFRS 7 Amendments	Amendments to IFRS 7 *Financial Instruments: Disclosures — Transfers of Financial Assets*
IAS 12 Amendments	Amendments to IAS 12 *Income Taxes — Deferred Tax: Recovery of Underlying Assets*

The adoption of these new and revised IFRSs and interpretations has had no significant financial effects on the financial statements and there have been no significant changes to the accounting policies applied in the financial statements.

102 Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2012

2.4 IMPACT OF ISSUED BUT NOT YET EFFECTIVE INTERNATIONAL FINANCIAL REPORTING STANDARDS

The following new/revised standards, amendments to standards and interpretations to existing standards have been issued but are not effective for the year ended 31 December 2012:

IFRS 1 Amendments Amendments to IFRS 1 First-time Adoption of International

Financial Reporting Standards — Government Loans2

IFRS 7 Amendments Amendments to IFRS 7 Financial Instruments: Disclosures —

Offsetting Financial Assets and Financial Liabilities2

IFRS 9 Financial Instruments4

IFRS 10 Consolidated Financial Statements2

IFRS 11 Joint Arrangements2

IFRS 12 Disclosure of Interests in Other Entities2

IFRS 10, IFRS 11 and Amendments to IFRS 10, IFRS 11 and IFRS 12 —

IFRS 12 Amendments Transition Guidance2

IFRS 10, IFRS 12 and Amendments to IFRS 10, IFRS 12 and IAS 27 (Revised) —

IAS 27 (Revised) Amendments Investment Entities3

IFRS 13 Fair Value Measurement2

IAS 1 Amendments Amendments to IAS 1 Presentation of Financial Statements —

Presentation of Items of Other Comprehensive Income1

IAS 19 Amendments Amendments to IAS 19 Employee Bene?ts2

IAS 27 (Revised) Separate Financial Statements2

IAS 28 (Revised) Investments in Associates and Joint Ventures2

IAS 32 Amendments Amendments to IAS 32 Financial Instruments: Presentation —

Offsetting Financial Assets and Financial Liabilities3

IFRIC 20 Stripping Costs in the Production Phase of a Surface Mine2

Annual Improvements Amendments to a number of IFRSs issued in May 20122

2009–2011 Cycle

Effective for annual periods beginning on or after 1 July 2012

Effective for annual periods beginning on or after 1 January 2013

Effective for annual periods beginning on or after 1 January 2014

Effective for annual periods beginning on or after 1 January 2015

Annual Report 2012 103

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2012

2.4 IMPACT OF ISSUED BUT NOT YET EFFECTIVE INTERNATIONAL FINANCIAL REPORTING STANDARDS (CONTINUED)

The Group has not early adopted any of the above standards, interpretations and amendments to the existing standards, and continues to assess the impact of these new and revised IFRSs on the Group’s results of operations, fi nancial position, and its ? nancial reporting disclosures. While the adoption of some of the amendments and the new and revised IFRSs may result in change in accounting policies and new disclosures, none of these are expected to have a signi? cant ? nancial impact on the Group.

2.5 SIGNIFICANT ACCOUNTING JUDGMENTS AND ESTIMATES

The preparation of the Group’s fi nancial statements requires management to make judgments, estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities, and their accompanying disclosures and the disclosure of contingent liabilities. Uncertainty about these assumptions and estimates may result in outcomes that may require a material adjustment to the carrying amount of the asset or liability affected in the future. Key sources of estimation uncertainty and critical judgments in applying the Group’s accounting policies which have a signifi cant effect on the ? nancial statements are set out below.

Useful lives of property and equipment

The useful lives of assets are based on management’s estimations. Management considers the impact of changes in technology, customer service requirements, availability of capital funding and the required return on assets and equity to determine the optimum useful life expectation for each of the individual categories of property, plant, and equipment. The estimations of residual values of assets are also based on management’s judgments as to whether the assets will be sold or used to the end of their useful lives and what their condition will be like at that time. Depreciation is calculated on the straight-line basis to write off the cost of each item of property and equipment to its residual value over the shorter of the remaining term of the gaming concession (for designated gaming assets and space) or land concession (for all other assets), as applicable, and their estimated useful lives. Management’s periodic reviews on the estimations made could result in changes in depreciable lives and, therefore, depreciation expense in future periods.

104 Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2012

2.5 SIGNIFICANT ACCOUNTING JUDGMENTS AND ESTIMATES (CONTINUED)

Impairment of non-? nancial assets

Management is required to make judgments concerning the cause, timing and amount of impairments. In the identi? cation of impairment indicators, management considers the impact of changes in current competitive conditions, cost of capital, availability of funding, technological obsolescence, discontinuance of services and other circumstances that could indicate that an impairment exists. The Group applies the impairment assessments to its separate CGUs. This requires management to make signi? cant judgments concerning the existence of impairment indicators, identi? cation of separate CGU’s remaining useful lives of assets and estimates of projected cash fl ows and fair values less costs to sell. For non-fi nancial assets other than goodwill, management’s judgments are also required when assessing whether a previously recognized impairment loss should be reversed. Where impairment indicators exist, the determination of the recoverable amount of a CGU requires management to make assumptions to determine the fair value less costs to sell and value in use. In addition, for goodwill, the recoverable amount is estimated annually whether or not there is any indication of impairment.

Key assumptions on which management has based its determinations of fair values less costs to sell include the existence of binding sale agreements, and for the determination of values in use include projected revenues, gross margins, and average revenue per asset component, capital expenditures, expected customer base and market share. Management is also required to choose suitable discount rates in order to calculate the present values of those cash ? ows. Changes in key assumptions on which the recoverable amounts of assets are based could signi? cantly affect the Group’s fi nancial condition and results of operations.

Impairment of accounts receivable

Management evaluates the reserve for bad debts based on speci? c reviews of customer accounts as well as experience with collection trends in the casino industry and current economic and business conditions. As customer payment experience evolves, management will continue to re? ne the estimated reserve for bad debts. Accordingly, the associated provision for doubtful accounts charge may ? uctuate. Because individual customer account balances can be signi? cant, the reserve and the provision can change signi? cantly between periods, as customer information becomes known or as changes in a region’s economy or legal systems occur.

Annual Report 2012 105

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2012

2.5 SIGNIFICANT ACCOUNTING JUDGMENTS AND ESTIMATES (CONTINUED)

Segment reporting

The Group currently operates in one business segment, namely, the management of its casino and hotel resort. A single management team reports to the chief operating decision-maker who comprehensively manages the entire business. Accordingly, the Group does not have separate reportable segments.

Fair value estimation — fi nancial assets and liabilities

Financial assets and liabilities are recognized or disclosed at fair values. The fair values of ? nancial instruments traded in active markets are based on quoted market prices. In assessing the fair values of non-traded instruments, discounted cash ? ows or market assessments are used. The nominal values less any estimated credit realizable value adjustments for ? nancial assets and liabilities with a maturity of less than one year, including prepayments, other payables or current borrowings, are assumed to approximate their fair values. Management determines these assumptions by reviewing current market rates, making industry comparisons and reviewing conditions relevant to the Group.

Fair value estimation — Black-Scholes valuation model

The Group uses the Black-Scholes valuation model to value Wynn Resorts, Limited’s and Wynn Macau, Limited’s grants of options issued. The Black-Scholes valuation model uses assumptions of expected volatility, risk-free interest rates, the expected terms of options granted, and expected rates of dividends. Changes in these assumptions could materially affect the estimated fair value. Expected volatility is based on implied and historical factors related to Wynn Resorts, Limited’s and Wynn Macau, Limited’s common stock. Expected term represents the weighted average time between the option’s grant date and its exercise date. The risk-free interest rate used is equal to the U.S. Treasury yield curve and the Hong Kong Exchange Fund Bills for the WRL Stock Plan and Wynn Macau, Limited’s Share Option Scheme, respectively, at the time of grant for the period equal to the expected term.

Income taxes

Income taxes represent the sum of income taxes currently payable and any deferred taxes. The calculation of deferred income taxes and any associated allowance is subject to a signifi cant amount of judgment. The Group’s income tax reports may be examined by governmental authorities. Accordingly, the Group reviews any potentially unfavorable tax outcome and, when an unfavorable outcome is identifi ed as probable and can be reasonably estimated, an allowance is established.

106 Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2012

3. OTHER REVENUES AND EXPENSES

3.1 Staff costs

Group

For the year ended

31 December

2012 2011

HK$ HK$

(in thousands)

Wages and salaries 1,920,944 1,764,724

Other costs and bene?ts 216,647 199,804

Expense of share-based payments 20,567 49,196

Retirement plan contributions 55,357 51,689

Employee relations and training 17,762 19,379

Social security costs 7,449 4,407

2,238,726 2,089,199

“Other costs and benefi ts” includes rental expense for staff housing of approximately HK$15.1 million for the year ended 31 December 2012 (2011: HK$14.2 million).

Annual Report 2012 107

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2012

3. OTHER REVENUES AND EXPENSES (CONTINUED)

3.2 Other operating expenses

Group

For the year ended

31 December

2012 2011

HK$ HK$

(in thousands)

Gaming promoter commissions 1,882,433 2,013,590

Royalty fees 1,141,170 1,186,900

Cost of sales 593,975 705,513

Advertising and promotions 244,164 205,564

Utilities and fuel 194,881 178,205

Corporate support services and other 177,033 179,414

Operating supplies and equipment 141,721 148,718

Repairs and maintenance expenses 109,423 109,059

Other support services 39,300 108,175

Operating rental expenses 27,294 21,452

Auditors’ remuneration 4,630 3,510

(Reversal of provision) provision for

doubtful accounts, net* (1,546) 104,621

Other 230,531 215,204

4,785,009 5,179,925

* During the year ended 31 December 2012, the Group evaluated its reserve estimates based on the results of historical collection patterns and current collection trends. As a result, the Group revised its estimates and recorded HK$165 million credit against its provision for doubtful accounts, which decreased the provision for doubtful accounts for the year to a net HK$1.5 million credit.

108 Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2012

3. OTHER REVENUES AND EXPENSES (CONTINUED)

3.3 Depreciation and amortization

Group

For the year ended

31 December

2012 2011

HK$ HK$

(in thousands)

Depreciation of property and equipment 847,454 992,655

Amortization of leasehold interest in land 71,475 23,766

918,929 1,016,421

Depreciation and amortization expenses of approximately HK$1,930,000 and HK$841,000 respectively, for the year ended 31 December 2012 (2011: HK$569,000 and HK$841,000, respectively) are excluded from the table above and are classifi ed as staff costs and included in other costs and bene? ts in note 3.1 to the ? nancial statements. Such balances are related to a home purchased by WRM for the use by one of the Group’s executives as described in note 28 to the fi nancial statements.

3.4 Property charges and other

Group

For the year ended

31 December

2012 2011

HK$ HK$

(in thousands)

Donation to the University of

Macau Development Foundation — 831,128

Loss on disposals and abandonment of assets 49,071 34,725

49,071 865,853

Annual Report 2012 109

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2012

3. OTHER REVENUES AND EXPENSES (CONTINUED)

3.4 Property charges and other (continued)

“Property charges and other” for the year ended 31 December 2012 relates primarily to asset abandonment losses of property and equipment as a result of renovating certain assets of Wynn Macau in response to customer preferences and changes in market demand. For the year ended 31 December 2011, it included a donation made by the Group to the University of Macau Development Foundation (the “Foundation”). In May 2011, the Group entered into an agreement with the Foundation to donate a certain amount to the Foundation with the primary purpose of supporting the creation, promotion, operation and other activities related to the Asia-Pacifi c Academy of Economics and Management created by the University of Macau. Under such agreement, the Group donated MOP200.0 million (approximately HK$194.2 million) in May 2011 and for each of the years from 2012 through 2022 the Group will donate MOP80.0 million (approximately HK$77.7 million). As a result of the above arrangement, the Group recognized approximately HK$831.1 million representing the present value of the donation as an expense for the year ended 31 December 2011.

3.5 Finance revenues

Group

For the year ended

31 December

2012 2011

HK$ HK$

(in thousands)

Interest income from:

Available-for-sale investments

— listed 9,922 4,028

— unlisted 2,578 1,088

Held-to-maturity investments

— listed — 1,260

— unlisted — 105

Cash at banks 71,262 42,585

83,762 49,066

110 Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2012

3. OTHER REVENUES AND EXPENSES (CONTINUED)

3.6 Finance costs

	Group For the year ended 31 December	
	2012 HK$	2011 HK$
	(in thousands)	
Interest expense for:		
Bank loans wholly repayable within 5 years	**36,761**	68,797
Interest rate swaps wholly repayable within 5 years	**26,859**	93,335
Land lease premium wholly repayable within 5 years	**29,512**	—
Other payments wholly payable within 5 years	**5,111**	5,085
Bank loans wholly repayable after 5 years	**68,534**	—
Imputed interest expense on other payable	**31,674**	20,486
Bank fees for unused facilities	**58,511**	28,935
Amortization of debt financing costs	**53,080**	42,748
Less: capitalized interest	**(15,729)**	—
	294,313	259,386

For the year ended 31 December 2012, interest was capitalized using a weighted average rate of 5.21%. No interest was capitalized for the year ended 31 December 2011.

4. INTEREST RATE SWAPS

As at 31 December 2012, the Group had three interest rate swap agreements. Under two swap agreements, the Group paid a fixed interest rate of 0.73% on total Hong Kong dollar borrowings of approximately HK$3.9 billion incurred under the Amended Wynn Macau Credit Facilities in exchange for receipts on the same amount at a variable interest rate based on the applicable HIBOR at the time of payment. As at 31 December 2012, these two interest rate swaps fixed the interest rate on approximately HK$3.9 billion of borrowings under the Amended Wynn Macau Credit Facilities at approximately 3.23%.

Annual Report 2012 111

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2012

4. INTEREST RATE SWAPS (CONTINUED)

Under the third swap agreement, the Group paid a ? xed interest rate of 0.6763% on U.S. dollar borrowings of US$243.8 million (approximately HK$1.9 billion) incurred under the Amended Wynn Macau Credit Facilities in exchange for receipts on the same amount at a variable interest rate based on the applicable LIBOR at the time of payment. As at 31 December 2012, this interest rate swap fi xed the interest rate on US$243.8 million (approximately HK$1.9 billion) of borrowings under the Amended Wynn Macau Credit Facilities at approximately 3.18%. All the three agreements will terminate in July 2017.

The Group had one interest rate swap agreement that matured in June 2012. Under the swap agreement, the Group paid a ? xed interest rate of 2.15% on Hong Kong dollar borrowings of approximately HK$2.3 billion incurred under the Wynn Macau Credit Facilities in exchange for receipts on the same amount at a variable interest rate based on the applicable HIBOR at the time of payment. This interest rate swap fi xed the interest rate on the Hong Kong dollar borrowings at 3.4%.

The carrying value of the interest rate swaps in the consolidated statement of ? nancial position approximates their fair value. The fair value approximates the amount that the Group would pay if these contracts were settled at the respective valuation dates. These transactions do not qualify for hedge accounting. Accordingly, changes in the fair value during the years ended

31 December 2012 and 2011, were charged to the consolidated statement of comprehensive income.

The Group’s liabilities under the swap agreements are secured by the same collateral package securing the Amended Wynn Macau Credit Facilities.

112 Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2012

5. INCOME TAX (EXPENSE) BENEFIT

The major components of the income tax (expense) bene? t for the years ended 31 December 2012 and 2011 were:

Group

For the year ended

31 December

2012 2011

HK$ HK$

(in thousands)

Income tax (expense) bene?t

Current — overseas (15,049) 26,768

No provision for Hong Kong pro? ts tax for the year ended 31 December 2012 has been made as there was no assessable pro? t generated in Hong Kong (2011: nil). Taxation for overseas jurisdictions is charged at the appropriate prevailing rates ruling in the respective jurisdictions and the maximum rate is 12% (2011: 12%).

Annual Report 2012 | 113

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2012

5. INCOME TAX (EXPENSE) BENEFIT (CONTINUED)

The tax charge for the year ended 31 December 2012 and the tax benefit for the year ended 31 December 2011 reconciles to profit before tax as follows:

	Group For the year ended 31 December			
	2012		2011	
	HK$	**%**	HK$	%
	(in thousands, except for percentages)			
Profit before tax	**6,454,742**		5,894,245	
Tax at the applicable income tax rate	**(774,569)**	**(12.0)**	(707,309)	(12.0)
Income not subject to tax	**908,195**	**14.1**	844,186	14.3
Macau dividend tax	**(15,049)**	**(0.2)**	(15,049)	(0.3)
Deferred tax not recognized	**(129,625)**	**(2.0)**	(130,118)	(2.2)
Others	**(4,001)**	**(0.1)**	35,058	0.7
Effective tax (expense) benefit for the year	**(15,049)**	**(0.2)**	26,768	0.5

The Group incurred Macau tax losses of approximately HK$582.6 million, HK$551.4 million and HK$695.1 million during the tax years ended 31 December 2012, 2011, and 2010, respectively. These tax losses will expire in 2015, 2014, and 2013, respectively. As at 31 December 2012, the Group's deferred tax assets relating to the University of Macau Development Foundation contribution, interest rate swaps, executive compensation, fixed assets and tax loss carryforwards amounting to HK$342.0 million (2011: HK$277.7 million) were not recognized as the Group determined it was not probable that future taxable profits will be available against which the deferred tax asset could be utilized.

114 Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2012

5. INCOME TAX (EXPENSE) BENEFIT (CONTINUED)

Effective 6 September 2006, WRM received a 5-year exemption from Macau’s 12% Complementary Tax on casino gaming profi ts (the “Tax Holiday”). On 30 November 2010, WRM received an additional 5-year exemption effective from 1 January 2011 through 31 December 2015. Accordingly, the Group was exempted from the payment of approximately HK$693.5 million in such tax for the year ended 31 December 2012 (2011: HK$641.4 million). The Group’s non-gaming profi ts remain subject to the Macau Complementary Tax and its casino winnings remain subject to the Macau Special Gaming Tax and other levies in accordance with its Concession Agreement.

In June 2009, WRM entered into an agreement, effective retroactively to 2006, with the Macau Special Administrative Region that provided for annual payments of MOP7.2 million (approximately HK$7.0 million) to the Macau Special Administrative Region in lieu of Complementary Tax on dividend distributions to its shareholders from gaming profi ts. The term of this agreement was ? ve years, which coincided with the Tax Holiday which began in 2006. In November 2010, WRM applied for a 5-year extension of this agreement. In August 2011, the 5-year extension was granted with an annual payment of MOP15.5 million (approximately HK$15.0 million) due to the Macau Special Administration Region for each of the years 2011 through 2015.

The Group is exempted from income tax in the Isle of Man and the Cayman Islands. The Group’s subsidiaries fi le income tax returns in Macau and various foreign jurisdictions as required by law. The Group’s income tax returns are subject to examination by tax authorities in the locations where it operates. The Group’s 2008 to 2011 Macau Complementary Tax returns remain subject to examination by the Macau Finance Bureau. In 2011, WRM received the results of the Macau Finance Bureau’s examination of its 2006 and 2007 Macau Complementary Tax returns. WRM paid an additional tax payment of MOP8.8 million (approximately HK$8.5 million). In July 2012, the Macau Finance Bureau commenced an examination of the 2008 Macau Complementary Tax return of WRM. In November 2012, WRM received the results of the Macau Finance Bureau’s examination of its 2008 Macau Complementary Tax returns and WRM did not need to make any additional tax payment. In March 2013, the Macau Finance Bureau commenced an examination of the 2009, 2010 and 2011 Macau Complementary Tax returns for WRM.

Annual Report 2012 115

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2012

5. INCOME TAX (EXPENSE) BENEFIT (CONTINUED)

In January 2013, the Macau Finance Bureau examined the 2009 and 2010 Macau Complementary Tax returns of Palo. The examination resulted in no change to the tax returns.

Quarterly, the Group undertakes reviews for any potentially unfavorable tax outcomes and when an unfavorable outcome is identi? ed as being probable and can be reasonably estimated, the Group then establishes a tax reserve for such possible unfavorable outcome. Estimating potential tax outcomes for any uncertain tax issues is highly judgmental and may not be indicative of the ultimate settlement with the tax authorities. The period of assessment for the Group’s Macau Complementary Tax returns for the years ended 31 December 2007 and before has closed. Accordingly, as of 31 December 2011, the Group reversed a reserve of HK$41.9 million previously established for these years. As of 31 December 2012, the Group has unrecognized tax losses and the Group believes that these unrecognized tax losses are adequate to offset any adjustments that might be proposed by the Macau tax authorities. The Group believes that it has adequately provided reasonable reserves for prudent and foreseeable outcomes related to uncertain tax matters.

116 Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2012

6. DIVIDENDS

For the year ended

31 December

2012 2011 HK$ HK$ (in thousands)

Special dividend declared and paid of nil per Share

(2011: HK$1.20 per Share) — 6,225,060 Proposed ? nal dividend of HK$1.24 (2011: nil) per Share 6,432,562 —

6,432,562 6,225,060

The proposed ? nal dividend for the year is subject to the approval of the Company’s shareholders at the forthcoming annual general meeting.

7. EARNINGS PER SHARE ATTRIBUTABLE TO OWNERS OF THE COMPANY

The calculation of basic earnings per Share amount for the year ended 31 December 2012 is based on the consolidated net pro? t attributable to owners of the Company and on the weighted average number of Shares of 5,187,550,000 in issue during the year (2011: 5,187,529,315).

The diluted earnings per Share amount for the year ended 31 December 2012 is calculated based on the consolidated net pro? t attributable to owners of the Company and on the weighted average number of 5,187,943,909 (2011: 5,187,972,450) Shares including Shares of 5,187,550,000 in issue during the year (2011: 5,187,529,315) plus 393,909 potential Shares (2011: 443,135) arising from exercise of share options (see also note 24).

Annual Report 2012 | 117

Financial Statements
Notes to Financial Statements
For the year ended 31 December 2012

8. PROPERTY AND EQUIPMENT AND CONSTRUCTION IN PROGRESS

A summary of the property and equipment and construction in progress is set forth below.

Group:

	Buildings and Improvements HK$	Furniture Fixtures and Equipment HK$	Leasehold Improvements HK$	Construction in Progress HK$	Total Property and Equipment HK$
			(in thousands)		
Cost or valuation:					
At 1 January 2011	8,883,814	2,250,472	37,021	24,014	11,195,321
Additions	4,304	87,678	145	277,032	369,159
Transfers	125,883	—	—	(125,883)	—
Abandonments/disposals	(34,385)	(53,040)	(111)	(3,706)	(91,242)
At 31 December 2011	8,979,616	2,285,110	37,055	171,457	11,473,238
Additions	4,467	78,274	287	1,132,858	1,215,886
Transfers	424,883	11,517	146	(466,760)	(30,214)
Abandonments/disposals	(66,933)	(32,296)	(23,758)	(539)	(123,526)
At 31 December 2012	**9,342,033**	**2,342,605**	**13,730**	**837,016**	**12,535,384**
Depreciation:					
At 1 January 2011	1,375,227	1,439,183	28,724	—	2,843,134
Depreciation charged for the year	606,630	382,530	4,064	—	993,224
Abandonments/disposals	(10,950)	(44,918)	(111)	—	(55,979)
At 31 December 2011	1,970,907	1,776,795	32,677	—	3,780,379
Depreciation charged for the year	618,373	226,850	4,161	—	849,384
Transfers	—	(21,100)	—	—	(21,100)
Abandonments/disposals	(20,574)	(28,160)	(23,758)	—	(72,492)
At 31 December 2012	**2,568,706**	**1,954,385**	**13,080**	**—**	**4,536,171**
Net carrying amount:					
At 31 December 2012	**6,773,327**	**388,220**	**650**	**837,016**	**7,999,213**
At 31 December 2011	7,008,709	508,315	4,378	171,457	7,692,859
At 1 January 2011	7,508,587	811,289	8,297	24,014	8,352,187

118 Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2012

9. LEASEHOLD INTERESTS IN LAND

The Group has the leasing rights for certain land in Macau under a 25-year concession, which expires in August 2029, granted by the Macau Government in return for the payment of a premium, all installments of which were paid before 31 December 2009.

In 2011, the Group formally accepted the draft terms and conditions of a 25-year land concession from the Macau Government for 51 acres of land in Cotai (“Cotai Land”). The land premium of MOP1,547.4 million (approximately HK$1,502.4 million) comprises a down payment of MOP500 million (approximately HK$485.4 million), made in December 2011, and eight additional semi-annual payments of MOP130.9 million (approximately HK$127.1 million) each, including 5% interest as required by the Macau Government. The fi rst of the eight semi-annual payments was paid in November 2012, six months after the publication of the Cotai Land concession in the of? cial gazette of Macau.

Land concessions in Macau are generally renewable for additional periods, subject to applicable legislation.

Leasehold interests which recognize the premiums and other capitalized costs are set forth below.

Group

As at 31 December

2012 2011

HK$ HK$

(in thousands)

Cost:

At beginning of the year 2,388,484 594,921

Addition — 1,793,563

Other movements (4,462) —

At end of the year 2,384,022 2,388,484

Amortization:

At beginning of the year 144,399 119,792

Amortization charge for the year 72,316 24,607

At end of the year 216,715 144,399

Net carrying amount 2,167,307 2,244,085

Annual Report 2012 119

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2012

10.	GOODWILL

In September 2004, the Group acquired all of the 17.5% indirect ownership interests in WRM held by third parties, in exchange for 1,333,333 shares of Wynn Resorts, Limited’s common stock. Mr. Wong Chi Seng, one of the third parties, retained a direct 10% voting and social interest in WRM and agreed to continue to serve as Executive Director. The acquired shares provide, in aggregate, a nominal preferential annual dividend and capital distribution rights of up to one Macau pataca. As a result of the acquisition, WRM became an indirectly wholly owned subsidiary of the Group.

In accordance with the Group’s accounting policy for the acquisition of non-controlling interests, the assets and liabilities of WRM were not restated to refl ect their fair values at the date of the acquisition. The difference between the purchase price and the non-controlling share of the assets and liabilities re? ected within the consolidated statement of fi nancial position of HK$398.3 million at the date of the acquisition was recorded as goodwill.

The recoverable amount of a cash-generating unit (“CGU”) has been determined based on value-in-use calculations. These calculations use pre-tax cash fl ow projections based on ? nancial budgets approved by management covering a ? ve-year period. Cash ? ows covering the ? ve-year period are extrapolated using an estimated weighted average growth rate that is determined based on past performance and expectations for market development, including the expected opening of the resort in Cotai in 2016. The weighted average growth rate used is consistent with the forecasts used in the industry. The discount rate applied to the cash ? ow projections is 2.3% (2011: 1.6%). The discount rates used are pre-tax and re? ect speci? c risks relating to the Group.

During the year ended 31 December 2012, there was no impairment of any of its CGUs containing goodwill with inde? nite useful lives (2011: nil).

120 Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2012

11.	AVAILABLE-FOR-SALE INVESTMENTS

Group and Company

As at 31 December

2012 2011

HK$ HK$

(in thousands)

Listed debt securities, at fair value:

Hong Kong 62,581 59,685

Elsewhere 205,491 195,950

268,072 255,635

Unlisted debt securities, at fair value: 153,760 253,185

421,832 508,820

Portion classi?ed as non-current (36,334) (404,754)

Current portion 385,498 104,066

During the year, the gross gain in respect of the Group’s available-for-sale investments recognized in other comprehensive income amounted to HK$11.95 million (2011: loss of HK$14.3 million), and gross loss of HK$0.02 million (2011: nil) was reclassifi ed from other comprehensive income to pro? t before tax for the year.

The investments are all denominated in Offshore RMB and have ? xed interest rates ranging from 1.35% to 4.63% and will mature between one and two years.

Annual Report 2012 121

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2012

11.	AVAILABLE-FOR-SALE INVESTMENTS (CONTINUED)

Originally, the Group’s investments were classifi ed as held-to-maturity because the Group had the positive intent and ability to hold them to maturity. However, during the third quarter of 2011, due to the economic uncertainty in the global ? nancial markets, the Group has reassessed the intention to hold the investments to maturity and changed the classi? cation of its entire investments with a carrying value amounting to Offshore RMB427.9 million (approximately HK$524.5 million) from held-to-maturity to available-for-sale.

The Company obtains pricing information in determining the fair values of its listed and unlisted available-for-sale debt securities from independent pricing vendors. Based on management’s inquiries, the pricing vendors use various pricing models consistent with what other market participants would use. The assumptions and inputs used by the pricing vendors are derived from market observable sources including reported trades, broker/dealer quotes, issuer spreads, benchmark curves, bids, offers and other market-related data. None of the debt securities are either past due or impaired as at 31 December 2012.

12.	OTHER NON-CURRENT ASSETS

Other non-current assets consist of the following as at 31 December 2012 and 2011:

Group

As at 31 December

2012 2011

HK$ HK$

(in thousands)

A diamond and ?ne art 234,370 234,370

Memberships 1,020 1,020

China, glass, silverware and other 35,843 42,059

Deposits 7,351 8,301

Others 2,516 —

281,100 285,750

122 Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2012

13.	INVESTMENT IN A SUBSIDIARY

Company

As at 31 December

2012 2011

HK$ HK$

(in thousands)

Unlisted shares, at cost 12,561,195 12,561,195

The following is a list of subsidiaries as at 31 December 2012:

Nominal value

Place of of issued share/

incorporation/ Principal registered

Name operation activities capital Interest held

WM Cayman Holdings Cayman Islands Investment Ordinary shares 100%*

Limited II holding — US$1

Wynn Resorts Isle of Man Investment Ordinary shares 100%

International, Ltd. holding — GBP2

Wynn Resorts (Macau) Isle of Man Investment Ordinary shares 100%

Holdings, Ltd. holding — Class A shares:

GBP343

— Class B shares:

GBP657

Wynn Resorts Macau, Hong Kong Investment Ordinary shares 100%

Limited holding — HK$100

Wynn Resorts (Macau) Macau Operator of Share capital — 100%**

S.A. hotel casino MOP200,100,000

and related

gaming

businesses

Palo Real Estate Macau Development, Share capital — 100%

Company Limited design and MOP1,000,000

preconstruction

activities

Annual Report 2012 123

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2012

13.	INVESTMENT IN A SUBSIDIARY (CONTINUED)
*	Shares directly held by the Company

** 10% of the shares were held by a Macau-resident investor which entitle the holder to 10% of the voting rights and the rights to maximum dividend or payment upon dissolution of one MOP. The remaining 90% of the shares held by the Group are entitled to 90% of the voting rights and 100% of the pro? t participation or economic interest.

None of the subsidiaries had any debt securities outstanding at the end of the year or at any time during the year.

14.	INVENTORIES

Inventories consist of the following as at 31 December 2012 and 2011:

Group

As at 31 December

2012 2011

HK$ HK$

(in thousands)

Retail merchandise 87,015 99,597

Food and beverage 31,003 45,629

Operating supplies 49,178 34,714

167,196 179,940

124 Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2012

15.	TRADE AND OTHER RECEIVABLES

Trade and other receivables consist of the following as at 31 December 2012 and 2011:

Group

As at 31 December

2012 2011

HK$ HK$

(in thousands)

Casino 657,120 976,686

Hotel 10,177 8,176

Retail leases and other 209,677 178,121

876,974 1,162,983

Less: allowance for doubtful accounts (294,025) (413,344)

Total trade and other receivables, net 582,949 749,639

An aged analysis of trade and other receivables is as follows:

Group

As at 31 December

2012 2011

HK$ HK$

(in thousands)

Within 30 days 295,776 351,162

31 to 60 days 94,243 227,670

61 to 90 days 93,763 212,975

Over 90 days 393,192 371,176

876,974 1,162,983

Less: allowance for doubtful accounts (294,025) (413,344)

Net of allowance for doubtful accounts 582,949 749,639

Annual Report 2012 125

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2012

15.	TRADE AND OTHER RECEIVABLES (CONTINUED)

Substantially all of the trade and other receivables as at 31 December 2012 and 2011 were repayable within 14 days.

As at 31 December 2012, trade and other receivables with a gross value of HK$876.9 million (2011: HK$1,162.9 million) were partially impaired and provided for. Movements in the provision for impairment of receivables of the Group, which were collectively impaired, are as follows:

HK$

(In thousands)

At 1 January 2011 334,760

Charge for the year 104,621

Amounts written off (26,037)

At 31 December 2011 and 1 January 2012 413,344

Reversal for the year, net (1,546)

Amounts written off (117,773)

At 31 December 2012 294,025

16.	PREPAYMENTS AND OTHER CURRENT ASSETS

Prepayments and other current assets consist of the following as at 31 December 2012 and 2011:

Group Company

As at 31 December As at 31 December

2012 2011 2012 2011

(in thousands) (in thousands)

Prepayments 38,023 39,019 524 1,020

Deposits 9,588 14,790 — —

47,611 53,809 524 1,020

126 Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2012

17.	RESTRICTED CASH AND CASH EQUIVALENTS

The Amended Wynn Macau Credit Facilities requires the Group to deposit certain loan proceeds into restricted accounts. This restricted cash and cash equivalents amount can only be applied to ? nance the funds expended on the development of Wynn Cotai.

As at 31 December 2012, the Group had restricted cash and cash equivalents amounting to HK$768.7 million (2011: nil).

18.	CASH AND CASH EQUIVALENTS

Cash and cash equivalents consist of the following as at 31 December 2012 and 2011:

Group Company

As at 31 December As at 31 December

2012 2011 2012 2011

(in thousands) (in thousands)

Cash and cash

equivalents on hand 1,825,062 2,174,348 — —

Cash at banks and

short-term deposits 8,650,308 2,982,377 1,244,874 1,176,113

10,475,370 5,156,725 1,244,874 1,176,113

The cash and cash equivalents are denominated in the following currencies:

Group Company

As at 31 December As at 31 December

2012 2011 2012 2011

(in thousands) (in thousands)

HK$ 8,546,453 3,950,508 107,264 91,907

CNH (Offshore Renminbi) 1,137,595 1,084,205 1,137,595 1,084,205

US$ 755,207 105,606 15 1

MOP 29,288 3,580 — —

Renminbi 1,211 2,425 — —

Japanese Yen 610 1,614 — —

Other 5,006 8,787 — —

10,475,370 5,156,725 1,244,874 1,176,113

Annual Report 2012 127

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2012

18.	CASH AND CASH EQUIVALENTS (CONTINUED)

Cash deposited at banks earns interest at ? oating rates based on daily bank deposit rates. Short-term deposits are made for varying periods of between one day and three months, depending on the immediate cash requirements of the Group, and earn interest at the respective short-term deposit rates. The fair values of cash and cash equivalents of the Group and the Company as at 31 December 2012 were HK$10.5 billion (2011: HK$5.2 billion) and HK$1.2 billion (2011: HK$1.2 billion), respectively. The bank balances are deposited with creditworthy banks.

19.	ACCOUNTS PAYABLE

During 2012 and 2011, the Group normally received credit terms of 30 days. An aged analysis of accounts payable as at 31 December 2012 and 2011, based on invoice dates, is as follows:

Group

As at 31 December

2012 2011

HK$ HK$

(in thousands)

Within 30 days 895,481 999,791

31 to 60 days 41,181 9,078

61 to 90 days 1,286 4,328

Over 90 days 30,789 37,148

968,737 1,050,345

128 Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2012

20.	OTHER PAYABLES AND ACCRUALS

Other payables and accruals consist of the following as at 31 December 2012 and 2011:

Group Company

As at 31 December As at 31 December

2012 2011 2012 2011

(in thousands) (in thousands)

Current:

Gaming taxes payable 1,155,504 1,291,075 — —

Outstanding chip

liabilities 2,572,680 2,829,369 — —

Customer deposits 803,735 820,247 — —

Donation payable 77,670 77,670 — —

Other liabilities 292,649 638,746 5,372 4,014

4,902,238 5,657,107 5,372 4,014

Non-current:

Donation payable 533,774 579,770 — —

Other liabilities 4,736 — — —

538,510 579,770 — —

Total 5,440,748 6,236,877 5,372 4,014

As of 31 December 2011, “other liabilities” includes an accrual made by Palo to an unrelated third party company incorporated in Macau that is not a connected person of the Group amounting to US$50 million (approximately HK$389 million) in consideration of its relinquishment of certain rights in and to any future development of the Cotai Land. This balance was settled during 2012.

Annual Report 2012 | 129

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2012

21. INTEREST-BEARING BANK LOANS

The Amended Wynn Macau Credit Facilities were used for refinancing WRM's existing indebtedness, whereas future borrowings under it will be used for construction and development commitments or for other uses. The Amended Wynn Macau Credit Facilities are and the previous Wynn Macau Credit Facilities were repayable as follows:

	Group As at 31 December	
	2012	2011
	HK$	HK$
	(in thousands)	
On demand or within one year	**—**	2,302,714
In the second year	**—**	1,114,441
In the third year	**—**	1,460,664
In the fourth year	**—**	—
In the fifth year	**2,919,083**	—
After the fifth year	**2,919,084**	—
	5,838,167	4,877,819
Less: debt financing costs, net	**(344,397)**	(74,353)
	5,493,770	4,803,466
Portion classified as non-current	**(5,493,770)**	(2,500,752)
Current portion	**—**	2,302,714

As amended on 27 June 2007, the previous Wynn Macau Credit Facilities totaled US$1.55 billion (approximately HK$12.1 billion), in a combination of Hong Kong and U.S. dollars, including a US$550 million (approximately HK$4.3 billion) fully-funded senior term loan (known as the "Previous WRM Term Loan"), and a US$1 billion (approximately HK$7.8 billion) revolving credit facility (known as the "Previous WRM Revolver"). The Previous WRM Term Loan, which had June 2014 maturities, was fully paid off in July 2012, whereas the Previous WRM Revolver matured in June 2012. Borrowings under the previous Wynn Macau Credit Facilities bore interest at LIBOR or HIBOR plus a margin between 1.25% to 2.00% based on the Group's leverage ratio.

130 Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2012

21.	INTEREST-BEARING BANK LOANS (CONTINUED)

On 31 July 2012, WRM entered into the Amended Wynn Macau Credit Facilities and appointed Bank of China Limited, Macau Branch as facilities agent, intercreditor agent and security agent. The Amended Wynn Macau Credit Facilities and related agreements took effect on 31 July 2012 and expand availability under WRM’s senior bank facility to US$2.3 billion equivalent (approximately HK$17.9 billion), consisting of a US$750 million equivalent (approximately HK$5.8 billion) fully funded senior term loan facility and a US$1.55 billion equivalent (approximately HK$12.1 billion) senior revolving credit facility. There is also an option to upsize the total senior secured facilities by an additional US$200 million (approximately HK$1.6 billion) under the Amended Wynn Macau Credit Facilities.

Borrowings under the Amended Wynn Macau Credit Facilities, which consist of both Hong Kong dollar and United States dollar tranches, will be used to re? nance WRM’s existing indebtedness, to fund the design, development, construction and pre-opening expenses of Wynn Cotai and for general corporate purposes.

The term loan facility matures in July 2018 with the principal amount of the term loan to be repaid in two equal installments in July 2017 and July 2018. The ? nal maturity for the revolving credit facility is July 2017, by which date any outstanding revolving loans must be repaid. The senior secured facilities will bear interest for the ? rst six months after closing at LIBOR or HIBOR plus a margin of 2.50% and thereafter will be subject to LIBOR or HIBOR plus a margin of between 1.75% to 2.50% based on WRM’s leverage ratio.

Customary fees and expenses were paid by WRM in connection with the Amended Wynn Macau Credit Facilities.

Borrowings under the Amended Wynn Macau Credit Facilities are guaranteed by Palo and by certain subsidiaries of the Company that own equity interests in WRM, and are secured by substantially all of the assets of WRM, the equity interests in WRM and substantially all of the assets of Palo.

The Amended Wynn Macau Credit Facilities contain representations, warranties, covenants and events of default customary for casino development ? nancings in Macau.

The Company is not a party to the credit facilities agreement and related agreements and has no rights or obligations thereunder.

Annual Report 2012 | 131

Financial Statements
Notes to Financial Statements
For the year ended 31 December 2012

21. INTEREST-BEARING BANK LOANS (CONTINUED)

In connection with the initial financing of the Wynn Macau project, the Group entered into a bank guarantee reimbursement agreement with Banco Nacional Ultramarino, S.A. ("BNU") to secure a guarantee currently in the amount of MOP300 million (approximately HK$291.3 million) until 180 days after the end of the term of the Concession Agreement. This guarantee, which is for the benefit of the Macau government, assures certain aspects of the Group's performance under the Concession Agreement, including the payment of premiums, fines and indemnities for any material failures to perform under the terms of the Concession Agreement. BNU, as issuer of the guarantee, is currently secured by a second priority security interest in the senior lender collateral package. After repayment of all indebtedness under the Amended Wynn Macau Credit Facilities, the Group is obligated to promptly, upon demand by BNU, repay any claim made on the guarantee by the Macau government. The Group currently pays BNU an annual fee for the guarantee of approximately MOP5.2 million (approximately HK$5.0 million).

As at 31 December 2012, the Group had HK$12.1 billion in funding available under the revolving credit facility of the Amended Wynn Macau Credit Facilities.

Fair value of debt

The estimated fair value of the Group's outstanding debt instruments was approximately HK$5.6 billion (2011: HK$4.7 billion) with a book value of HK$5.5 billion (2011: HK$4.9 billion) at the reporting date.

22. ISSUED CAPITAL

	As at 31 December	
	2012	2011
	HK$	HK$
	(in thousands)	
Authorized:		
20,000,000,000 Shares of HK$0.001 each	**20,000**	20,000
Issued and fully paid:		
5,187,550,000 (2011: 5,187,550,000) Shares of HK$0.001 each	**5,188**	5,188

132 Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2012

23.	SHARE PREMIUM ACCOUNT AND RESERVES
(a)	Group

The Group’s share premium account mainly represents the difference between the nominal value of the shares of the subsidiaries acquired pursuant to the Group Reorganization prior to the Listing of the Company’s Shares, over the nominal value of the Company’s Shares issued in exchange therefore with adjustments arising from the Group Reorganization.

The amount of the Group’s reserves and the movements therein for the current and prior years are presented in the consolidated statement of changes in equity on page 80 of the fi nancial statements.

In accordance with the provisions of the Macau Commercial Code, the Company’s subsidiaries incorporated in Macau are required to transfer a minimum of 10% of the annual net profi t to a legal reserve until that reserve equals 25% of their issued capital. The Company’s subsidiaries met this statutory requirement and WRM continues to maintain the required reserve of HK$48.6 million in “statutory reserves”. This reserve is not distributable to the respective shareholders.

Annual Report 2012 | 133

Financial Statements
Notes to Financial Statements
For the year ended 31 December 2012

23. SHARE PREMIUM ACCOUNT AND RESERVES (CONTINUED)
(b) Company

	Note	Issued Capital HK$	Share Premium Account HK$	Available-for-sale Investments Revaluation Reserve HK$	Share Option Reserve HK$	Retained Earnings/ (Accumulated Losses) HK$	Proposed Final Dividend HK$	Total Equity HK$
					(in thousands)			
At 1 January 2011		5,188	12,713,852	—	1,596	(76,372)	—	12,644,264
Net income for the year		—	—	—	—	7,818,924	—	7,818,924
Changes in fair value of available-for-sale investments, net of tax		—	—	(14,341)	—	—	—	(14,341)
Total comprehensive income for the year		—	—	(14,341)	—	7,818,924	—	7,804,583
Special dividend paid	6	—	—	—	—	(6,225,060)	—	(6,225,060)
Exercise of share options		—	779	—	(233)	—	—	546
Share-based payments		—	—	—	2,098	—	—	2,098
At 31 December 2011 and 1 January 2012		5,188	12,714,631	(14,341)	3,461	1,517,492	—	14,226,431
Net income for the year		—	—	—	—	560	—	560
Changes in fair value of available-for-sale investments, net of tax		—	—	11,967	—	—	—	11,967
Total comprehensive income for the year		—	—	11,967	—	560	—	12,527
Shared-based payments		—	—	—	2,844	—	—	2,844
Proposed final 2012 dividend	6	—	—	—	—	(6,432,562)	6,432,562	—
At 31 December 2012		**5,188**	**12,714,631**	**(2,374)**	**6,305**	**(4,914,510)**	**6,432,562**	**14,241,802**

134 Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2012

23.	SHARE PREMIUM ACCOUNT AND RESERVES (CONTINUED)

The Company’s reserves available for distribution represent the share premium account, available-for-sale investments revaluation reserve, share option reserve and retained earnings/ accumulated losses. Under the Companies Law (Revised) Chapter 22 of the Cayman Islands, the share premium of the Company is available for paying distributions or dividends to shareholders subject to the provisions of its Memorandum or Articles of Association and provided that immediately following the distribution of a dividend, the Company is able to pay its debts as they fall due in the ordinary course of business. Accordingly, the Company’s reserves available for distribution to shareholders as at 31 December 2012 amounted to approximately HK$14.2 billion (2011: HK$14.2 billion).

24.	SHARE-BASED PAYMENT PLAN

The Company’s share option scheme

The Company established a share option scheme on 16 September 2009 for the purpose of rewarding participants, which may include Directors and employees of the Group who have contributed to the Group and to encourage them to work towards enhancing the value of the Company and its Shares for the bene? t of the Company and its Shareholders as a whole. Under the rules of the share option scheme, the maximum number of Shares which can be issued upon exercise of all options granted under the share option scheme and of the Company shall not, in the absence of shareholders’ approval, in aggregate exceed 10% in nominal amount of the aggregate of Shares in issue on the date of the listing of the Shares on the Hong Kong Stock Exchange (the “Scheme Mandate Limit”); and the Scheme Mandate Limit may be renewed subject to Shareholders’ approval. A maximum of 518.75 million shares (2011: 518.75 million shares) have been reserved for issuance under the share option scheme. The options granted under the share option scheme do not give immediate ownership of the underlying Shares as they require payment of a subscription price which is based on the then prevailing market price of the Shares.

Annual Report 2012 135

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2012

24.	SHARE-BASED PAYMENT PLAN (CONTINUED)

The Company’s share option scheme (continued)

The following share options were outstanding under the share option scheme during the year:

Weighted Weighted

Number of Average Average

Options Exercise Price Exercise Term

(HK$) (Years)

Outstanding as at 1 January 2011 1,000,000 10.92 9.3

Granted during the year 400,000 25.96

Exercised during the year (50,000) 10.92

Outstanding as at 31 December 2011 or

1	January 2012 1,350,000 15.38 8.6

Granted during the year 760,000 19.04

Outstanding as at 31 December 2012 2,110,000 16.70 8.3

Shares exercisable as at

31 December 2012 430,000 13.72 7.5

Shares exercisable as at 31 December 2011 150,000 10.92 8.3

No share options were exercised during the year ended 31 December 2012. The weighted average share price at the date of exercise for options exercised during the year ended 31 December 2011 was HK$26.35 per Share.

136 Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2012

24.	SHARE-BASED PAYMENT PLAN (CONTINUED)

The Company’s share option scheme (continued)

The fair value of the share options granted during the year was estimated at HK$6.02 per option (2011: HK$5.87 per option) based on the Black-Scholes valuation model. The following table lists the signifi cant inputs used in estimating the fair value per option on the date of grant.

2012 2011

Expected dividend yield 4.0% 4.1%

Expected stock price volatility 49.0% 37.8%

Risk-free interest rate 0.672% 2.11%

Expected average life of options (years) 6.5 6.5

Share price on the date of grant (HK$ per Share) $ 18.36 $ 24.35

Exercise price (HK$ per Share) $ 19.04 $ 25.96

Changes in subjective input assumptions could materially affect the fair value estimate.

The Group recognized a share option expense of HK$2.8 million (2011: HK$2.1 million) under the Company’s share option scheme during the year.

WRL Stock Plan

Wynn Resorts, Limited established its 2002 Stock Incentive Plan (the “WRL Stock Plan”) which provides for the grant of (i) incentive stock options, (ii) compensatory (i.e. non qualifi ed) stock options, and (iii) non-vested shares of Wynn Resorts, Limited’s common stock for employees, directors and independent contractors or consultants of Wynn Resorts, Limited and its subsidiaries, including the Group. However, only employees are eligible to receive incentive stock options.

A maximum of 12,750,000 shares (31 December 2011: 12,750,000 shares) of Wynn Resorts, Limited’s common stock have been reserved for issuance under the WRL Stock Plan. As at 31 December 2012, 4,087,064 shares (2011: 4,098,336 shares) remain available for the grant of stock options or non-vested shares of Wynn Resorts, Limited’s common stock.

Options are granted with exercise prices equal to the current market price at the date of grant. The WRL Stock Plan provides for a variety of vesting schedules, all determined at the time of grant. All options expire ten years from the date of grant.

Annual Report 2012 137

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2012

24.	SHARE-BASED PAYMENT PLAN (CONTINUED)

WRL Stock Plan (continued)

A summary of option activities under the WRL Stock Plan as at 31 December 2012 and 2011 and the changes during the years then ended are presented below:

Weighted Weighted

Number of Average Average

Options Exercise Price Exercise Term

(HK$) (Years)

Outstanding as at 1 January 2011 543,158 585 7.3

Transferred during 2011 151,894 577

Exercised during 2011 (91,484) 446

Outstanding as at 31 December 2011 or

1	January 2012 603,568 603 6.5

Expired during 2012 (75,000) 837

Transferred during 2012 (4,721) 581

Exercised during 2012 (40,275) 358

Outstanding as at 31 December 2012 483,572 586 6.1

Shares exercisable as at

31 December 2012 45,609 416 4.1

Shares exercisable as at 31 December 2011 55,130 403 3.8

Since no options were granted under the WRL Stock Plan for the years ended 31 December 2012 and 2011, the disclosures of the weighted average fair value of options granted at the measurement date and, in turn, the signi? cant input used in estimating the fair value per option are not applicable.

The total intrinsic value of the options exercised for the year ended 31 December 2012 was HK$20.7 million (2011: HK$48.9 million). Approximately HK$97.8 million of unamortized compensation cost relating to stock options at 31 December 2012 (2011: approximately HK$112.3 million) will be recognized as compensation over the vesting of the related grants through 31 December 2019.

138 Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2012

24.	SHARE-BASED PAYMENT PLAN (CONTINUED)

Non-vested shares under the WRL Stock Plan

A summary of the status of the WRL Stock Plan’s non-vested shares as at 31 December 2012 and changes during the year then ended is set out below:

Weighted

Average

Grant Date

Number of Fair Value

Shares (HK$)

Non-vested as at 1 January 2011 196,750 716

Vested and/or expired during the year (3,000) 590

Transferred during the year 52,188 692

Non-vested as at 31 December 2011 or 1 January 2012 245,938 711

Vested and/or expired during the year (42,500) 801

Transferred during the year 5,375 1,034

Non-vested as at 31 December 2012 208,813 699

Approximately HK$57.3 million of unamortized compensation cost relating to non-vested shares of common stock granted under the WRL Stock Plan at 31 December 2012 (2011: approximately HK$60.5 million) will be recognized as compensation over the vesting period of the related grants through 31 December 2016.

25.	PENSIONS AND OTHER POST-EMPLOYMENT BENEFIT PLANS

In April 2005, the Group established a de? ned contribution retirement bene? t scheme (the “Scheme”). The Scheme allows eligible employees to contribute 5% of their salary to the Scheme and the Group matches the contributions with an equal amount. The assets of the Scheme are held separately from those of the Group in an independently administered fund. The Group’s matching contributions vest to the employees at 10% per year with full vesting in ten years. Forfeitures of unvested contributions are used to reduce the Group’s liability for its contributions payable under the Scheme. The Group recorded an expense for matching contributions of approximately HK$55.4 million for the year ended 31 December 2012 (2011: HK$51.7 million).

Annual Report 2012 139

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2012

26.	DIRECTORS’ AND CHIEF EXECUTIVE’S REMUNERATION AND FIVE HIGHEST PAID INDIVIDUALS

Directors’ and Chief Executive’s Emoluments

Directors’ and chief executive’s emoluments for the years, disclosed pursuant to the Listing Rules and Section 161 of the Hong Kong Companies Ordinance, are as follows:

Group

For the year ended 31

December

2012 2011

HK$ HK$

(in thousands)

Fees 4,525 3,100

Salaries 16,285 5,839

Discretionary bonus 47,265 27,237

Share-based payments 33,517 6,478

Contributions to retirement plan 311 292

Other 8,767 1,824

Total emoluments 110,670 44,770

140 Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2012

26. DIRECTORS' AND CHIEF EXECUTIVE'S REMUNERATION AND FIVE HIGHEST PAID INDIVIDUALS (CONTINUED)

Directors' and Chief Executive's Emoluments (continued)

	Fees HK$	Salary HK$	Discretionary Bonus HK$	Share-based Payments HK$ (in thousands)	Contributions to Retirement Plan HK$	Other HK$	Total HK$
2012							
Executive Directors:							
Stephen A. Wynn	—	—	15,516	—	—	—	15,516
Linda Chen	—	10,066	20,112	29,080	—	6,987	66,245
Ian Michael Coughlan	—	6,219	11,637	1,593	311	1,780	21,540
Non-executive Directors:							
Kazuo Okada*	—	—	—	—	—	—	—
Marc D. Schorr	—	—	—	—	—	—	—
Allan Zeman	1,075	—	—	711	—	—	1,786
Independent non-executives Directors:							
Jeffrey Kin-fung Lam	1,050	—	—	711	—	—	1,761
Bruce Rockowitz	1,075	—	—	711	—	—	1,786
Nicholas Sallnow-Smith	1,325	—	—	711	—	—	2,036
	4,525	16,285	47,265	33,517	311	8,767	110,670
2011							
Executive Directors:							
Stephen A. Wynn	—	—	15,570	—	—	—	15,570
Linda Chen**	—	—	—	—	—	—	—
Ian Michael Coughlan	—	5,839	11,667	4,378	292	1,824	24,000
Non-executive Directors:							
Kazuo Okada*	500	—	—	—	—	—	500
Marc D. Schorr	—	—	—	—	—	—	—
Allan Zeman	625	—	—	525	—	—	1,150
Independent non-executives Directors:							
Jeffrey Kin-fung Lam	625	—	—	525	—	—	1,150
Bruce Rockowitz	625	—	—	525	—	—	1,150
Nicholas Sallnow-Smith	725	—	—	525	—	—	1,250
	3,100	5,839	27,237	6,478	292	1,824	44,770

* *Mr. Kazuo Okada ceased to be a member of our Board on 24 February 2012.*

** *Ms. Linda Chen received emoluments (inclusive of share-based payments) of HK$62.1 million for the year ended 31 December 2011, representing the portion charged to the Group through the marketing and secondment service agreement with WIML.*

Annual Report 2012 141

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2012

26.	DIRECTORS’ AND CHIEF EXECUTIVE’S REMUNERATION AND FIVE HIGHEST PAID INDIVIDUALS (CONTINUED)

Directors’ and Chief Executive’s Emoluments (continued)

In addition to the directors’ emoluments disclosed in the above tables, emoluments for Mr. Stephen A. Wynn and Mr. Marc D. Schorr were charged to the Group, through the corporate allocation agreement, amounting to HK$54.3 million and HK$37.4 million for the year ended 31 December 2012, respectively (2011: HK$50.4 million and HK$37.4 million, respectively).

Five highest paid individuals’ emoluments

During the year ended 31 December 2012, the ? ve individuals whose emoluments were the highest in the Group included three (2011: three) Directors whose emoluments were re? ected in the analysis presented above. Details of the emoluments payable to the remaining two (2011: two) highest paid individuals for each of the years ended 31 December 2012 and 2011 are as follows:

Group

For the year ended 31

December

2012 2011

HK$ HK$

(in thousands)

Salaries and other bene?ts 12,934 10,364

Discretionary bonus 10,327 9,346

Share-based payments 5,949 10,558

Contributions to retirement plan 2 1

Total emoluments 29,212 30,269

142 Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2012

26.	DIRECTORS’ AND CHIEF EXECUTIVE’S REMUNERATION AND FIVE HIGHEST PAID INDIVIDUALS (CONTINUED)

Five highest paid individuals’ emoluments (continued)

The emoluments were within the following bands:

For the year ended

31 December

2012 2011

Number of Number of

Individuals Individuals

Nil to HK$10,000,000 1 —

HK$13,500,001 to HK$14,000,000 — 1

HK$16,000,001 to HK$16,500,000 — 1

HK$21,500,001 to HK$22,000,000 1 —

Total 2 2

The emoluments of certain individuals have been apportioned on a basis that is considered to be reasonable estimates of the utilization of service provided or the benefi t received by the Group. The apportioned emoluments of these individuals are included in the expense allocations charged by Wynn Resorts, Limited and the Group’s fellow subsidiaries for the years ended 31 December 2012 and 2011 (See note 28 “Related Party Disclosures”).

During the year, no emoluments were paid by the Group to any of the Directors or the ? ve highest paid individuals as an inducement to join or upon joining the Group or as compensation for loss of of? ce as a director of any member of the Group or in connection with the management of the affairs of any members of the Group. None of the Directors waived any emoluments during the years.

Annual Report 2012 143

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2012

27.	COMMITMENTS AND CONTINGENCIES

Operating lease commitments — Group as lessee

The Group has entered into leases for administrative of? ces in Macau, warehouse facilities, apartment units for executives and staff, dormitories for imported labor, and for certain of? ce equipment. These leases typically contain renewal or continuation clauses.

In addition to the leases described above, the Group pays rents for the use of the land on which Wynn Macau and Wynn Cotai was constructed and will be constructed, respectively.

At 31 December 2012 and 2011, outstanding commitments for future minimum lease payments under non-cancellable operating leases are as follows:

Group

As at 31 December

2012 2011

HK$ HK$

(in thousands)

Within one year 26,329 21,712

After one year but not more than ?ve years 85,914 52,092

More than ?ve years 221,119 233,519

333,362 307,323

144 Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2012

27.	COMMITMENTS AND CONTINGENCIES (CONTINUED)

Operating lease commitments — Group as lessor

The Group has entered into leases for space at Wynn Macau’s retail promenade with several high-end retailers. These non-cancelable leases typically contain provisions for minimum rentals plus additional rent based upon the net sales of the retailers. The Group recorded contingent rental income under operating leases of approximately HK$674.9 million for the year ended 31 December 2012 (2011: HK$525.8 million).

Future minimum rents to be received at 31 December 2012 and 2011 are as follows:

Group

As at 31 December

2012 2011

HK$ HK$

(in thousands)

Within one year 239,820 137,215

After one year but not more than ?ve years 873,435 315,952

After ?ve years 9,595 19,645

1,122,850 472,812

The operating lease rentals of certain retailers are based on the higher of a ? xed rental and contingent rent based on the sales of the retailers pursuant to the terms and conditions as set out in the respective rental agreements. As the future sales of these retailers can not be estimated reliably, only the minimum lease commitments, and not the contingent rents, have been included in the above table.

Annual Report 2012 145

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2012

27.	COMMITMENTS AND CONTINGENCIES (CONTINUED)

Capital commitments

As at 31 December 2012 and 2011, the Group had the following capital commitments under construction contracts, construction-related consulting and other agreements and purchase orders which have not been provided for in the Group’s statement of fi nancial position:

Group

As at 31 December

2012 2011

HK$ HK$

(in thousands)

Contracted, but not provided for 645,563 181,996

Authorized, but not contracted for 25,807,863 136,129

26,453,426 318,125

Gaming premium commitment

Pursuant to the Concession Agreement signed with the Macau Government, the Group has committed to paying an annual premium of MOP30.0 million (approximately HK$29.1 million) plus a variable premium calculated on the basis of the number of gaming tables and gaming devices operated by the Group.

146 Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2012

27.	COMMITMENTS AND CONTINGENCIES (CONTINUED)

Other services commitments

The Group has service agreements for signage in several cities in China, Macau and Hong Kong. Furthermore, the Group is obligated under several agreements for shuttle-bus services running from the People’s Republic of China’s border to Wynn Macau and within Macau and under various agreements for maintenance, printing and other services. Under these agreements, the Group is obligated for the following future payments as at 31 December 2012 and 2011:

Group

As at 31 December

2012 2011

HK$ HK$

(in thousands)

Within one year 138,103 140,286

After one year but not more than ?ve years 211,093 29,485

349,196 169,771

As at 31 December 2012, the Group was committed to purchases for operating supplies totaling HK$79.5 million (2011: HK$96.2 million).

As at 31 December 2012, in addition to the MOP300 million (approximately HK$291.3 million) bank guarantee issued for the Concession Agreement as described in note 21 the banks granted guarantees to the Group for other purposes to the extent of approximately HK$24.7 million (2011: HK$22.7 million).

Employment agreements

The Group has entered into employment agreements with several executive offi cers, other members of management and certain key employees. These agreements generally have two-to ten-year terms and typically indicate a base salary and often contain provisions for discretionary bonuses. Certain of the executives are also entitled to a separation payment if terminated without “cause” or upon voluntary termination of employment for “good reason” following a “change of control” (as these terms are defi ned in the employment contracts).

Annual Report 2012 147

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2012

27.	COMMITMENTS AND CONTINGENCIES (CONTINUED)

Litigation

The Group did not have any material litigation outstanding as at 31 December 2012 (2011: none).

The Group’s affi liates are involved in litigation in addition to the actions noted below, arising in the normal course of business. In the opinion of management, such litigation will not have a material effect on the Group’s fi nancial condition, results of operations or cash ? ows.

Determination of unsuitability and redemption of Aruze USA, Inc. and af? liates

On 18 February 2012, Wynn Resorts’ Gaming Compliance Committee concluded an investigation after receiving an independent report by Freeh, Sporkin & Sullivan, LLP (the “Freeh Report”) detailing a pattern of misconduct by Aruze USA, Inc., at the time a stockholder of Wynn Resorts, Universal Entertainment Corporation, Aruze USA, Inc.’s parent company, and Mr. Kazuo Okada, the majority shareholder of Universal Entertainment Corporation, who, until 21 February 2013, was also a member of Wynn Resorts’ board of directors and was at the time a director of Wynn Macau, Limited. The factual record presented in the Freeh Report included evidence that Aruze USA, Inc., Universal Entertainment Corporation and Mr. Okada had provided valuable items to certain foreign gaming offi cials who were responsible for regulating gaming in a jurisdiction in which entities controlled by Mr. Okada were developing a gaming resort. Mr. Okada has denied the impropriety of such conduct to members of the board of directors of Wynn Resorts and Mr. Okada has refused to acknowledge or abide by Wynn Resorts’ anti-bribery policies and has refused to participate in the training all other directors have received concerning these policies.

148 Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2012

27.	COMMITMENTS AND CONTINGENCIES (CONTINUED)

Litigation (continued)

Determination of unsuitability and redemption of Aruze USA, Inc. and af? liates (continued)

Based on the Freeh Report, the board of directors of Wynn Resorts determined that Aruze USA, Inc., Universal Entertainment Corporation and Mr. Okada are “unsuitable persons” under Article VII of Wynn Resorts’ articles of incorporation. The board of directors of Wynn Resorts was unanimous (other than Mr. Okada) in its determination. The board of directors of Wynn Resorts also requested that Mr. Okada resign as a director of Wynn Resorts (under Nevada corporation law, a board of directors does not have the power to remove a director) and recommended that Mr. Okada be removed as a member of the Board of the Company. In addition, on 18 February 2012, Mr. Okada was removed from the board of directors of Wynn Las Vegas Capital Corp., an indirect wholly owned subsidiary of Wynn Resorts. On 24 February 2012, Mr. Okada was removed from the Board and on 22 February 2013, he was removed from the board of directors of Wynn Resorts by a stockholder vote in which 99.6% of the over 86 million shares voted were cast in favor of removal. Additionally, Mr. Okada resigned from the board of directors of Wynn Resorts on 21 February 2013.

Based on the board of directors of Wynn Resorts’ fi nding of “unsuitability,” on 18 February 2012, Wynn Resorts redeemed and cancelled Aruze USA, Inc.’s 24,549,222 shares of Wynn Resorts’ common stock. Following a fi nding of “unsuitability,” Article VII of Wynn Resorts’ articles of incorporation authorizes redemption at “fair value” of the shares held by unsuitable persons. Wynn Resorts engaged an independent fi nancial advisor to assist in the fair value calculation and concluded that a discount to the then current trading price was appropriate because of, among other things, restrictions on most of the shares held by Aruze USA, Inc. under the terms of the Stockholders Agreement (as de? ned below). Pursuant to the articles of incorporation, Wynn Resorts issued the redemption price promissory note (the “Redemption Note”) to Aruze USA, Inc. in redemption of the shares. The Redemption Note has a principal amount of US$1.94 billion (approximately HK$15.1 billion), matures on 18 February 2022 and bears interest at the rate of 2% per annum, payable annually in arrears on each anniversary of the date of the Redemption Note. Wynn Resorts may, in its sole and absolute discretion, at any time and from time to time, and without penalty or premium, prepay the whole or any portion of the principal or interest due under the Redemption Note. In no instance shall any payment obligation under the Redemption Note be accelerated except in the sole and absolute discretion of Wynn Resorts or as specifi cally mandated by law. The indebtedness evidenced by the Redemption Note is and shall be subordinated in right of payment, to the extent and in the manner provided in the Redemption Note, to the prior payment in full of all existing and future obligations of Wynn Resorts or any of its af? liates in respect of indebtedness for borrowed money of any kind or nature.

Annual Report 2012 149

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2012

27.	COMMITMENTS AND CONTINGENCIES (CONTINUED)

Litigation (continued)

Determination of unsuitability and redemption of Aruze USA, Inc. and af? liates (continued)

After authorizing the redemption of the Aruze USA, Inc. shares, the board of directors of Wynn Resorts took certain actions to protect Wynn Resorts and its operations from any infl uence of an unsuitable person, including placing limitations on the provision of certain operating information to unsuitable persons, evaluating whether to seek the removal of Mr. Okada from the Wynn Resorts’ board of directors, and the formation of an Executive Committee of Wynn Resorts’ board of directors to manage the business and affairs of Wynn Resorts during the period between each annual meeting. The Charter of the Executive Committee provides that “Unsuitable Persons” are not permitted to serve on the Committee. All members of Wynn Resorts’ board of directors, other than Mr. Okada, were appointed to the Executive Committee on 18 February 2012. On 24 February 2012, the Board of Directors of the Company removed Mr. Kazuo Okada from the board. On 3 January 2013, Wynn Resorts fi led a defi nitive proxy statement on Schedule 14A (“Proxy Statement”) for a special meeting of the stockholders to consider and vote upon a proposal to remove Mr. Okada as a director of Wynn Resorts (“Removal Proposal”). On 24 January 2013, Mr. Okada fi led a complaint in the United States District Court, District of Nevada against Wynn Resorts, alleging that Proxy Statement was materially false and misleading in contravention of Section 14(a) of the Securities Exchange Act of 1934, as amended, and Securities and Exchange Commission Rule 14a-9 promulgated thereunder. Mr. Okada also ? led a motion for a preliminary injunction on 28 January 2013, in which he sought an order preliminarily enjoining the special meeting of stockholders until such time as Wynn Resorts corrected certain alleged misstatements and omissions in its Proxy Statement. At the conclusion of a hearing held on 15 February 2013, the federal court denied Mr. Okada’s motion.

On the afternoon of 21 February 2013, Mr. Okada resigned as a director of Wynn Resorts. On

22 February 2013, the special meeting of stockholders was held and the stockholders approved the Removal Proposal with an af? rmative vote of 85.7% of the shares entitled to vote at the special meeting (99.6% of the shares that were voted at the special meeting of stockholders were voted in favor of the Removal Proposal).

150 Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2012

27.	COMMITMENTS AND CONTINGENCIES (CONTINUED)

Litigation (continued)

Determination of unsuitability and redemption of Aruze USA, Inc. and af? liates (continued)

Redemption action and counterclaim

On 19 February 2012, Wynn Resorts ? led a complaint in the Eighth Judicial District Court, Clark County, Nevada against Mr. Okada, Aruze USA, Inc. and Universal Entertainment Corporation (companies controlled by Mr. Okada) (the “Okada Parties”), alleging breaches of fi duciary duty and related claims. Wynn Resorts is seeking compensatory and special damages as well as a declaration that it acted lawfully and in full compliance with its articles of incorporation, bylaws and other governing documents in redeeming and cancelling the shares of Aruze, USA, Inc.

On 12 March 2012, the Okada Parties removed the action to the United States District Court for the District of Nevada (the action was subsequently remanded to Nevada state court). On that same date, the Okada Parties ? led an answer denying the claims and a counterclaim that purports to assert claims against Wynn Resorts, each of the members of the Wynn Resorts’ board of directors (other than Mr. Okada) and Wynn Resorts’ General Counsel (the “Wynn Parties”). As amended, the Okada Parties’ counterclaim alleges, among other things: (1) that the shares of Wynn Resorts common stock owned by Aruze USA, Inc. were exempt from the redemption-for-unsuitability provisions in the Wynn Resorts articles of incorporation pursuant to certain agreements executed in 2002; (2) that the Wynn Resorts directors who authorized the redemption of Aruze USA, Inc.’s shares acted at the direction of Mr. Stephen A. Wynn and did not independently and objectively evaluate Mr. Okada’s, Universal Entertainment Corporation’s, and Aruze USA, Inc.’s suitability, and by so doing, breached their fi duciary duties; (3) that the Wynn Resorts directors violated the terms of the Wynn Resorts articles of incorporation by failing to pay Aruze USA, Inc. fair value for the redeemed shares; and (4) that the terms of the Redemption Note that Aruze USA, Inc. received in exchange for the redeemed shares, including the Redemption Note’s principal amount, duration, interest rate, and subordinated status, were unconscionable. Among other relief, the amended counterclaim seeks a declaration that the redemption of Aruze USA, Inc.’s shares was void, an injunction restoring Aruze USA, Inc.’s share ownership, damages in an unspecifi ed amount and rescission of the amended and restated stockholders agreement, dated as of 6 January 2010, by and among Aruze USA, Inc., Mr. Stephen A. Wynn and Ms. Elaine P. Wynn as amended from time to time. On 31 August 2012, Aruze USA, Inc. ? led a motion for preliminary injunction with the Nevada state court. The motion sought an order that would prohibit Wynn Resorts from barring or preventing Aruze USA, Inc. from exercising rights as a stockholder at the 2 November 2012 annual meeting of Wynn Resorts’ stockholders. On 2 October 2012, the Nevada state court denied Aruze USA, Inc.’s motion for preliminary injunction. On 19 October 2012, Aruze USA, Inc. fi led a notice of appeal with the Nevada Supreme Court. The appeal was assigned to the Nevada Supreme Court’s mediation program, has not progressed, and is pending. Wynn Resorts intends to vigorously defend against the appeal and to argue that the Nevada Supreme Court should affi rm the state court’s decision denying Aruze USA, Inc.’s motion for a preliminary injunction.

Annual Report 2012 151

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2012

27.	COMMITMENTS AND CONTINGENCIES (CONTINUED)

Litigation (continued)

Determination of unsuitability and redemption of Aruze USA, Inc. and af? liates (continued)

Redemption action and counterclaim (continued)

Wynn Resorts’ complaint, as amended, and the Okada Parties’ counterclaim, as amended, were challenged at the pleading stage through motion practice. At a hearing held on 13 November 2012, the Nevada state court denied the Wynn Parties’ motion to dismiss the Okada Parties’ amended counterclaim, but dismissed the Okada Parties’ claims under the Nevada Racketeer Infl uenced and Corrupt Organizations Act. At a hearing held on 15 January 2013, the court denied the Okada Parties’ motion to dismiss Wynn Resorts’ amended complaint.

On 13 February 2013, the Okada Parties ? led a motion in the Nevada state court in which they asked the court to establish a “disputed ownership fund” as defi ned in a federal tax regulation. Speci? cally, the motion sought an order establishing an escrow account to hold the Redemption Note issued to Aruze USA, Inc. as compensation for the shares of Wynn Resorts common stock redeemed by the board of directors of Wynn Resorts in February 2012 in light of the board’s determination of unsuitability, as well as the redeemed shares themselves (although those shares were previously cancelled in February 2012), pending a resolution of the state court action. On 22 March 2013, the court entered a preliminary order for the establishment of an escrow into which interest on the Redemption Note will be paid. The court expressly stated that it made no determination or fi nding with respect to any “disputed ownership” under Internal Revenue Service regulations.

Wynn Resorts is vigorously pursuing its claims against the Okada Parties, and Wynn Resorts and the other counter-defendants are vigorously defending against the counterclaims asserted against them. Wynn Resorts’ claims and the Okada Parties’ counterclaims are in a preliminary stage and the management of Wynn Resorts has determined that based on proceedings to date, it is currently unable to determine the probability of the outcome of this matter or the range of reasonably possible loss, if any. Any adverse judgments or settlements involving payment of a material sum of money could cause a material adverse effect on Wynn Resorts’ fi nancial condition and results of operations and could expose Wynn Resorts to additional claims by third parties, including current or former investors or regulators. Any adverse judgments or settlements would reduce Wynn Resorts’ profi ts and could limit Wynn Resorts’ ability to operate their business.

152 Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2012

27.	COMMITMENTS AND CONTINGENCIES (CONTINUED)

Litigation (continued)

Related matters

Wynn Resorts provided the Freeh Report to appropriate regulators and law enforcement agencies and is cooperating with related investigations that such regulators and agencies have undertaken. The conduct of the Okada Parties and any resulting regulatory investigations could have adverse consequences to Wynn Resorts and its subsidiaries. A ? nding by regulatory authorities that Mr. Okada violated anti-corruption statutes and/or other laws or regulations applicable to persons af? liated with a gaming licensee on Wynn Resorts property and/ or otherwise involved Wynn Resorts in criminal or civil violations could result in actions by regulatory authorities against Wynn Resorts. Relatedly, as described below, the Salt Lake Regional Of? ce of the SEC has commenced an informal inquiry into, and other regulators could pursue separate investigations into, Wynn Resorts’ compliance with applicable laws arising from the allegations in the matters described above and in response to litigation fi led by Mr. Okada suggesting improprieties in connection with Wynn Resorts’ donation to the University of Macau. While Wynn Resorts believes that it is in full compliance with all applicable laws, any such investigations could result in actions by regulators against Wynn Resorts. In February 2013, the Nevada Gaming Control Board informed Wynn Resorts that it has completed its investigation of allegations made by Mr. Okada against Wynn Resorts regarding the activities of Mr. Wynn and related entities in Macau and found no violations of the Gaming Control Act or the Nevada Gaming Commission Regulations.

On 19 June 2012, Ms. Elaine P. Wynn responded to the Okada Parties’ counterclaim and asserted a cross claim against Mr. Stephen A. Wynn and Mr. Kazuo Okada seeking a declaration that (1) any and all of Ms. Elaine P. Wynn’s duties under the January 2010 Stockholders Agreement (the “Stockholders Agreement”) by and among Aruze USA, Inc., Mr. Stephen A. Wynn, and Ms. Elaine P. Wynn be discharged; (2) the Stockholders Agreement is subject to rescission and is rescinded; (3) the Stockholders Agreement is an unreasonable restraint on alienation in violation of public policy; and/or (4) the restrictions on sale of shares shall be construed as inapplicable to Ms. Elaine P. Wynn. Mr. Wynn fi led his answer to Ms. Elaine P. Wynn’s cross claim on 24 September 2012. The indentures for the Wynn Las Vegas, LLC 2022 notes and Existing Notes (the “Indentures”) provide that if Mr. Stephen A. Wynn, together with certain related parties, in the aggregate benefi cially owns a lesser percentage of the outstanding common stock of Wynn Resorts than are bene? cially owned by any other person, a change of control will have occurred. If Ms. Elaine P. Wynn prevails in her cross claim, Mr. Stephen A. Wynn would not bene? cially own or control Ms. Elaine P. Wynn’s shares and a change in control may result under Wynn Resorts’ debt documents. Under the Indentures, the occurrence of a change of control requires that Wynn Resorts make an offer (unless the notes have been previously called for redemption) to each holder to repurchase all or any part of such holder’s notes at a purchase price equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest on the notes purchased, if any, to the date of repurchase.

Annual Report 2012 153

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2012

27.	COMMITMENTS AND CONTINGENCIES (CONTINUED)

Litigation (continued)

Litigation commenced by Kazuo Okada and related matters

Books and records action

On 11 January 2012, Mr. Okada, in his role as a Wynn Resorts’ director, commenced a writ proceeding in the Eighth Judicial District Court, Clark County, Nevada, seeking to compel Wynn Resorts to produce certain books and records relating to a donation to the University of Macau, among other things.

In May 2011, WRM made a commitment to the University of Macau Development Foundation in support of the new Asia-Paci? c Academy of Economics and Management. This contribution consists of a US$25 million (equivalent to HK$194.2 million) payment made in May 2011 and a commitment for additional donations of US$10 million (equivalent to HK$77.7 million) each year for the calendar years 2012 through 2022 inclusive. The pledge was consistent with Wynn Resorts’ long-standing practice of providing philanthropic support for deserving institutions in the markets in which it operates. The pledge was made following an extensive analysis which concluded that the gift was made in accordance with all applicable laws. The pledge was considered by the boards of directors of both Wynn Resorts and the Company and approved by 15 of the 16 directors who served on those boards. The sole dissenting vote was cast by Mr. Okada whose stated objection was to the length of time over which the donation would occur, not its propriety.

At a hearing on 9 February 2012, the Nevada state court held that, as a director of Wynn Resorts, Mr. Okada had the right to make a reasonable inspection of Wynn Resorts’ corporate books and records. Following the hearing, Wynn Resorts released certain documents to Mr. Okada for his inspection. At a subsequent hearing on 8 March 2012, the court considered Mr. Okada’s request that Wynn Resorts’ board of directors make additional documents available to him, and ruled that Mr. Okada was entitled to inspect two additional pages of documents. Wynn Resorts promptly complied with the court’s ruling.

On 25 May 2012, Mr. Okada amended his petition to request inspection of additional records. Following a hearing held on 2 October 2012, the court ruled that Mr. Okada is entitled to review certain additional Wynn Resorts documents from the 2000 to 2002 time period. Wynn Resorts promptly complied with the court’s ruling. On 2 November 2012, Mr. Okada fi led a motion to compel the production of additional documents and to depose a witness designated by Wynn Resorts. At the conclusion of a hearing held on 8 November 2012, the court denied Mr. Okada’s motion. Wynn Resorts has not received any further requests for information by Mr. Okada in relation to this matter as of the date of this report.

154 Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2012

27.	COMMITMENTS AND CONTINGENCIES (CONTINUED)

Litigation (continued)

Litigation commenced by Kazuo Okada and related matters (continued)

SEC inquiry

On 8 February 2012, following Mr. Okada’s lawsuit, Wynn Resorts received a letter from the Salt Lake Regional Offi ce of the SEC requesting that, in connection with an informal inquiry by the SEC, Wynn Resorts preserve information relating to the donation to the University of Macau, any donations by Wynn Resorts to any other educational charitable institutions, including the University of Macau Development Foundation, and Wynn Resorts’ casino or concession gaming licenses or renewals in Macau. Wynn Resorts is fully cooperating with the Salt Lake Regional Offi ce staff.

Japan Action

On 28 August 2012, Mr. Okada, Universal Entertainment Corporation and Okada Holdings ? led a complaint in Tokyo District Court against Wynn Resorts, all members of the board of directors of Wynn Resorts (other than Mr. Okada) and Wynn Resorts’ General Counsel, alleging that the press release issued by Wynn Resorts with respect to the redemption has damaged plaintiffs’ social evaluation and credibility. The plaintiffs seek damages and legal fees from the defendants. Wynn Resorts and the other counter-defendants are vigorously defending against the claims asserted against them in this matter.

Federal Securities Action

On 3 January 2013, Wynn Resorts ? led a de? nitive proxy statement on Schedule 14A (“Proxy Statement”) for a special meeting of the stockholders to consider and vote upon a proposal to remove Mr. Okada as a director of Wynn Resorts (“Removal Proposal”). On 24 January 2013, Mr. Okada fi led a complaint in the United States District Court, District of Nevada against Wynn Resorts, alleging that the Proxy Statement was materially false and misleading in contravention of Section 14(a) of the Securities Exchange Act of 1934, as amended, and Securities and Exchange Commission Rule 14a-9 promulgated thereunder. Mr. Okada also ? led a motion for a preliminary injunction on 28 January 2013, in which he sought an order preliminarily enjoining the special meeting of stockholders until such time as Wynn Resorts corrected certain alleged misstatements and omissions in its Proxy Statement. At the conclusion of a hearing held on 15 February 2013, the federal court denied Mr. Okada’s motion.

On the afternoon of 21 February 2013, Mr. Okada resigned as a director of Wynn Resorts. On

22 February 2013, the special meeting of stockholders was held and the stockholders approved the Removal Proposal with an af? rmative vote of 85.7% of the shares entitled to vote at the special meeting (99.6% of the shares that were voted at the special meeting of stockholders were voted in favor of the Removal Proposal).

Annual Report 2012 | 155

Financial Statements
Notes to Financial Statements
For the year ended 31 December 2012

27. COMMITMENTS AND CONTINGENCIES (CONTINUED)

Litigation (continued)

Related derivative litigation

Six derivative actions were commenced against Wynn Resorts and all members of its board of directors: four in the United States District Court, District of Nevada, and two in the Eighth Judicial District Court of Clark County, Nevada.

The four federal actions brought by the following plaintiffs have been consolidated: (1) The Louisiana Municipal Police Employees' Retirement System, (2) Maryanne Solak, (3) Excavators Union Local 731 Welfare Fund, and (4) Boilermakers Lodge No. 154 Retirement Fund (collectively, the "Federal Plaintiffs").

The Federal Plaintiffs filed a consolidated complaint on 6 August 2012, asserting claims for: (1) breach of fiduciary duty; (2) waste of corporate assets; (3) injunctive relief; and (4) unjust enrichment. The claims are against Wynn Resorts and all Wynn Resorts directors, including Mr. Okada, however, the plaintiffs voluntarily dismissed Mr. Okada as a defendant in this consolidated action on 27 September 2012. The Federal Plaintiffs claim that the individual defendants breached their fiduciary duties and wasted assets by: (a) failing to ensure Wynn Resorts' officers and directors complied with federal and state laws and Wynn Resorts' Code of Conduct; (b) voting to allow Wynn Resorts' subsidiary to make the donation to the University of Macau; and (c) redeeming Aruze USA, Inc.'s stock such that Wynn Resorts incurs the debt associated with the redemption. The Federal Plaintiffs seek unspecified compensatory damages, restitution in the form of disgorgement, reformation of corporate governance procedures, an injunction against all future payments related to the donation/pledge, and all fees (attorneys, accountants, and experts) and costs. The directors responded to the consolidated complaint by filing a motion to dismiss on 14 September 2012. On 1 February 2013, the federal court dismissed the complaint for failure to plead adequately the futility of a pre-suit demand on the board of directors of Wynn Resorts. The dismissal was without prejudice to the Federal Plaintiffs' ability to file a motion within 30 days seeking leave to file an amended complaint.

156 Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2012

27.	COMMITMENTS AND CONTINGENCIES (CONTINUED)

Litigation (continued)

Related derivative litigation (continued)

The two state court actions brought by the following plaintiffs have also been consolidated: (1) IBEW Local 98 Pension Fund and (2) Danny Hinson (collectively, the “State Plaintiffs”). Through a coordination of efforts by all parties, the directors and Wynn Resorts (a nominal defendant) have been served in all of the actions.

The State Plaintiffs ? led a consolidated complaint on 20 July 2012 asserting claims for (1) breach of ? duciary duty; (2) abuse of control; (3) gross mismanagement; and (4) unjust enrichment. The claims are against Wynn Resorts and all Wynn Resorts directors, including Mr. Okada, as well as Wynn Resorts’ Chief Financial Offi cer, who signs ? nancial disclosures ? led with the SEC. The State Plaintiffs claim that the individual defendants failed to disclose to Wynn Resorts’ stockholders the investigation into, and the dispute with director Okada as well as the alleged potential violations of the Foreign Corrupt Practices Act related to, the University of Macau Development Foundation donation. The State Plaintiffs seek unspecifi ed monetary damages (compensatory and punitive), disgorgement, reformation of corporate governance procedures, an order directing Wynn Resorts to internally investigate the donation, as well as attorneys’ fees and costs. On 13 October 2012, the court entered the parties’ stipulation providing for a stay of the state derivative action for 90 days, subject to the parties’ obligation to monitor the progress of the pending litigation, discussed above, between Wynn Resorts (among others) and Mr. Okada (among others). Per the stipulation, Wynn Resorts and the individual defendants were not required to respond to the consolidated complaint while the stay remained in effect. Although the stay has now expired, the State Plaintiffs have agreed to further extend the defendants’ time to respond to the consolidated complaint to allow the State Plaintiffs additional time to consider their plans for the action going forward, including a possible extension by agreement of the stay in the state derivative action.

The individual defendants are vigorously defending against the claims pleaded against them in these derivative actions. Wynn Resorts is unable to predict the outcome of these litigations at this time.

Annual Report 2012 157

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2012

28.	RELATED PARTY DISCLOSURES

As at 31 December 2012 and 2011, the outstanding balances between the Group and the related companies were as follows:

Group Company As at 31 December As at 31 December Name of Related Relation to the 2012 2011 2012 2011 Companies Companies HK$ HK$ HK$ HK$

(in thousands) (in thousands)

Due from related companies — current

WIML Subsidiary of Wynn

Resorts, Limited 292,754 56,754 — —Wynn Hotel Sales & Subsidiary of Wynn Marketing, LLC Resorts, Limited 3 3 — —Wynn Manpower Limited Subsidiary of Wynn Resorts, Limited 292 292 — —Cotai Land Development Subsidiary of Wynn Company, Limited Resorts, Limited 151 137 — —Las Vegas Jet, LLC Subsidiary of Wynn Resorts, Limited — 468 — —Wynn Resorts Subsidiary of Wynn International, Ltd. Resorts, Limited — — 6,754 —Wynn Resorts (Macau), Subsidiary of Wynn Limited Resorts, Limited — — 7,030 —

293,200 57,654 13,784 —

Due to related companies — current

Wynn Las Vegas, LLC Subsidiary of Wynn

Resorts, Limited 69,143 17,236 — —Wynn Design & Subsidiary of Wynn Development Resorts, Limited 7,007 6,817 — —Wynn Resorts, Limited Ultimate parent company 110,739 133,080 — 16,179 Worldwide Wynn Subsidiary of Wynn Resorts, Limited 44,041 1,055 — —Las Vegas Jet, LLC Subsidiary of Wynn Resorts, Limited — — — —Wynn Resorts (Macau) Subsidiary of Wynn S.A. Resorts, Limited — — 1,448 1,822 Wynn Resorts Subsidiary of Wynn International, Ltd. Resorts, Limited — — — 556 Wynn Resorts (Macau), Subsidiary of Wynn Limited Resorts, Limited — — — 643

230,930 158,188 1,448 19,200

158 Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2012

28.	RELATED PARTY DISCLOSURES (CONTINUED)

The amounts disclosed in the above table are unsecured, interest-free and repayable on demand.

The Group had the following material transactions with related companies during the year:

Group For the year ended

31 December

Name of Relation to the Primary Nature 2012 2011 Related Companies Companies of Transactions HK$ HK$ (in thousands) Wynn Resorts, Limited Ultimate parent Royalty fees (i) company 1,141,170 1,186,900 Wynn Resorts, Limited Ultimate parent Corporate company support services (ii) 165,076 165,355 WIML Subsidiary of International Wynn Resorts, marketing Limited expenses (iii) 31,320 106,202 Wynn Resorts, Limited Ultimate parent Share-based company payment expenses 17,723 47,098 Worldwide Wynn Subsidiary of Staff Wynn Resorts, secondment Limited payroll charges (iv) 137,014 41,437 Wynn Design & Subsidiary of Design/ Development Wynn Resorts, development Limited payroll (v) 70,637 31,579 Las Vegas Jet, LLC Subsidiary of Airplane usage Wynn Resorts, charges (ii) Limited 19,211 16,204

All of the above transactions are noted as continuing related party transactions.

Annual Report 2012 159

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2012

28.	RELATED PARTY DISCLOSURES (CONTINUED)

Notes:

(i)	Royalty fees

Prior to Listing, WRM had an arrangement with Wynn Resorts, Limited and Wynn Resorts Holdings, LLC (together, the “Licensors”) under which the Licensors licensed to WRM certain trademarks and service marks, other marks and works, domain names, and hotel casino design, development and management know-how (collectively, the “Intellectual Property Rights”). On 19 September 2009, each of the Company and WRM entered into an intellectual property license agreement with the Licensors (together, the “IP License Arrangement”), which has a perpetual term. Pursuant to the IP License Arrangement, the Licensors licensed to each of the Company and WRM the right to use the Intellectual Property Rights using the same pricing basis as described below. The IP License Arrangement is also subject to restrictions in the agreements between Wynn Resorts Holdings, LLC or Wynn Resorts, Limited and any third parties, including Mr. Stephen A. Wynn, in respect of a third party’s intellectual property, including any applicable limitations on the scope of the license, limitations on sub-licensing, termination (including change of control) under certain circumstances and other standard provisions.

The license fee payable to Wynn Resorts Holdings, LLC equal the greater of (1) 3% of the IP gross monthly revenues, or (2) US$1.5 million (approximately HK$11.6 million) per month. For the purposes of each intellectual property license agreement, the term “IP gross revenues” refers to the licensee’s total operating revenues as adjusted by adding back (1) commissions and discounts which were netted against operating revenues, and (2) promotional allowances, and the term “IP gross monthly revenues” refers to the licensee’s IP gross revenues accrued at the end of each calendar month. The calculation of each licensee’s operating revenues, promotional allowances, and commissions and discounts in connection with the IP gross revenues stated in the intellectual property license agreements shall always be consistent with the Group’s accounting policies and prepared in accordance with IFRSs as in effect from 31 December 2008. If any other subsidiary of the Company (other than WRM) acquires the Intellectual Property Rights under the intellectual property license agreement between the Company and the Licensors, “IP gross revenues” and “IP monthly gross revenues” will be interpreted to include the gross revenues of such relevant subsidiary.

The following table presents a reconciliation of total operating revenues (as reported in these fi nancial statements) to WRM’s IP gross revenues as used for the purposes of the IP License Arrangement between WRM and the Licensors.

160 Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2012

28.	RELATED PARTY DISCLOSURES (CONTINUED)

Notes: (continued)

(i)	Royalty fees (continued)

Group For the year ended

31 December

2012 2011 HK$ HK$ (in thousands)

Total operating revenues 28,452,224 29,498,092 Commissions and discounts included in operating revenues 8,195,406 8,714,464 Promotional allowances 1,392,688 1,351,977

IP gross revenues 38,040,318 39,564,533

(ii) Corporate support services

Wynn Resorts, Limited provides corporate support services to the Group. These services consist of a limited number of executives in relevant areas assisting the Group on certain matters. The assistance includes guidance on certain issues and ensuring that, from a regulatory standpoint, Wynn Resorts, Limited’s standard operating procedures are followed and maintained by the Group. The annual fee for the services provided by Wynn Resorts, Limited is based on an allocation of the actual proportion of Wynn Resorts, Limited’s annual corporate departments’ costs (including salaries and benefi ts for such employees during the period in which such services are rendered) and overhead expense related to the provision of such services and, in any event, such annual fee shall not exceed 50% of the aggregate annual corporate departments’ costs and overhead expenses incurred by Wynn Resorts, Limited during any fi nancial year.

Similarly, WML and WRM had reciprocal arrangements to allow Wynn Resorts, Limited or its subsidiaries (other than the Group) to have access to the services of any of the Group’s employees provided that such services do not materially interfere with such employees’ obligations to, and responsibilities with, the Group. For services provided by the Group’s employees, Wynn Resorts, Limited shall pay for the services based on an actual cost (including salaries and benefi ts for such employees during the period when such services are being rendered) and expense on a reimbursement basis.

Wynn Resorts, Limited allows WRM and its employees to use aircraft assets owned by Wynn Resorts, Limited and its subsidiaries (other than the Group) at hourly rates set by Las Vegas Jet, LLC, a subsidiary of Wynn Resorts, Limited. Similarly, WRM has reciprocal arrangements to allow Wynn Resorts, Limited or its subsidiaries (other than the Group) to use any aircraft assets that the Group could own in the future.

Annual Report 2012 161

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2012

28.	RELATED PARTY DISCLOSURES (CONTINUED)

Notes: (continued)

(iii) International marketing expenses

WIML, a subsidiary of Wynn Resorts, Limited, (i) provides administrative, promotional, and marketing services as well as a limited number of marketing executives to attract and introduce customers to WRM, and (ii) employs certain non-Macau residents based in or to be based in Macau (“Foreign Resident Staff”) on the Company’s behalf and seconds the Foreign Resident Staff to the Group.

These administrative, promotional and marketing services are provided through branch of? ces located in various cities around the world under the direction and supervision provided by WIML. For the services provided under this arrangement, WIML charges a service fee equal to the total costs it incurs in rendering the services plus 5%.

(iv) Staff secondment payroll charges

Worldwide Wynn, a subsidiary of Wynn Resorts, Limited, is responsible for supplying management personnel to WRM for pre-determined lengths of time through secondment arrangements. During the secondment period, employees are expected to devote their efforts and all of their business time and attention to the operations and functions of WRM. The seconded employees live and work in Macau for the duration of the secondment periods. Worldwide Wynn was compensated for these services with a service fee equal to its aggregate costs plus 5% to Worldwide Wynn of the seconded employees during the periods of secondment to WRM, including:

• Wages-regular and overtime;

• Bonuses and commissions;

• Vacation pay and sick leave;

• Employee benefi t plans, including health insurance, life insurance, and other insurance or 401k plans;

• Employer-paid federal, state or local taxes or workers’ compensation costs and unemployment taxes; and

• Employer-paid business expenses and employee international allowances.

162 Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2012

28.	RELATED PARTY DISCLOSURES (CONTINUED)

Notes: (continued)

(v)	Design/development payroll

Wynn Design and Development provides design and development services to the Group in connection with the Group’s project in Cotai. Service fees are charged at the cost incurred by Wynn Design and Development to the Group for the services provided.

The above transactions were carried out on terms mutually agreed between the Group and the related companies. There were no signi? cant charges from the Group to the related companies during the twelve months ended 31 December 2012 and 2011. In the opinion of the Directors, the related party transactions were conducted in the ordinary and usual course of the Group’s business.

All such outstanding balances between the Group and the related companies are deemed to be trade in nature.

Home purchase

In May 2010, Worldwide Wynn entered into a new employment agreement with Ms. Linda Chen, who is also a director of Wynn Macau, Limited. The term of the new employment agreement is through 24 February 2020. Under the terms of the new employment agreement, Worldwide Wynn caused Wynn Macau to purchase a house in Macau for use by Ms. Chen and will also provide Ms. Chen with the use of an automobile in Macau. Ms. Chen shall have the option to purchase the house and it is exercisable for (a) no consideration at the end of the 10-year term, (b) US$1.00 in the event of termination of Ms. Chen’s employment without “cause” or termination of Ms. Chen’s employment for “good reason” following a “change of control”, and (c) at a price based on a percentage of the fair market value of the house that is reduced by ten percent per year during the term of the agreement (the “Discount Percentage”) in the event Ms. Chen terminates the employment agreement due to material breach by Worldwide Wynn. Upon Ms. Chen’s termination for “cause”, Ms. Chen will be deemed to have elected to purchase the Macau house based on the applicable Discount Percentage unless Worldwide Wynn determines not to require Ms. Chen to purchase the house. If Ms. Chen’s employment terminates for any other reason before the expiration of the term (e.g., because of her death or disability or due to revocation of the gaming license), the option will terminate. As at 31 December 2012, the net carrying amount of the house together with improvements and its land lease right was HK$66.9 million (2011: HK$58.6 million).

Annual Report 2012 163

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2012

28.	RELATED PARTY DISCLOSURES (CONTINUED)

Compensation of senior/key management personnel of the Group

Group For the year ended

31 December

2012 2011 HK$ HK$ (in thousands)

Salaries, bonuses, allowances and bene? ts in kind 134,244 111,241 Share-based payments 17,723 46,078 Retirement bene? ts 1,033 537

Total compensation paid to senior/ key management personnel 153,000 157,856

Further details of Directors’ emoluments are included in note 26 to the fi nancial statements.

29.	FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES

The Group’s principal fi nancial liabilities, other than derivatives, comprise bank loans, accounts payable and other payables. The main purpose of these ? nancial liabilities is to fi nance the Group’s construction activities and its operations. The Group has various fi nancial assets such as trade receivables and cash and deposits, which arise directly from its operations.

The Group also enters into derivative transactions, primarily interest rate swaps contracts. The purpose is to manage the interest rate risks arising from the Group’s operations and its sources of fi nance. It is, and has been throughout 2012 and 2011, the Group’s policy that no trading in derivatives should be undertaken.

The main risks arising from the Group’s fi nancial instruments are cash ? ow interest rate risk, foreign currency risk, credit risk and liquidity risks. The Board of Directors reviews and agrees policies for managing each of these risks, which are summarized below.

164 Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2012

29.	FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES (CONTINUED)

Interest rate risk

The Group’s primary exposure is changes in market interest rates associated with its bank loans that bear interest based on variable rates. The Group attempts to manage interest rate risk through interest rate swap arrangements. These risk management strategies may not always have the desired effect, and interest rate fl uctuations could have a negative impact on the results of operations.

Interest rate sensitivity

As at 31 December 2012 and 2011, all of the interest-bearing loans and borrowings were variable rate borrowings based on LIBOR or HIBOR plus a margin. However, the Group has entered into interest rate swaps that effectively ? x the interest rate for approximately 100% of the interest-bearing loans as at 31 December 2012 (2011: 48%). Based on borrowings at 31 December 2012, an assumed 1% change in the variable rates would cause the annual interest expenses, without adjusting for any amounts to be capitalized, to change by nil (2011: HK$25.5 million).

Foreign currency risk

The ? nancial statements of foreign operations are translated into Hong Kong dollars, the Company and the Group’s presentation currency, for incorporation into the consolidated fi nancial statements. Assets and liabilities are translated at the prevailing foreign exchange rates in effect at the statement of ? nancial position date. Income, expenditure and cash ? ow items are measured at the actual foreign exchange rates or average foreign exchange rates for the period. The Hong Kong dollar is linked to the U.S. dollar and the exchange rate between these two currencies has remained relatively stable over the past several years. However, the exchange linkages of the Hong Kong dollar and the Macau pataca to the U.S. dollar, are subject to potential changes due to, among other things, changes in governmental policies and international economic and political developments. In particular, the Company and the Group are exposed to foreign exchange risks arising primarily with respect to the Offshore RMB, which does not have pegged exchange linkages to the U.S. dollar, Hong Kong dollar or Macau pataca.

Annual Report 2012 165

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2012

29.	FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES (CONTINUED)

Foreign currency sensitivity

As at 31 December 2012 and 2011, the Group was in a net liability position where the Group had more liabilities than assets that were denominated in U.S. dollars. Based on the liability position at 31 December 2012, an assumed 1% increase or decrease in the value of the Hong Kong dollar against the U.S. dollar would cause the Group to recognize a gain or loss of HK$10.4 million (2011: HK$13.8 million). As for Offshore RMB, the Company and the Group was in a net asset position where the Company and the Group had more assets than liabilities that were denominated in Offshore RMB. Based on the asset position at 31 December 2012, an assumed 1% increase or decrease in the value of the Hong Kong dollar against the Offshore RMB would cause the Company and the Group to recognize a loss or gain of HK$15.6 million (2011: HK$15.9 million).

Credit risk

Financial instruments that potentially subject the Group to concentrations of credit risk consist principally of casino accounts receivable and available-for-sale investments.

The Group issues credit in the form of markers to approved casino customers following investigations of creditworthiness. The Group maintains strict control over the issuance of markers and aggressively pursues collection from those customers who fail to pay their marker balances on a timely basis. These collection efforts may include the mailing of statements and delinquency notices, personal contacts, the use of outside collection agencies, and litigation. Markers are generally legally enforceable instruments in Macau, however, markers are not legally enforceable instruments in some other countries. The collectibility of markers given to foreign customers is affected by a number of factors including changes in currency exchange rates and economic conditions in the customers’ home countries.

Further quantitative data in respect of the Group’s exposure to credit risk arising from trade and other receivables are disclosed in note 15 to the fi nancial statements.

For the debt securities classi? ed as available-for-sale investments, the maximum exposure to credit risk at the end of the reporting period is the carrying value as disclosed in note 11 to the ? nancial statements.

166 Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2012

29.	FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES (CONTINUED)

Liquidity risk

The Group measures and monitors its liquidity structure based on the overall assets, liabilities and debt in conjunction with its expected cash ? ows to ensure the capability to meet any unexpected and material cash requirements in the ordinary course of business. In addition, the Group’s senior bank facility’s governing documents contain capital spending limits and other affi rmative and negative covenants which require the maintenance of secure capital procedures.

As at 31 December 2012, the Group held available-for-sale investments and an interest rate swap at fair values with assets and liabilities measured at fair value for level 2 of HK$421.8 million and HK$30.5 million, respectively (2011: HK$508.8 million and HK$20.8 million, respectively), and the Group has not held any assets or liabilities measured at fair value for levels 1 and 3 during the years 2012 and 2011. Level 1 fair values are those measured using quoted prices (unadjusted) in active markets for identical fi nancial instruments, level 2 fair values measured using quoted prices in active markets for similar ? nancial instruments, or using valuation techniques in which all signi? cant inputs are directly or indirectly based on observable market data and level 3 fair values are those measured using valuation techniques in which any signi? cant input is not based on observable market data.

The table below analyzes the Group’s and the Company’s fi nancial liabilities into relevant maturity groupings based on the remaining period at the statement of ? nancial position date to the contractual maturity date. The amounts disclosed are based on the contractual undiscounted cash ? ows of ? nancial liabilities which include principal and interest payments. The maturities are calculated assuming the effect of interest rate swap arrangements and interest rates with respect to variable rate ? nancial liabilities remain constant as at respective year ends and there is no change in the aggregate principal amount of ? nancial liabilities other than repayment at scheduled maturities as re? ected in the table below.

Annual Report 2012 167

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2012

29.	FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES (CONTINUED)

Liquidity risk (continued)

Group:

Between Between one and two and

Interest rates Within one year two years ? ve years Over Five Years Total HK$ HK$ HK$ HK$

(in thousands)

As at 31 December 2012

Interest-bearing bank loans 0.5%–2.0% 217,683 217,683 3,505,431 2,953,095 6,893,892 Land premium payable 5% 254,230 254,230 381,346 — 889,806

Interest rate swaps — — 30,528 — 30,528

Accounts payable 968,737 — — — 968,737

Amounts due to related companies 230,930 — — — 230,930

Other liabilities 610 824 22,802 1,355 25,591 Other payables 3,469,073 77,670 237,747 388,350 4,172,840

As at 31 December 2011

Interest-bearing bank loans 1.5%–2.0% 2,400,079 1,152,570 1,472,863 — 5,025,512 Land premium payable 5% 127,115 254,230 635,576 — 1,016,921 Interest rate swaps 20,752 — — — 20,752 Accounts payable 1,050,345 — — — 1,050,345 Amounts due to related companies 158,188 — — — 158,188 Other liabilities 9,201 1,965 11,309 1,000 23,475 Other payables 3,737,794 77,670 233,010 466,019 4,514,493

“Other payables” are mainly comprised of outstanding chip liabilities, customer deposits, donation payable, and other miscellaneous payables, excluding tax liabilities, incurred as at 31 December 2012 and 2011.

168 Wynn Macau, Limited

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2012

29.	FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES (CONTINUED)

Liquidity risk (continued)

Company:

Between Between

Within one and two and Over

One year two years fi ve years fi ve years Total HK$ HK$ HK$ HK$ HK$

(in thousands)

As at 31 December 2012

Amounts due to related companies 1,448 — — — 1,448

As at 31 December 2011

Amounts due to related companies 19,200 — — — 19,200

Capital management

The primary objective of the Group’s capital management is to ensure that it maintains a strong credit rating in order to support its business and maximize shareholder’s value.

The Group manages its capital structure and makes adjustments to it as economic conditions change (i.e. interest rates and equity markets). To maintain a strong capital structure and in response to changes in economic conditions, the Group may modify debt instruments to obtain more favorable interest rates, obtain additional debt ? nancing, and may adjust dividend payments to shareholders as conditions require.

Annual Report 2012 169

Financial Statements

Notes to Financial Statements

For the year ended 31 December 2012

29.	FINANCIAL RISK MANAGEMENT OBJECTIVES AND POLICIES (CONTINUED)

Capital management (continued)

The gearing ratio is a key indicator of the Group’s capital structure. The gearing ratio is net debt divided by total capital plus net debt.

Group As at 31 December 2012 2011 HK$ HK$ (in thousands, except for percentages)

Interest-bearing bank loans, net 5,493,770 4,803,466 Accounts payable 968,737 1,050,345 Land premium payable 807,104 911,433 Other payables and accruals 5,440,748 6,236,877 Amounts due to related companies 230,930 158,188 Other liabilities 128,433 135,396 Less: cash and cash equivalents (10,475,370) (5,156,725) restricted cash and cash equivalents (768,654) —

Net debt 1,825,698 8,138,980

Equity 10,500,670 4,028,443

Total capital 10,500,670 4,028,443 Capital and net debt 12,326,368 12,167,423 Gearing ratio 14.8% 66.9%

170 Wynn Macau, Limited

Financial Summary

A summary of the published results and assets and liabilities of the Group for the last ? ve years prepared on the basis as set out herein, is set forth below.

Year ended 31 December

2012 2011 2010 2009 2008 HK$ HK$ HK$ HK$ HK$ (in thousands)

Results

Operating revenues 28,542,224 29,498,092 22,438,939 14,076,900 14,710,576 Pro? t before tax 6,454,742 5,894,245 4,466,103 2,074,236 1,982,280 Pro? t for the year 6,439,693 5,921,013 4,422,010 2,068,647 2,039,644

As at 31 December

2012 2011 2010 2009 2008 HK$ HK$ HK$ HK$ HK$ (in thousands)

Assets and liabilities

Total assets 23,615,969 17,359,949 14,348,471 15,591,911 11,116,632 Total liabilities 13,115,299 13,331,506 10,051,382 11,820,945 10,379,127 Net assets 10,500,670 4,028,443 4,297,089 3,770,966 737,505

The summary of the consolidated results of the Group for the year ended 31 December 2008, and of the assets and liabilities as at 31 December 2008, have been extracted from the IPO Prospectus. Such summary was prepared on a combined basis to indicate the results of the Group as if the current structure of the Group, at the time when the Company’s ordinary shares were listed on the Hong Kong Stock Exchange, had been in existence throughout these fi nancial years. The consolidated results of the Group for the years ended 31 December 2009, 2010, 2011 and 2012 and the consolidated assets and liabilities of the Group as at 31 December 2009, 2010, 2011 and 2012 are those set out in the audited fi nancial statements.

The summary above does not form part of the audited ? nancial statements.

Annual Report 2012 171

De? nitions

“Amended Wynn Macau together, the HK$5.8 billion (equivalent) fully-funded senior Credit Facilities” term loan facilities and the HK$12.1 billion (equivalent) senior revolving credit facilities extended to WRM on 31 July 2012

“Board of Directors” or “Board” the Board of Directors of our Company

“Code” the Code on Corporate Governance Practices prior to 1 April 2012 and the Corporate Governance Code and Corporate Governance Report on and after 1 April 2012

“Code on Corporate Governance the Code on Corporate Governance Practices set out in Practices” Appendix 14 of the Listing Rules which was effective prior to

1	April 2012

“Company” or “our Company” Wynn Macau, Limited, a company incorporated on 4 September 2009 as an exempted company with limited liability under the laws of the Cayman Islands and an indirect subsidiary of Wynn Resorts, Limited

“Concession Agreement” the Concession Contract for the Operation of Games of Chance or Other Games in Casinos in the Macau Special Administrative Region entered into between WRM and the Macau government on 24 June 2002

“Corporate Governance Code and the Corporate Governance Code and Corporate Governance Corporate Governance Report” Report set out in Appendix 14 of the Listing Rules

“Cotai Land Concession the land concession contract entered into between WRM, Palo Agreement” and the Macau government for approximately 51 acres of land in the Cotai area of Macau, and for which formal approval from the Macau government was published in the offi cial gazette of Macau on 2 May 2012

“Director(s)” the director(s) of our Company

172 Wynn Macau, Limited

De?nitions

“Encore” or “Encore at a casino resort located in Macau, connected to and fully

Wynn Macau” integrated with Wynn Macau, owned and operated directly by

WRM, which opened on 21 April 2010

“Existing Notes” together, the 77/8% ?rst mortgage notes due 2017, the 77/8%

?rst mortgage notes due 2020 and the 73/4% ?rst mortgage

notes due 2020 extended to WRL group other than the Group

“Galaxy” Galaxy Casino, S.A., one of the six gaming operators in Macau and one of the three concessionaires

“Group,” “we,” “us” or “our” our Company and its subsidiaries, or any of them, and the businesses carried on by such subsidiaries, except where the context makes it clear that the reference is only to the Company itself and not to the Group

“Group Reorganization” the reorganization undertaken by the Group, as described in the section headed “History and Corporate Structure — IPO

Reorganization” of the IPO Prospectus

“HIBOR” Hong Kong Interbank Offered Rate

“HK$” Hong Kong dollars, the lawful currency of Hong Kong

“Hong Kong” the Hong Kong Special Administrative Region of the PRC

“Hong Kong Stock Exchange” The Stock Exchange of Hong Kong Limited

“IFRS” International Financial Reporting Standards

“IPO Prospectus” the IPO Prospectus of the Company published on 24 September

2009 in connection with the Listing

“Las Vegas Jet, LLC” Las Vegas Jet, LLC, a company formed under the laws of the

State of Nevada, United States and a wholly owned subsidiary of Wynn Resorts, Limited

“LIBOR” London Interbank Offered Rate

“Listing” the initial listing of the Shares on the Main Board of the Hong

Kong Stock Exchange on 9 October 2009

Annual Report 2012 173

De? nitions

“Listing Rules” the Rules Governing the Listing of Securities on the Hong Kong Stock Exchange (as amended from time to time)

“Macau” or “Macau Special the Macau Special Administrative Region of the PRC Administrative Region”

“Macau Operations” the fully integrated Wynn Macau and Encore at Wynn Macau resort

“Melco Crown” Melco Crown Gaming (Macau) Limited, one of the six gaming operators in Macau and one of the three sub-concessionaires

“MGM Macau” MGM Grand Paradise Limited, one of the six gaming operators in Macau and one of the three sub-concessionaires

“Model Code” the Model Code for Securities Transactions by Directors of Listed Issuers set out in Appendix 10 of the Listing Rules

“MOP” or “pataca” Macau pataca, the lawful currency of Macau

“NASDAQ” or National Association of Securities Dealers Automated “NASDAQ Stock Market” Quotations

“Offshore RMB” RMB maintained outside mainland China, primarily in Hong Kong where RMB trading is offi cially sanctioned and regulated, that is largely convertible and transferable. It is also known as CNH, which refers to offshore RMB primarily traded in Hong Kong (hence the “H”)

“Palo Real Estate Company Palo Real Estate Company Limited, a limited liability company Limited” or “Palo” incorporated under the laws of Macau and an indirect wholly owned subsidiary of the Company, subject to a 10% social and voting interest and MOP1.00 economic interest held by Mr.

Wong Chi Seng (a Macau resident) in WRM

174 Wynn Macau, Limited

De? nitions

“PRC”, “China” or the People’s Republic of China and, except where the context “mainland China” requires and only for the purpose of this annual report, references in this annual report to the PRC or China do not include Taiwan, Hong Kong or Macau; the term “Chinese” has a similar meaning

“RMB” Renminbi, the lawful currency of PRC

“Securities and Exchange the U.S. Securities and Exchange Commission Commission” or “SEC”

“SFO” the Securities and Futures Ordinance (Chapter 571 of the Laws of Hong Kong)

“Share(s)” ordinary share(s) with a nominal value of HK$0.001 each in the share capital of our Company

“Shareholder(s)” holder(s) of Share(s) of the Company from time to time

“SJM” Sociedade de Jogos de Macau S.A., one of the six gaming operators in Macau and one of the three concessionaires

“US$” United States dollars, the lawful currency of the United States

“Venetian Macau” Venetian Macau S.A., one of the six gaming operators in Macau and one of the three sub-concessionaires

“WIML” Wynn International Marketing, Ltd., a company incorporated under the laws of Isle of Man and a wholly owned subsidiary of Wynn Resorts, Limited

“WM Cayman Holdings Limited I” WM Cayman Holdings Limited I, a company incorporated on

7 July 2009 as an exempted company with limited liability under the laws of the Cayman Islands and a wholly owned subsidiary of Wynn Group Asia, Inc.

Annual Report 2012 175

De? nitions

“WM Cayman Holdings Limited II” WM Cayman Holdings Limited II, a company incorporated on 8 September 2009 as an exempted company with limited liability under the laws of the Cayman Islands and a wholly owned subsidiary of the Company

“Worldwide Wynn” Worldwide Wynn, LLC, a company formed under the laws of the State of Nevada, United States and a wholly owned subsidiary of Wynn Resorts, Limited

“WRL Group” Wynn Resorts, Limited and its subsidiaries (other than the Group)

“WRM” Wynn Resorts (Macau) S.A., a company incorporated under the laws of Macau and a wholly-owned subsidiary of the Company

“WRM Shareholder Dividend Tax the agreement, entered into during June 2009 and July 2011, Agreement” each for a term of fi ve years between WRM and the Macau Special Administrative Region, effective retroactively to 2006, that provide for an annual payment to the Macau Special Administrative Region of MOP7.2 million in years 2006 through 2010 and MOP15.5 million in years 2011 through 2015 in lieu of Complementary Tax otherwise due by WRM shareholders on dividend distributions to them from gaming pro? ts earned in those years

“Wynn Cotai” a-full-scale integrated resort which WRM is constructing on 51 acres of land in the Cotai area of Macau in accordance with the terms of the Cotai Land Concession Agreement

“Wynn Design & Development” Wynn Design & Development, LLC, a company formed under the laws of the State of Nevada, United States and a wholly owned subsidiary of Wynn Resorts, Limited

“Wynn Group Asia, Inc.” Wynn Group Asia, Inc, a company formed under the laws of the State of Nevada, United States and a wholly owned subsidiary of Wynn Resorts, Limited

176 Wynn Macau, Limited

De? nitions

“Wynn Macau” a casino hotel resort located in Macau, owned and operated directly by WRM, which opened on 6 September 2006, and where appropriate, the term also includes Encore at Wynn Macau

“Wynn Macau Credit Facilities” together, the HK$4.3 billion (equivalent) fully-funded senior term loan facilities and the HK$7.8 billion (equivalent) senior revolving credit facilities extended to WRM and as subsequently amended from time to time and as refi nanced on 31 July 2012

“Wynn Resorts Holdings, LLC” Wynn Resorts Holdings, LLC, a company formed under the laws of the State of Nevada, United States and a wholly owned subsidiary of Wynn Resorts, Limited

“Wynn Resorts International, Wynn Resorts International, Ltd., a company incorporated under Ltd.” the laws of the Isle of Man and a wholly owned subsidiary of the Company

“Wynn Resorts, Limited”, Wynn Resorts, Limited, a company formed under the laws of the “Wynn Resorts” or “WRL” State of Nevada, United States, our controlling shareholder (as defi ned in the Listing Rules)

Annual Report 2012 177

Glossary

“Adjusted Average Daily Rate” ADR calculated based on room revenues plus associated promotional allowances

“Adjusted REVPAR” REVPAR calculated based on room revenues plus associated promotional allowances

“average daily rate” or “ADR” the amount calculated by dividing total room revenues (less service charges, if any) by total rooms occupied

“casino revenue” revenue from casino gaming activities (gross table games win and gross slot win), calculated net of a portion of commissions and discounts and in accordance with IFRS

“chip(s)” a token; usually in the form of plastic disc(s) or plaque(s) issued by a casino to customers in exchange for cash or credit, which must be used (in lieu of cash) to place bets on gaming tables

“daily gross win per gross gaming win for table games divided by number of tables gaming table” divided by the number of days in the applicable period

“drop” the amount of cash and promotional coupons deposited in a gaming table’s drop box

“drop box” a box or container that serves as a repository for cash and promotional coupons

“gaming promoters” individuals or companies licensed by and registered with the Macau government to promote games of fortune and chance or other casino games to patrons, through the arrangement of certain services, including transportation, accommodation, dining and entertainment, whose activity is regulated by Macau Administrative Regulation no. 6/2002

“gross gaming revenue” or the total win generated by all casino gaming activities “gross gaming win” combined, calculated before deduction of commissions and discounts

178 Wynn Macau, Limited

Glossary

“gross slot win” the amount of handle (representing the total amount wagered) that is retained as winnings. We record this amount and gross table games win as casino revenue after deduction of progressive jackpot liabilities and a portion of commissions and discounts

“gross table games win” the amount of drop (in our general casino segment) or turnover (in our VIP casino segment) that is retained as winnings. We record this amount and gross slot win as casino revenue after deduction of a portion of commissions and discounts

“In-house VIP Program” an internal marketing program wherein we directly market our casino resorts to gaming clients, including to high-end or premium players in the greater Asia region. These players are invited to qualify for a variety of gaming rebate programs whereby they earn cash commissions and room, food and beverage and other complimentary allowances based on their turnover level. We often extend credit to these players based upon knowledge of the players, their ? nancial background and payment history

“promotional allowance” the retail value of rooms, food and beverage and retail and other services furnished to guests (typically VIP clients) without charge

“REVPAR” the amount calculated by dividing total room revenues (less service charges, if any) by total rooms available

“Rolling Chip” physically identifi able chip that is used to track VIP wagering volume for purposes of calculating commissions and other allowances payable to gaming promoters and Wynn Macau’s individual VIP players

“turnover” the sum of all losing Rolling Chip wagers within the VIP program

“VIP client” or “VIP player” client, patron or players who participates in Wynn Macau’s In-house VIP Program or in the VIP program of any of our gaming promoters

“VIP table games turnover” turnover resulting from VIP table games only

Wynn Macau, Limited Rua Cidade de Sintra, NAPE, Macau (853) 2888-9966 www.wynnmacau.com